    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1997


                                                      REGISTRATION NO. 333-29001
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 3


                                       To

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                         ENERGY CORPORATION OF AMERICA
             (Exact name of Registrant as specified in its charter)

         WEST VIRGINIA                      1311                         841235822
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)      Identification Number)
                                                            JOSEPH E. CASABONA
                                                         EXECUTIVE VICE PRESIDENT
     4643 SOUTH ULSTER STREET, SUITE 1100          4643 SOUTH ULSTER STREET, SUITE 1100
            DENVER, COLORADO 80237                        DENVER, COLORADO 80237
                (303) 694-2667                                (303) 694-2667
  (Address, including zip code and telephone    (Address, including zip code and telephone
 number, including area code, of registrant's   number, including area code, of agent for
         principal executive office)                             service)

                                    COPY TO:

                                THOMAS P. MASON
                             ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                           HOUSTON, TEXAS 77002-3090
                                 (713) 220-4200

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 11, 1997

PROSPECTUS

                        ENERGY CORPORATION OF AMERICA
                                                                    [ECA LOGO]

                              OFFER TO EXCHANGE

 $1,000 PRINCIPAL AMOUNT OF 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007, SERIES A
                FOR EACH $1,000 PRINCIPAL AMOUNT OF OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2007
            ($200,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                            ------------------------
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON             , 1997, UNLESS EXTENDED
                            ------------------------
     Energy Corporation of America, a West Virginia corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of its 9 1/2% Senior Subordinated Notes, Due 2007, Series A (the "Exchange Notes"), in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined in "Other Information") of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 9 1/2% Senior Subordinated Notes due 2007 (the "Old Notes"), of which $200,000,000 aggregate principal amount is outstanding (the "Exchange Offer"). The Exchange Notes and the Old Notes are sometimes referred to herein collectively as the "Notes."

     The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the date
the Exchange Offer expires, which will be August   , 1997 unless the Exchange
Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined in "Summary of Terms of Exchange Offer -- Registration Rights Agreement"). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

     The Exchange Notes will be obligations of the Company entitled to the benefits of the indenture relating to the Notes (the "Indenture"). The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. See "Description of the Notes -- Terms of the Notes". Following the Exchange Offer, any holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and, as a general matter, the Company will not have any further obligation to such holders to provide for registration under the Securities Act of transfers of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange
Offer -- Purpose and Effect of the Exchange Offer."
                                                        (continued on next page)
                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.
                            ------------------------
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1997.

     The Old Notes were sold by the Company on May 23, 1997, to Chase Securities Inc. and Prudential Securities Incorporated (the "Initial Purchasers") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Offering"). The Initial Purchasers placed the Old Notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers" or "QIBs"), each of whom agreed to comply with certain transfer restrictions and other restrictions. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereby in order to satisfy the obligations of the Company under the Registration Rights Agreement.

     The Exchange Notes will bear interest at a rate of 9 1/2% per annum, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1997. Holders of Exchange Notes of record on November 1, 1997, will receive on November 15, 1997, an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to November 15, 1997, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (May 23, 1997) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on May 15, 2007.

     The Notes are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt (as defined in "Description of the Notes -- Certain Definitions") of the Company, which will include borrowings under the Company's $50 million credit facility described herein. There are currently no amounts outstanding under such facility. The Notes are effectively subordinated in right of payment to the liabilities of the subsidiaries of the Company. As of March 31, 1997, on a pro forma basis giving effect to the application of the proceeds of the Offering, the aggregate principal amount of indebtedness outstanding of the subsidiaries of the Company would have been $86.6 million and such subsidiaries would have had $46.4 million of additional borrowing availability under existing revolving lines of credit.

     Old Notes were initially represented by a single, global Old Note (the "Old Global Note") in registered form, registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC" or the "Depositary"), as depositary. The Exchange Notes exchanged for Old Notes represented by the Old Global Note will be initially represented by a single, global Exchange Note (the "Exchange Global Note") in registered form, registered in the name of the Depositary. See "Book-Entry; Delivery and Form." References herein to "Global Note" shall be references to the Old Global Note and the Exchange Global Note.

     Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "SEC"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old

Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Old Notes or the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq Stock Market. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, and the market for similar securities as well as the Company's results of operations and its financial condition. See "Risk Factors."

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               OTHER INFORMATION

     The Company has filed with the SEC a registration statement (the "Registration Statement") under the Securities Act on Form S-4 (Reg. No. 333-29001) with respect to the Exchange Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Public Reference Section of the SEC, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The SEC maintains a web site (http:www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC. The Company intends to furnish its noteholders with annual reports containing audited financial statements certified by independent public accountants.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to "ECA" or the "Company" include Energy Corporation of America and its consolidated subsidiaries. Certain industry terms are defined in the Glossary.

                                  THE COMPANY

     Energy Corporation of America is a privately held, integrated energy company primarily engaged in natural gas distribution in West Virginia and in the development, production, transportation and marketing of natural gas and oil in the Appalachian Basin. For the fiscal year ended June 30, 1996, the Company had total revenues of $375.8 million and EBITDA of $56.8 million. During the first nine months of fiscal 1997, the Company had revenues of $305.2 million and EBITDA of $44.4 million.

     The Company operates the largest natural gas distribution utility in West Virginia, supplying natural gas sales and transportation service to approximately 200,000 customers in 45 of the 55 counties in West Virginia. The Company distributes approximately 57% of the total natural gas volumes distributed to end users in West Virginia. In fiscal 1996, the Company owned and operated approximately 3,900 miles of natural gas distribution pipelines and sold or transported 65.2 Bcf of gas.

     The Company is engaged in the development, production, transportation and marketing of natural gas and oil in the Appalachian Basin. As of March 31, 1997, the Company had estimated proved reserves of 172.9 Bcfe (95% natural gas and 90% developed) with a Present Value (as defined in the Glossary) of $125.8 million. For the fiscal year ended June 30, 1996, the Company's net gas and oil production was approximately 13.0 Bcfe. The Company is one of the largest operators in the Appalachian Basin where it holds interests in 4,755 gross (2,503 net) wells, substantially all of which it operates. In addition, the Company has recently commenced an exploration and development program in the Rocky Mountains and New Zealand, having acquired leasehold interests in approximately 431,000 gross acres (291,000 net acres) in the Rocky Mountain area and approximately 5.2 million gross acres (2.6 million net acres) in New Zealand.

     The Company has developed a significant gas marketing and aggregation business and owns and operates 2,000 miles of gathering and intrastate natural gas pipelines in West Virginia and Pennsylvania. During fiscal 1996, the Company aggregated and sold 150.0 Mmcf/day of natural gas, of which 41.1 Mmcf/day represents gas produced from wells operated by the Company.

     The Company has grown significantly since 1988 through acquisitions of oil and gas companies or properties which have added proved reserves of approximately 202.0 Bcfe, at an average acquisition cost of approximately $0.70 per Mcfe, and an interest in approximately 4,500 producing wells. In order to capitalize on opportunities arising from the deregulation of the transportation and distribution of natural gas, beginning in 1993 the Company broadened its strategy from its traditional concentration on oil and gas exploration and production to concentrate on building an integrated energy company focused on controlling reserves and maximizing upstream and downstream values. As part of its strategy, the Company acquired its natural gas distribution business in June 1995. During fiscal year 1996, approximately 25% of natural gas sold by the gas distribution utility operation came from the Company's own production.

BUSINESS STRENGTHS

     The Company believes it has certain strengths with respect to its business activities, including the following:

     - LOW COST OPERATIONS. Based on recent filings with the West Virginia Public Service Commission (the "WVPSC"), the Company's natural gas distribution utility operations and maintenance expense was $0.55 per throughput Mcf as compared to $1.53 per throughput Mcf for its largest competitor. The low cost structure of the Company's utility operation has enabled it to be the lowest price provider of natural gas to residential and commercial customers in its service area while realizing a reasonable rate of return. The Company's residential rate for gas service for 1996, as reported by the WVPSC, was $6.25 per Mcf of gas compared to an average of $7.01 per Mcf of gas for its major competitors in West Virginia. The Company is also a low cost producer of oil and natural gas, with lifting and operating costs of $0.57 per Mcfe in fiscal 1996.

     - DIVERSIFIED CASH FLOW STREAMS. The Company generates cash flow from its utility operation, gas marketing activities and development and production activities. The cash flows from these activities tend to be complimentary. The utility operation generally benefits from lower gas prices while the development and production activities generally benefit from higher gas and oil prices. The integration of these activities has resulted in greater stability in the Company's cash flows.

     - LEADING WEST VIRGINIA GAS DISTRIBUTION UTILITY. The Company operates the largest natural gas distribution utility in West Virginia. The Company is a leader in achieving innovative rate regulation in West Virginia, having proposed and received in November 1995 a three year moratorium on rates charged to its utility customers. The moratorium provides incentives to the Company to increase efficiencies and pursue ancillary opportunities. The Company believes that the opportunities afforded by the rate moratorium will more than offset the additional risk resulting from fixed utility rates.

     - HIGHLY DEVELOPED RESERVE BASE WITH LONG RESERVE LIFE. Approximately 90% of the Company's reserves are classified as proved developed producing and have an estimated remaining average reserve life index in excess of 13 years. The Company's Appalachian Basin properties are characterized by predictable and stable production profiles that decline gradually over their estimated economic life of approximately 25 years. As a result of the highly developed and long lived nature of its Appalachian Basin properties and the relatively low cost to drill development wells on these properties, the Company believes it has a low reinvestment requirement to maintain reserve quantities and production levels.

     - PREMIUM PRICING. The Company generally benefits from premium pricing for its Appalachian Basin production due to the geographic proximity of its reserves to the Northeast markets. In addition, the Company benefits from a balance of long, intermediate and short term fixed price gas contracts.

     - HIGH DEGREE OF OPERATIONAL CONTROL. Over 90% of the Company's proved reserves at March 31, 1997 are attributable to wells operated by the Company, giving the Company significant control over the amount and timing of capital and operating expenditures.

     - EXPERIENCED MANAGEMENT. The Company's management has substantial operational expertise and experience in the gas distribution utility industry and in the oil and gas industry, particularly with respect to the Appalachian Basin. This experience provides a significant base upon which to expand the Company's operations as cash flow and additional capital become available for investment.

BUSINESS STRATEGY

     The Company seeks to maximize shareholder value and increase cash flow by
(i) balancing a portfolio of higher risk, higher reward opportunities with its traditional moderate risk, moderate reward natural gas distribution utility and Appalachian Basin oil and gas development and production activities, (ii) increasing gas throughput volumes while reducing costs in its gas distribution utility operation, (iii) increasing oil and gas reserves and production through a managed risk exploration and development program and (iv) increasing gross profit margin through vertical integration by implementing the following operating strategies:

     - MAINTAIN LOW COST STRUCTURE. The Company's management team is focused on maintaining a low cost structure to maximize cash flow and earnings. As part of this focus, the Company's strategy is to participate only in businesses in which it believes it can be in the lowest quartile of operating and administrative costs compared to its peers. The Company believes that it has achieved operating efficiencies through the economies of scale resulting from its geographic focus in the Appalachian Basin and through the application of technology to its operating activities. The Company believes that maintaining its low cost structure makes it less sensitive to market fluctuations in the sales price of natural gas and oil.

     - VERTICAL INTEGRATION. The Company believes that the integration of its utility operation, its extensive transportation and marketing system and its stable, long-lived Appalachian Basin production allows it to capture both downstream and upstream margins and to increase operating flexibility. The Company expects to allocate its capital spending among its utility, exploration and production and gas marketing businesses in order to increase the vertical integration of its business.

     - BALANCED DEVELOPMENT AND EXPLORATION PROGRAM. In the Appalachian Basin, the Company has drilled 444 low risk development wells since 1987, achieving a success rate of 95%. Recently, the Company began drilling in Ohio's Rose Run Trend where 18 of 20 wells have been completed successfully. Outside the Appalachian Basin, the Company seeks exploration opportunities in which it can (i) add value through technical expertise, (ii) accumulate large leasehold interests in areas which have high quality reservoirs, and (iii) limit its initial capital requirements due to low entry costs and relatively low drilling costs in relation to reserve potential. After completing its technical evaluation of each project, the Company seeks to enter into joint development arrangements with industry partners in order to share initial exploration expenditures and to limit exposure to dry hole costs. To accelerate its entry into the Rocky Mountain region, the Company has established a joint venture with Thomasson Partner Associates, Inc., a geological and geophysical firm that specializes in generating exploration projects in that region utilizing advanced technologies, including advanced imaging applications of 3-D seismic data.

     - SELECTIVE ACQUISITIONS. The Company seeks to pursue acquisitions that are complimentary to its existing operations, that are expected to be immediately additive to cash flow and earnings and that provide long term growth opportunities. The Company focuses on acquisitions that are located principally within the Company's operating areas and provide opportunities to (i) expand its natural gas utility business, (ii) reduce operating costs, (iii) increase reserves, (iv) enhance margins through marketing opportunities, and (v) increase operating leverage.

                       SUMMARY OF TERMS OF EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $200,000,000 aggregate principal amount of Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. See "Description of the Notes."

REGISTRATION RIGHTS
  AGREEMENT................  The Old Notes were sold by the Company on May 23,
                             1997 to the Initial Purchasers pursuant to a Purchase Agreement, dated May 20, 1997 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a registration rights agreement which, among other things, grants the holders of the Old Notes certain exchange and registration rights (the "Registration Rights Agreement"). The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement.

THE EXCHANGE OFFER.........  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered and accepted pursuant to the Exchange Offer. As of the date hereof, $200,000,000 in aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes promptly following the Expiration Date.

                             The terms of the Exchange Notes are identical in all material respects to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes and except that the Old Notes provide that if, by November 5, 1997,
                             (i) the Exchange Offer has not been consummated, or
                             (ii) a shelf registration statement relating to the sale of the Old Notes has not been declared effective, the Company will pay liquidated damages in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes outstanding from and including November 5, 1997 until but excluding the date of the consummation of the Exchange Offer or the date such shelf registration statement is declared effective, as the case may be.

                             In addition, to comply with the securities laws of certain states of the United States, it may be necessary to qualify for sale or register thereunder the Exchange Notes prior to offering or selling such Exchange Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the Exchange Notes for offer or sale under the securities laws of such states as any holder reasonably requests in writing. Unless a holder so requests, the Company does not intend to register or qualify the offer or sale of the Exchange Notes in any such jurisdiction.

RESALE.....................  Based on existing interpretations of the Securities
                             Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters,
                             (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there is no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

EXPIRATION DATE............  5:00 p.m., New York City time, on August   , 1997,
                             unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration
                             Date; Extensions; Amendments."

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  OLD NOTES................  The Exchange Notes will bear interest at a rate of
                             9 1/2% per annum, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1997. Holders of Exchange Notes of record on November 1, 1997, will receive on November 15, 1997, an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to November 15, 1997, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (May 23, 1997) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on May 15, 2007.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to the occurrence of certain conditions. The Company does not expect any of such conditions to occur, although there can be no assurance that such conditions will not occur. Holders of Old Notes will have certain rights under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Conditions to the Exchange Offer" and "Description of the Notes -- Registered Exchange Offer; Registration Rights."

PROCEDURES FOR TENDERING
OLD NOTES..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to The Bank of New York, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. See "The Exchange Offer -- Procedures for Tendering."

                             Following consummation of the Exchange Offer, holders of Old Notes not tendered as a general matter will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. see "The Exchange Offer -- Consequences of Failure to Exchange."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either (a) make appropriate arrangements to register ownership of the Old Notes in such holder's name or (b) obtain a properly completed bond power from the registered holder or endorsed certificates representing the Old Notes to be tendered. The transfer of record ownership may take considerable time, and completion of such transfer prior to the Expiration Date may not be possible. See "The Exchange
                             Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available, or who cannot deliver their Old Notes (or complete the procedure for book-entry transfer) and deliver a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange
                             Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF EXCHANGE
  NOTES....................  Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange
                             Offer -- Termination"), the Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. See "The Exchange
                             Offer -- Procedures for Tendering." The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

EXCHANGE AGENT.............  The Bank of New York, the Trustee under the
                             Indenture, is serving as exchange agent (the
                             "Exchange Agent") in connection with the Exchange Offer. The mailing and hand delivery address of the Exchange Agent is The Bank of New York, Reorganization Section, 101 Barclay Street -- 7E, New York, New York 10286 Attention: Walter Gitlin. For assistance and request for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, the telephone number for the Exchange Agent is (212) 815-3687, and the facsimile number for the Ex-change Agent is (212) 571-3080. All communications should be directed to the attention of Walter Gitlin.

EFFECT ON HOLDERS OF OLD
  NOTES....................  Holders of Old Notes who do not tender their Old
                             Notes in the exchange offer will continue to hold their Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes could be adversely affected. See "Risk Factors -- Consequences of Exchange and Failure to Exchange."

 See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

ISSUER.....................  Energy Corporation of America.

THE NOTES..................  $200.0 million aggregate principal amount of 9 1/2%
                             Senior Subordinated Notes due 2007, Series A.

MATURITY...................  May 15, 2007.

INTEREST PAYMENT DATES.....  May 15 and of November 15 each year, commencing on
November 15, 1997.

MANDATORY REDEMPTION.......  None.

OPTIONAL REDEMPTION........  Except as otherwise described below, the Exchange
                             Notes will not be redeemable at the Company's option prior to May 15, 2002. Thereafter, the Exchange Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the applicable redemption date. In addition, prior to May 15, 2000 the Company may, at its option, on any one or more occasions, redeem up to 33 1/3% of the original principal amount of the Notes at a redemption price equal to 109.50% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date with all or a portion of the net proceeds of public sales of Common Stock of the Company; provided that at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption. See "Description of the Notes -- Optional Redemption."

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control (as defined in "Description of the Notes -- Certain Definitions"), the Company will generally be required to offer to repurchase all or a portion of each holder's Exchange Notes, at an offer price in cash equal to 101% of the aggregate principal amount of such Exchange Notes, plus accrued and unpaid interest, if any, to the date of repurchase, and to repurchase all Exchange Notes tendered pursuant to such offer. Concurrently with the closing of the Offering, the Company entered into a Credit Agreement (the "Credit Agreement") with General Electric Capital Corporation providing for a revolving credit facility in the aggregate principal amount of $50.0 million (the "Revolving Credit Facility"). The Credit Agreement prohibits the Company from repurchasing any Exchange Notes pursuant to a Change of Control offer prior to the repayment in full of the Senior Debt under the Credit Agreement. Therefore, if a Change of Control were to occur, there can be no assurance that the Company will have the financial resources to repurchase the Exchange Notes. See "Risk
                             Factors -- Risks Relating to a Change of Control" and "Description of the Notes -- Repurchase at the Option of holders -- Change of Control."

RANKING....................  The Exchange Notes will be unsecured obligations of the Company and will be (i) subordinated in right of payment to all existing and future Senior Debt of the Company, which will include borrowings under the Credit Agreement, (ii) pari passu in right of payment with all Pari Passu Debt of the Company and
                             (iii) senior in right of payment to all other subordinated indebtedness of the Company. The Exchange Notes will be effectively subordinated in right of payment to the liabilities of the subsidiaries of the Company (including trade obligations). As of March 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, (i) the Company would not have had any Senior Debt outstanding, (ii) the Company would not have had any Pari Passu Debt outstanding and (iii) the aggregate principal amount of indebtedness outstanding of the subsidiaries of the Company would have been $86.6 million. The Exchange Notes will also be effectively subordinated to all secured indebtedness of the Company and its subsidiaries. See "Capitalization," "Description of the Notes -- Subordination" and "Description of Other Indebtedness."

CERTAIN COVENANTS..........  The Exchange Notes will be issued pursuant to the
                             Indenture which contains certain covenants that will, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in "Description of the Notes -- Certain Definitions") to incur additional indebtedness and issue Disqualified Stock (as defined in "Description of the Notes -- Certain Definitions"), pay dividends, make distributions, make investments, make certain other Restricted Payments (as defined in "Description of the Notes -- Certain Definitions"), enter into certain transactions with affiliates, dispose of certain assets, incur liens securing Indebtedness (as defined in "Description of the Notes -- Certain Definitions") of any kind other than Permitted Liens (as defined in "Description of the Notes -- Certain Definitions") and engage in mergers and consolidations. See "Description of the Notes -- Certain Covenants."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Notes offered hereby, including information regarding the Company's highly leveraged capital structure, the uncertainty of oil and gas prices and certain other risks associated with an investment in the Notes offered hereby.

                          PRINCIPAL EXECUTIVE OFFICES

     The Company's principal executive offices are located at 4643 South Ulster Street, Suite 1100, Denver, Colorado 80237 and its phone number is (303) 694-2667. The Company is a West Virginia corporation originally incorporated in Colorado in 1992.

                         SUMMARY FINANCIAL INFORMATION

     The following tables present summary historical and pro forma financial data, reserve data and operating data for the Company. The summary historical financial information for each year in the three year period ended June 30, 1996 and for the nine months ended March 31, 1997 and as of the respective period end have been derived from the consolidated financial statements of the Company. The consolidated financial statements as of March 31, 1997 and June 30, 1996 and for the nine-month period ended March 31, 1997 and the years ended June 30, 1996 and 1995 are included elsewhere herein together with the report of Deloitte & Touche LLP, independent auditors. The summary historical data for the nine months ended March 31, 1996 have been derived from the Company's consolidated financial statements which have not been audited, but reflect, in the opinion of management, all adjustments which include only normal recurring adjustments necessary to present fairly the information contained herein. Interim results are not necessarily indicative of results to be expected for any fiscal year. This information should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                            NINE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,                  MARCH 31,
                                                     --------------------------------    -----------------------
                                                       1994        1995        1996         1996          1997
                                                     --------    --------    --------    -----------    --------
                                                                (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1)(2):
Revenues:
  Oil and gas sales................................  $ 30,545    $ 29,277    $ 31,940     $ 23,861      $ 27,002
  Utility gas sales and transportation.............                           182,929      157,320       146,965
  Gas marketing and pipeline sales.................    59,563     103,015     146,398      101,961       120,257
  Well operations and service......................     5,134       3,955      14,003       10,562        10,700
  Other revenue(3).................................       547       9,247         524          414           229
                                                     --------    --------    --------     --------      --------
        Total revenue..............................    95,789     145,494     375,794      294,118       305,153
                                                     --------    --------    --------     --------      --------
Costs and expenses:
  Field operating..................................    11,657      11,510      21,796       16,325        15,162
  Utility operations and maintenance...............                            23,841       17,849        15,480
  Utility gas purchased(4).........................                            95,157       75,927        85,705
  Gas marketing and pipeline costs.................    54,978     100,251     138,067       94,320       112,913
  Taxes, other than income.........................     1,250       1,560      16,165       13,706        15,039
  General and administrative.......................     6,271       6,689      23,967       17,380        16,479
  Depreciation, depletion and amortization.........     8,308      12,041      18,817       15,113        14,980
  Interest expense.................................     7,501       8,744      23,182       18,164        17,005
  Exploration and impairment costs.................     1,681         281       6,756        2,637         3,613
                                                     --------    --------    --------     --------      --------
  Total costs and expenses.........................    91,646     141,076     367,748      271,421       296,376
                                                     --------    --------    --------     --------      --------
        Operating income...........................     4,143       4,418       8,046       22,697         8,777
Other (income) and expenses (including taxes)......     2,299       3,233         226        4,856        (3,458)
                                                     --------    --------    --------     --------      --------
        Net income.................................  $  1,844    $  1,185    $  7,820     $ 17,841      $ 12,235
                                                     ========    ========    ========     ========      ========

OTHER FINANCIAL DATA:
  EBITDA(5)........................................  $ 21,633    $ 25,484    $ 56,801     $ 58,611      $ 44,375
  Adjusted EBITDA(6)...............................    21,633      25,484      41,432       45,303        32,110
  Net cash provided by operating activities........     7,466      14,020      17,094        8,107         6,699
  Net cash used in investing activities............   (40,878)    (92,440)    (22,823)     (12,154)       (9,551)
  Net cash provided by/(used in) financing
    activities.....................................    21,884      90,631        (198)      (3,664)        2,986
  Pro forma interest expense(7)....................       N/A         N/A      23,554          N/A        17,666
  Pro forma adjusted interest expense(8)...........       N/A         N/A      19,000          N/A        14,250
  Capital expenditures(9)..........................    23,679      93,226      39,445       31,576        21,555
  Ratios:
    EBITDA to interest expense.....................      2.88x       2.91x       2.45x        3.23x         2.61x
    EBITDA to pro forma interest expense...........       N/A         N/A        2.41x         N/A          2.51x
    Earnings to fixed charges(10)..................       .84x       1.35x       1.44x        2.34x         1.98x
    Total long-term debt to EBITDA(11)(12).........      5.20x      10.50x       4.66x         N/A           N/A
    Adjusted EBITDA to adjusted pro forma interest
      expense(6)(8)................................       N/A         N/A        2.18          N/A          2.25
BALANCE SHEET DATA (at end of period)(13)(14):
Cash and cash equivalents..........................  $  7,913    $ 20,124    $ 14,197     $ 12,412      $ 14,331
Total assets.......................................  $222,491    $471,497    $461,504     $506,967      $454,446
Long-term debt(11).................................  $112,430    $267,647    $264,698     $259,391      $231,808
Stockholders' equity...............................  $ 31,241    $ 31,613    $ 37,550     $ 48,496      $ 47,905

                   See Notes to Summary Financial Information

                     NOTES TO SUMMARY FINANCIAL INFORMATION

 (1) The fiscal year ended June 30, 1996 includes $8.3 million of revenues, $3.2 million of EBITDA and $0.9 million of net income attributable to the Company's interest in certain producing properties which were sold in March 1997.

 (2) The Company acquired its natural gas distribution operation in June 1995 and, accordingly, the fiscal year ended June 30, 1996 was the first fiscal year that the operating results of the natural gas distribution operation were included in the Company's consolidated operations.

 (3) For the year ended June 30, 1995, other revenue includes an $8.8 million contract settlement with Columbia Gas Transmission Corporation and The Columbia Gas Systems, Inc. (collectively, "Columbia Gas"). The settlement relates to damages paid by Columbia Gas as a result of its rejection in bankruptcy of certain gas purchase contracts.

 (4) For the nine months ended March 31, 1997, utility gas purchased includes a $6.0 million adjustment for refunds due a subsidiary of the Company from Columbia Gas relating to a settlement approved by the Federal Energy Regulatory Commission on April 17, 1997. In addition, the Company will benefit in future periods from the lower rates established in such settlement.

 (5) EBITDA represents operating income of the Company and its subsidiaries on a consolidated basis plus exploration and impairment expense, interest expense, depletion, depreciation, and amortization expense. Such definition of EBITDA may not be the same as the definition of EBITDA utilized by comparable companies. EBITDA is not presented as an indicator of the Company's operating performance or as a measure of liquidity calculated in accordance with generally accepted accounting principles.

 (6) Adjusted EBITDA represents EBITDA as adjusted to give effect to contractual restrictions contained in note purchase agreements to which certain subsidiaries of the Company were parties prior to the Offering that limit the amount of cash dividends that may be paid by such subsidiaries to the Company. All such note purchase agreements were terminated after the Offering except that to which Mountaineer is a party. See "Description of Other Indebtedness -- Indebtedness of Subsidiaries -- Mountaineer."

 (7) Reflects interest expense pro forma for the Offering as if it had occurred at the beginning of fiscal 1996. It also excludes interest expense attributable to the interests in certain oil and gas properties sold in March 1997.

 (8) Reflects interest expense pro forma for the Offering less annual interest expense of $4.6 million associated with debt at certain of the Company's subsidiaries referred to in footnote (6) above.

 (9) Capital expenditures for 1995 includes $73.2 million for the acquisition of the Company's natural gas distribution utility and related properties.

(10) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before taxes plus fixed charges. Fixed charges consist of interest expense. Earnings were $1.3 million short of an earnings to fixed charges ratio of 1.0 to 1.0.

(11) Long-term debt (i) includes current maturities of long-term debt and (ii) excludes short-term borrowing under lines of credit.

(12) On a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, the ratio of total long-term debt to EBITDA would have been 4.58x in fiscal 1996.

(13) As of March 31, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the amount of cash and cash equivalents would have been $28.2 million and the amount of long-term debt would have been $260.2 million.

(14) The Company acquired its natural gas distribution operation in June 1995 and, accordingly, the balance sheet of the Company at June 30, 1995 includes the assets and liabilities of this operation as of such date.

                       SUMMARY RESERVE AND OPERATING DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                               NINE MONTHS ENDED
                                                                  YEAR ENDED JUNE 30,              MARCH 31,
                                                             ------------------------------   -------------------
                                                               1994       1995       1996       1996       1997
                                                             --------   --------   --------   --------   --------
GAS DISTRIBUTION UTILITY DATA:
Gas distribution revenues..................................  $165,551   $156,754   $182,929   $157,320   $146,965
Gas volumes distributed (Mmcf).............................    61,485     59,738     65,194     53,112     50,367
Average sales price per Mcf................................      5.99       6.65       6.40       6.31       6.33
Average purchase price per Mcf sold........................      3.89       4.38       3.46       3.13       3.90
Average transportation rate per Mcf........................      0.33       0.29       0.19       0.16       0.27
Miles of distribution pipe.................................     3,819      3,853      3,887      3,871      3,912
Number of customers........................................   198,392    198,293    199,287    199,201    199,901
EXPLORATION AND PRODUCTION:
Proved reserves (at end of period)(1)(2):
  Natural gas equivalents (Mmcfe)..........................   212,335    213,946    199,453    204,952    172,925
  Percent natural gas......................................        80%        80%        80%        80%        95%
  Percent proved developed.................................        96%        98%        97%        98%        90%
Production volumes:
  Natural gas equivalents (Mmcfe)..........................    11,527     12,190     12,950      9,739      9,664
Reserve life index (years)(3)..............................      18.4       17.6       15.4       15.8       13.5
Future net cash flows(2):
  Undiscounted.............................................  $400,073   $274,651   $304,237   $251,936   $333,273
  Present value............................................   162,036    127,886    130,778    107,947    125,843
Reserve Report Prices (at period end)(4):
  Natural gas (per Mcf)....................................  $   2.84   $   2.06   $   2.40   $   2.40   $   2.41
  Oil and NGLs (per Bbl)...................................  $  14.02   $  15.32   $  13.83   $  13.83   $  16.24
Reserve additions (Mmcfe):
  Acquisitions.............................................    16,357     29,349      7,500      7,500          0
  Sales of reserves in place...............................         0          0    (19,700)         0    (34,697)
  Extensions, discoveries and other additions..............     9,965     10,754      5,950      1,106     22,683
  Revisions................................................     1,091    (26,300)     4,715          0     (4,856)
                                                             --------   --------   --------   --------   --------
    Net additions..........................................    27,413     13,803     (1,535)     8,606    (16,870)
Costs Incurred:
  Acquisitions.............................................  $  4,925   $ 14,190   $  4,318   $  4,318   $      0
  Development and exploration..............................     8,308     12,139     14,997     12,995     10,601
Direct finding costs (per Mcfe)(5).........................  $   0.50   $   0.66   $   1.44   $   2.01   $    .47
Reserve replacement(6).....................................       238%       113%       140%        88%       184%
Per Mcfe Data:
  Oil and gas sales(7).....................................  $   2.33   $   2.10   $   2.18   $   2.17   $   2.42
  Lifting and operating expense(8).........................       .54        .58        .57        .56        .44
  Production taxes.........................................       .10        .12        .10        .13        .14
                                                             --------   --------   --------   --------   --------
  Operating margin.........................................  $   1.69   $   1.40   $   1.51   $   1.48   $   1.84
                                                             ========   ========   ========   ========   ========
GAS MARKETING:
Volume of marketed gas(Bcf)(9).............................      35.7       52.0       53.0       38.2       41.2
Gross gas marketing and pipeline margin....................  $  4,585   $  2,764   $  8,331   $  7,641   $  7,344

---------------

(1) The reduction in reserves and production at and for the fiscal year ended June 30, 1996 as compared to the fiscal year ended June 30, 1995 are primarily attributable to the sale of certain oil and gas properties located in West Virginia and Pennsylvania with proved reserves of 19.7 Bcf at the time of the sale. The reduction in reserves and production for the nine months ended March 31, 1997 as compared to the prior nine month period is attributable to the sale of certain oil and gas properties in California with proved reserves of approximately 34.7 Bcfe at the time of the sale.

(2) Proved reserves and future net cash flows were estimated at the end of the period presented in accordance with the Commission's guidelines. Prices and costs at June 30 for each of the years 1994 through 1997 were used in the estimates of proved reserves and future net cash flows and were held constant through the periods of estimated production, except as otherwise provided by contract, in accordance with the Commission's guidelines. The present value of future net cash flows was determined by applying a discount factor of 10% in accordance with the Commission's guidelines.

(3) The reserve life index is calculated as proved reserves divided by annual production (on an Mcfe basis).

(4) Reflects average prices at period end utilized for purposes of estimating proved reserves and future net cash flows in accordance with the Commission's guidelines.

(5) Direct Finding Costs are calculated as costs incurred for reserve additions through acquisitions and development and exploration divided by reserve additions.

(6) Reserve replacement is calculated as net reserve additions divided by the Company's actual production for the period, both on an Mcfe basis. Data excludes the effects of sales of reserves in place in certain of the periods presented. See footnote (1) above and "Business and Properties -- Significant Acquisitions and Dispositions."

(7) Oil and gas sales are based on actual sales for the period and exclude any deferred revenues attributable to the Royalty Trust transaction or any arrangement by which the Company presold gas and oil.

(8) Net of well operation and service revenues.

(9) Excludes volumes associated with gas gathering and gas processing activities.

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should carefully consider, together with the other information contained in this Prospectus, the following risk factors.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement, subject to certain exceptions. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. The Old Notes provide that if, by November 5, 1997, (i) the Exchange Offer has not been consummated, or (ii) a shelf registration statement relating to the sale of the Old Notes has not been declared effective, the Company will pay liquidated damages in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes outstanding from and including November 5, 1997 until but excluding the date on which the Exchange Offer is consummated or such shelf registration statement is declared effective.

EFFECTS OF LEVERAGE

     The Company is highly leveraged. On a pro forma basis giving effect to the Offering and borrowings incurred under the Credit Agreement concurrently with the closing of the Offering, at March 31, 1997 the Company's outstanding long-term indebtedness would have been $260.2 million. The Company's level of indebtedness will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its businesses, including possible acquisition activities and
(iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to natural gas prices and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by some or all of these factors.

HOLDING COMPANY STRUCTURE

     The Company conducts all of its operations through subsidiaries. Accordingly, the Company relies on dividends and cash advances from its subsidiaries to provide funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The ability of any such subsidiary to pay dividends or make cash advances is subject to applicable laws and contractual restrictions, including restrictions under credit agreements between such subsidiary and third party lenders, as well as the financial condition and operating requirements of such subsidiary. One of the Company's subsidiaries, Mountaineer Gas Company ("Mountaineer"), a direct subsidiary of

Eastern Systems Corporation ("ESC"), is a party to a note purchase agreement relating to its 7.59% Senior Notes due October 1, 2010, which note purchase agreement prohibits Mountaineer from making any restricted payment unless, after giving effect to the payment, (i) no default has occurred, (ii) Mountaineer would be permitted to incur $1.00 of additional funded indebtedness under such note purchase agreement and (iii) the aggregate amount of all restricted payments made by Mountaineer and its restricted subsidiaries since the date of the issuance of such notes on October 12, 1995 does not exceed $8.0 million plus 90% of the cumulative consolidated net income of Mountaineer from the date of the issuance of such Notes. As of March 31, 1997, the aggregate amount of all restricted payments made by Mountaineer and its restricted subsidiaries since the date of the issuance of such Notes was $8.3 million, and such note purchase agreement would have permitted Mountaineer to make additional restricted payments of $23.7 million through March 31, 1997. In addition to the 7.59% Senior Notes, Mountaineer is a party to three credit facilities which contain restrictive covenants which are substantially similar to those contained in Mountaineer's 7.59% Senior Notes. See "Description of Other Indebtedness."

SUBORDINATION OF NOTES

     The Notes are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt of the Company, which will include borrowings under the Credit Agreement. The Notes rank pari passu in right of payment with all other existing and future Pari Passu Debt of the Company. The Notes rank senior to other indebtedness of the Company that expressly provides that it is subordinated in right of payment of the Notes. The Notes are effectively subordinated in right of payment to the liabilities of the subsidiaries of the Company (including claims of trade creditors and tort claimants). In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes outstanding. As of March 31, 1997, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, (i) the Company would not have had any outstanding Senior Debt, (ii) the Company would not have had any outstanding Pari Passu Debt, (iii) the aggregate principal amount of indebtedness outstanding of the subsidiaries of the Company would have been $86.6 million and (iv) such subsidiaries would have had $46.4 million of additional borrowing availability under existing revolving lines of credit. Additional Senior Debt may be incurred by the Company and its subsidiaries from time to time, subject to certain restrictions. In addition to being subordinated to all existing and future Senior Debt of the Company, the Notes will be effectively subordinated to all secured debt of the Company and its subsidiaries. The Company's obligations under the Credit Agreement will be secured by a mortgage on substantially all of the oil and gas properties of Eastern American Energy Corporation ("Eastern American"), the subsidiary of the Company that owns and operates substantially all of the Company's oil and gas properties in the Appalachian Basin. See "Description of the Notes -- Ranking and Subordination" and "Description of Other Indebtedness."

CAPITAL AVAILABILITY

     The Company's ability to conduct exploration and development activities and to make acquisitions is dependent in large part upon its ability to obtain financing for such activities. The Company expects to utilize borrowings under the Credit Agreement, along with cash from operations, to fund these activities. If funds under the Credit Agreement are not available to fund these activities, the Company may seek to obtain financing for these activities from the sale of equity securities or other debt financing. There can be no assurance that any such other financing would be available on terms acceptable to the Company. Should sufficient capital not be available, the Company may not be able to continue to implement its strategy. See "Description of Other Indebtedness."

     If oil or gas prices decline below their current levels, the availability of funds and the ability to pay outstanding amounts under the Credit Agreement could be materially adversely affected. The

Indenture for the Notes also contains restrictions on the Company's ability to incur additional indebtedness, and other contractual arrangements to which the Company may become subject in the future could contain similar restrictions. In addition, credit agreements relating to certain of the Company's subsidiaries currently restrict the ability of such subsidiaries to incur indebtedness and to guarantee the payment of indebtedness of the Company. The Company's subsidiaries could also become subject in the future to other contractual restrictions that contain similar restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

VOLATILITY OF OIL AND GAS PRICES

     The Company's financial condition, operating results and future growth and the carrying value of its oil and gas properties are substantially dependent on prevailing prices of, and demand for, oil and gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Historically the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United States and elsewhere, the economic conditions in the United States and elsewhere, the actions of the Organization of Petroleum Exporting Countries ("OPEC"), governmental regulation, political stability in the Middle East and elsewhere, the supply and demand of oil and gas, the price of foreign imports and the availability and prices of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on the Company's carrying value of its proved reserves, borrowing capacity, the Company's ability to obtain additional capital, and its financial condition, revenues, profitability and cash flows from operations.

     Volatile oil and gas prices make it difficult to estimate the value of oil and gas properties for acquisition and often cause disruption in the market for oil and gas properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on exploration and development projects and potential acquisitions of oil and gas properties.

SEASONALITY

     More than 95% of the natural gas distribution utility's residential and commercial customers use natural gas for heating purposes. Accordingly, a significant portion of the Company's utility gas volumes are attributable to sales during the six month winter heating season, with highest sales volumes occurring in December, January and February. In fiscal 1996, gas sales from October through March accounted for approximately 83% of utility gas sales for that year. In addition, temperatures experienced in the Company's areas of operations, as well as in other markets in which its production is sold, significantly impact both the demand for and the prices at which the Company is able to sell its production. Because a substantial portion of the Company's revenues are generated by sales of gas used for heating and because weather conditions also significantly affect prices realized on production sold, the temperatures experienced in the Company's areas of operations, particularly during the peak heating season, will have a significant effect on the Company's financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UTILITY RATE REGULATION

     The Company operates a natural gas distribution utility that is regulated by the West Virginia Public Service Commission (the "WVPSC"). Under traditional rate making in West Virginia, the Company's natural gas distribution utility is prohibited from increasing its base rate unless it obtains the approval of the WVPSC. In general, the WVPSC reviews any base rate increase based upon an analysis of the cost of service, as adjusted for known and measurable changes in expenses and revenues, and a reasonable return on equity. In determining the overall rate of return on equity allowed in the rate proceeding, the WVPSC employs a methodology which computes both the natural gas distribution utility's cost of debt capital as well as cost of equity capital. The allowable return on equity is designed to compensate the equity owner at rates commensurate with the rate of return on investments at comparable risks. In order to determine the allowable return on equity, the WVPSC utilizes two market oriented methodologies, the discounted cash flow and the capital asset pricing model. A further review utilized by the WVPSC to check the reasonableness of the allowable return on equity involves an analysis of the overall return required to provide reasonable interest coverage, dividend pay-out ratios and internally generated cash flow. Finally, the WVPSC utilizes a sample group of approximately ten to twelve gas distribution utilities located within and outside of West Virginia for comparison purposes with respect to its discounted cash flow calculation and the capital asset pricing model. The cost of debt capital allowed is determined by utilizing the utility's actual interest rates as set forth in its loan documents, provided the rate is determined to be reasonable. While the cost of debt capital is normally based on long-term debt, if the utility uses short-term debt on a regular basis, the WVPSC may determine that such debt should be treated as a component of the utility's debt capital. Because the rate regulatory process has certain inherent time delays, rate orders may not reflect the operating costs at the time new rates are put into effect.

     Any change to the rate the Company's natural gas distribution utility charges its customers for natural gas costs must be approved by the WVPSC. In order to obtain approval of changes to gas purchase costs, the Company makes purchase gas adjustment filings with the WVPSC on an annual basis which include a forecast for the upcoming twelve month period of gas costs and a true-up mechanism for the previous period for any over or under-recovery balances. The WVPSC reviews the Company's gas purchasing activities during the previous year to determine the prudence of gas purchase expenditures and to determine that dependable lower-priced supplies of natural gas are not readily available from other sources. The forecast of gas costs submitted by the Company in its annual filings incorporates known and measurable pipeline fees during the upcoming period and an estimate of gas costs based on several natural gas futures indices. The WVPSC also reviews the Company's forecast of gas costs in such filings for reasonableness.

     All of the requests of natural gas distribution utilities in West Virginia for rate changes are reviewed by the staff of the WVPSC as well as the Consumer Advocate Division of the WVPSC. The Consumer Advocate Division is charged with representing and protecting the interests of residential customers in regulating the utility.

     On October 19, 1995, the WVPSC entered an order that established a three year moratorium on the rates that the Company may charge its natural gas distribution system customers. As a consequence of the rate moratorium, the Company is subject to the risks and benefits of changes in costs, including changes in costs for natural gas purchased by the Company and changes in interstate pipeline transportation rates, during the three year term of the moratorium without the ability to increase rates charged to its customers to absorb any increases in such costs during this period. In the event that such costs are in excess of amounts being recovered in approved rates, the inability of the Company to increase the rates it charges its customers could have a material adverse effect on the Company's financial condition, results of operations and cash flows. The WVPSC order provides for certain exceptions to the moratorium if unforeseen extraordinary circumstances significantly impair the Company's financial integrity or service reliability, although there can be no assurance that such relief would be granted. The rate moratorium is scheduled to expire on October 31, 1998. On May 27, 1997, Mountaineer filed a petition with the WVPSC to request a proceeding with respect to rates to be charged on and after November 1, 1998. It is currently anticipated that Mountaineer will request another rate moratorium at a rate and for a period to be determined through this process. The Company cannot be certain whether the Moratorium will be continued past October 31, 1998.

     Dispositions or transfers of the stock or assets of the Company's natural gas distribution utility require approval of the WVPSC.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES

     This Prospectus contains estimates of the Company's oil and gas reserves and the future net revenues which have been prepared by the Company and certain independent petroleum consultants. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operation costs, the amount and timing of future development expenditures and future oil and gas sales prices may all vary from those assumed in these estimates and such variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flow based upon the same available data.

     The present value of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated proved oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. The calculation of the estimated discounted future net cash flows from the Company's oil and gas reserves is based on prices as of March 31, 1997. Reserve data at March 31, 1997 included in this Prospectus is based on an average product price of $2.41 per Mcf of gas and $16.24 per barrel of oil at such date. In addition, the calculation of the present value of the future net revenues using a 10% discount as required by the Commission is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general. Furthermore, the Company's reserves may be subject to downward or upward revision based upon actual production, results of future development, supply and demand for oil and gas, prevailing oil and gas prices and other factors. See "Business and Properties -- Oil and Gas Reserves."

FINDING AND ACQUIRING ADDITIONAL RESERVES

     The Company's future success depends, in part, upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent the Company conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of the Company will generally decline as they are produced. There can be no assurance that the Company's anticipated development projects and acquisition activities will result in significant additional reserves or that the Company will have success drilling productive wells at economic returns. If prevailing oil and gas prices were to increase significantly, the Company's finding costs to add new reserves could increase. The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. The cost of drilling, completing and operating wells is uncertain, and drilling or production may be curtailed or delayed as a result of many factors.

     The Company's business is capital intensive. To maintain its base of proved oil and gas reserves, a significant amount of cash flow from operations must be reinvested in property acquisitions, development or exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investments to maintain or expand its asset base would be impaired. Without such investment, the Company's oil and gas reserves would decline.

DEVELOPMENT AND EXPLORATION RISKS

     The Company intends to increase its exploration and development activities, primarily in the Rocky Mountains and New Zealand. Exploration drilling, and to a lesser extent development drilling, involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. See "Business and Properties -- Drilling Activities."

ACQUISITION RISKS

     The Company has in the past acquired oil and gas properties and may in the future acquire additional oil and gas properties. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, review efforts are focused on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. As a result, the Company may suffer the loss of one or more acquired properties due to title deficiencies or may be required to make significant expenditures to cure environmental contamination with respect to acquired properties. See "Business and Properties -- Significant Acquisitions and Dispositions."

     In June 1995, the Company acquired Mountaineer, a natural gas distribution utility in West Virginia (hereinafter referred to as the "Mountaineer Acquisition"). The Company may in the future consider the acquisition of other natural gas distribution utilities, either in West Virginia or in other states. The acquisition of a natural gas distribution utility in a state other than West Virginia would subject the gas distribution utility business conducted in such other state to be subject to the utility regulation of such state as well as the Public Utility Holding Company Act, which regulation may affect the rates that such business may charge its customers, its capital structure, administrative burdens and other aspects of such business.

OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS

     The oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, cratering, fires, explosions, pipeline ruptures or spills, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties, environmental pollution, suspension of operations and substantial losses. Although the Company carries insurance which it believes is reasonable, it is not fully insured against all risks. The Company does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and results of operations of the Company.

     From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which the Company owns an interest have been subject to production curtailments. The curtailments vary from a few days to several months. In most cases the Company is provided only limited notice as to when production will be curtailed and the duration of such curtailments. The Company is currently not curtailed to any material extent on any of its production.

GAS CONTRACT RISKS

     The Company attempts to balance its gas portfolio by entering into long, intermediate and short term gas sales contracts, some of which provide for fixed sales prices (including fixed prices that escalate to predetermined higher fixed prices). The fixed price sale contracts limit the benefits the Company will realize if market prices rise above the fixed prices specified in such contracts. See "Business and Properties -- Significant Gas Sales and Purchase Contracts."

     For the 1996 fiscal year, the Company, excluding the natural gas distribution utility, was obligated to sell approximately 9.0 Bcf of natural gas to third parties pursuant to fixed price contracts having an initial term of more than one year. In addition, for the 1996 fiscal year, a subsidiary of the Company was obligated to sell up to approximately 9.5 Bcf of natural gas to the Company's subsidiary that operates the natural gas distribution utility pursuant to a fixed price contract. See "Business and Properties -- Significant Gas Sales and Purchase Contracts." For the 1996 fiscal year, the aggregate volume of natural gas production attributable to the Company's interests in gas and oil properties was approximately 9.8 Bcf, the Company was the operator of properties to which were attributable to third party interests an additional 12.2 Bcf of natural gas and the Company aggregated and marketed an additional 38.9 Bcf of natural gas owned by third parties. To the extent that the Company is unable to satisfy its natural gas supply obligations under its natural gas sales contracts from production attributable to its interests in gas and oil properties, the Company will be dependent upon its ability to deliver natural gas attributable to the interests of third parties in properties operated by the Company or from natural gas purchased from third parties. See " -- Gas Aggregation and Marketing."

     The Company believes that its fixed price sales contracts with third parties are enforceable and it has not received any notice or other indication from any of the counterparties that they intend to cease performing any of their obligations under these contracts. However, there can be no assurance that one or more of these counterparties will not attempt to totally or partially mitigate their obligations under these contracts. If any of the purchasers under the contracts should be successful in doing so, then the Company could be required to market its production on less attractive terms, which could have a material adverse effect on the Company's financial condition, results of operations and cash flow.

     The Company's natural gas distribution utility is a party to gas purchase contracts that require it to purchase natural gas at fixed prices. These contracts contain terms ranging from 1 day to 5 years at prices ranging from approximately $1.82 per Mcf to $4.58 per Mcf. In addition, the Company's natural gas distribution utility purchases a significant portion of its gas volumes from another subsidiary of the Company. See "Business and Properties -- Significant Gas Sales and Purchase Contracts." A loan agreement to which the utility is a party requires it to have in place hedging mechanisms for at least 66 2/3% of its natural gas purchases, which hedging mechanisms may include fixed price gas contracts. A rate regulation moratorium currently prohibits the Company from increasing the rates it charges its customers for natural gas due to increased costs of gas purchases. As a result, in the event that the Company purchases gas during the moratorium period at prices that are in excess of amounts being recovered in its approved rates, the inability of the Company to increase the rates it charges its customers could have a material adverse effect on the Company's financial condition, results of operation and cash flows. See
"-- Utility Rate Regulation."

HEDGING RISKS

     From time to time, the Company enters into hedging arrangements relating to its natural gas production. These hedges have in the past involved fixed arrangements and other arrangements at a variety of fixed prices and with a variety of other provisions including price floors and caps. The Company may in the future enter into oil and natural gas futures contracts, options and swaps. The Company's hedging activities, while intended to reduce the Company's sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which (i) production is less than expected, (ii) there is a widening of price differentials between delivery points required by fixed price delivery contracts to the extent they differ from those on the Company's production or (iii) the Company's customers or the counterparties to its futures contract fail to purchase or deliver the contracted quantities of oil or natural gas. Additionally, the fixed price sales and hedging contracts limit the benefits the Company will realize if actual prices rise above the contract prices.

GAS AGGREGATION AND MARKETING

     The Company's gas aggregation and marketing operations depend in large part on the ability of the Company to contract with third party producers and suppliers to purchase their gas, to obtain sufficient volumes of committed natural gas reserves to replace production from declining wells, to assess and respond to changing market conditions in negotiating gas purchase and sale agreements, to maintain satisfactory rights to transport gas through interstate pipelines and to obtain satisfactory margins between the purchase price of its natural gas supply and the sales price for its natural gas volumes. In addition, the Company's operations are subject to changes in regulations relating to gathering and marketing of oil and gas. The inability of the Company to attract new sources of third party natural gas or to promptly respond to changing market conditions or regulations in connection with its aggregation and marketing operations could adversely affect the Company's financial condition and results of operations.

COMPETITION

     The Company's gas distribution utility and its natural gas production compete with other forms of energy available to customers, primarily on the basis of price. These alternate forms of energy include electricity, coal and fuel oils. Changes in the availability or price of natural gas or other forms of energy, as well as business conditions, conservation, legislation, regulations and the ability to convert to alternate fuels and other forms of energy may affect the demand for natural gas in areas served by the Company. Such factors may also affect the demand for natural gas produced by the Company.

     The Company is also subject to competition from interstate and intrastate pipeline companies, producers and other utilities which may be able to serve commercial, industrial and residential customers from their transmission, gathering and/or distribution facilities. In certain markets, gas has a competitive price advantage over alternate fuels, while in other markets it is not as price competitive.

     The Company encounters substantial competition with respect to its oil and gas exploration, production and marketing activities in acquiring oil and gas properties, marketing oil and gas, securing equipment and personnel and operating its properties. The competitors in acquisitions, development, exploration and production include major oil companies, numerous independent oil and gas companies, individual proprietors and others. Many of these competitors have financial and other resources which substantially exceed those of the Company and have been engaged in the energy business for a much longer time than the Company. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit.

REGULATIONS AFFECTING OPERATIONS

     The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering, marketing, transportation and storage of oil and gas. These regulations, among other things, may affect the rate of oil and gas production. The Company's operations are subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from the Company's operations.

     As a marketer of natural gas, the Company depends on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of its own gas supplies as well as those it processes and/or markets for others. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission (the "FERC"). In addition, the performance of transportation and storage services by intrastate pipelines and the rates charged for such services are subject to the jurisdiction of state regulatory agencies. An inability to obtain transportation and/or storage services at competitive rates may hinder the Company's marketing operations and/or affect its sales margins.

ENVIRONMENTAL MATTERS

     The Company may be subject to substantial clean-up costs for any toxic or hazardous substance that may exist with respect to any of its properties. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. The Company could incur substantial costs to comply with environmental laws and regulations.

RISKS RELATING TO A CHANGE OF CONTROL

     Upon a Change of Control (as defined in "Description of the Notes -- Certain Definitions"), holders of the Notes will have the right to require the Company to repurchase all or any part of such holders' Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The events that constitute a Change of Control under the Indenture relating to the Notes would constitute a default under the Credit Agreement, which prohibits the purchase of the Notes by the Company in the event of certain Change of Control events unless and until such time as the Company's indebtedness under the Credit Agreement is repaid in full. There can be no assurance that the Company would have sufficient financial resources available to satisfy all of its obligations under the Credit Agreement and the Notes in the event of a Change of Control. The Company's failure to purchase the Notes would result in a default under the Indenture and under the Credit Agreement, each of which could have adverse consequences for the Company and the holders of the Notes. See "Description of the Notes -- Repurchase at the Option of Holders -- Change of Control." The definition of "Change of Control" in the Indenture includes a sale, lease, conveyance or other disposition of "all or substantially all" of the assets of the Company and its subsidiaries taken as a whole to a person or a group of persons. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of the Notes to require the

Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of all or substantially all of the Company's assets to a person or group of persons may be uncertain.

CONTROL BY CERTAIN STOCKHOLDERS, OFFICERS AND DIRECTORS

     At January 1, 1997, John Mork, Julie Mork, the Alison Mork Trust and the Kyle Mork Trust beneficially owned an aggregate of 399,283 shares of Common Stock of the Company representing approximately 59.5% of the outstanding shares of Common Stock, and members of the Company's Board of Directors and senior management, including John and Julie Mork and their children's trusts, beneficially owned an aggregate of 641,745 shares, which represent approximately 95.6% of the Company's outstanding Common Stock. As a result, John and Julie Mork, as well as the officers and directors of the Company as a group, are in a position to elect all of the Company's directors, appoint all management personnel and control actions that require the consent of a majority of the Company's outstanding voting stock. See "Principal Stockholders and Share Ownership of Management."

ABSENCE OF MARKET FOR THE EXCHANGE NOTES

     There is no existing trading market for the Exchange Notes and there can be no assurance regarding the future development of such a market for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If a market for the Exchange Notes does develop, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the operating results of the Company, and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq Stock Market.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on May 23, 1997, to the Initial Purchasers pursuant to a Purchase Agreement, dated May 20, 1997, between the Company and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently resold all of the Old Notes to Qualified Institutional Buyers, each of whom agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase of the Old Notes by the Initial Purchasers, the Company entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement"), which requires, among other things, that promptly following the issuance and sale of the Old Notes, the Company file with the SEC the Registration Statement with respect to the Exchange Notes, use its best efforts to cause the Registration Statement to become effective under the Securities Act and, upon the effectiveness of the Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act subject to certain exceptions described below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by the Depositary who desires to deliver such Old Notes by book-entry transfer of the Depositary. The Old Notes provide that if, by November 5, 1997, (i) the Exchange Offer has not been consummated, or (ii) a shelf registration statement relating to the sale of the Old Notes has not been declared effective, the Company will pay liquidated damages in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes outstanding from and including November 5, 1997 until but excluding the date the Exchange Offer is consummated or such shelf registration statement is declared effective.

     Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Old Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Accordingly, any holder who tenders in the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

     As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, the Company will not be required to pay an increased interest rate on the Old Notes. Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a Shelf Registration Statement (as defined in "Description of the Notes -- Registered Exchange Offer, Registration Rights"), and the Old Notes will continue to be subject to certain restrictions on transfer. See "Description of the Notes -- Registered Exchange Offer; Registration Rights." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. After authentication of the Exchange Notes by the Trustee or an authenticating agent, the Company will issue and deliver $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of the Depositary, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through the Depositary.

     This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the Old Notes as of the close
of business on July   , 1997. The Company intends to conduct the Exchange Offer
in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered, and holders of the Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the Indenture in connection with the Exchange Offer. The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, at the Company's cost, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See"-- Solicitation of Tenders, Fees and Expenses."

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

     The Company expressly reserves the right, in its sole discretion (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and the Company will extend the Exchange Offer to the extent required by law.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate of 9 1/2% per annum, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1997. Holders of Exchange Notes of record on November 1, 1997, will receive on November 15, 1997, an interest payment in an amount equal to (x) the accrued interest on such Exchange notes from the date of issuance thereof to November 15, 1997, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (May 23, 1997) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on May 15, 2007.

PROCEDURES FOR TENDERING

     Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to The Bank of New York, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company, that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

     Any financial institution that is a participant in the Depositary's Book-entry Transfer Facility system may make book-entry delivery of the Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Only a holder may tender its Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer) and any other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date.

     The Tender by a holder will constitute an agreement between such holder, the Company and the Exchange Agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO THE COMPANY THAT, AMONG OTHER THINGS, (1) THE EXCHANGE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS ENGAGED IN, INTENDS TO ENGAGE IN OR HAS ANY ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE," AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF THE COMPANY AND (4) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT) (a) IT ACQUIRED THE OLD NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND (b) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH THE COMPANY OR ANY "AFFILIATE" THEREOF (WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT) TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. IN THE CASE OF A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR OLD NOTES WHICH WERE ACQUIRED BY IT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES, THE LETTER OF TRANSMITTAL WILL ALSO INCLUDE AN ACKNOWLEDGMENT THAT THE BROKER-DEALER WILL DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH

THE RESALE BY IT OF EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER; HOWEVER, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, SUCH HOLDER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS, IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

     Any beneficial owner whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with such Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive an irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company and as to which the defects or irregularities have not been cured or waived by the Company will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under " -- Conditions of the Exchange Offer," terminate the Exchange Offer and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry deliver of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, AN APPROPRIATE LETTER OF TRANSMITTAL PROPERLY COMPLETED AND DULY EXECUTED WITH ANY REQUIRED SIGNATURE GUARANTEE AND ALL OTHER REQUIRED DOCUMENTS MUST IN EACH CASE BE TRANSMITTED TO AND RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH BELOW ON OR PRIOR TO THE EXPIRATION DATE, OR, IF THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW ARE COMPLIED WITH, WITH THE TIME PERIOD PROVIDED UNDER SUCH PROCEDURES. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's Old Notes and the principal amount of such Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by the Letter of

     Transmittal are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited),
(iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if, in the Company's judgment, any of the following conditions has occurred or exists or has not been satisfied: (i) that the Exchange Offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the SEC, (ii) that any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer, (iii) that there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer, (iv) that there has been declared by United States federal or Texas or New York state authorities a banking moratorium; or (v) that trading on the New York Stock Exchange or generally in the United States over-the-counter market has been suspended by order of the SEC or any other governmental agency, in each of clauses (i) through (iv) which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer.

     If the Company determines that it may terminate the Exchange Offer for any of the reasons set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof,
(ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The Bank of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of the Company. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                            The Bank of New York, Exchange Agent
          By Mail or Hand Delivery:                      By Facsimile Transmission:
             The Bank of New York                    (for Eligible Institutions only):
            Reorganization Section                             (212) 571-3080
            101 Barclay Street--7E                        Attention: Walter Gitlin
           New York, New York 10286                        Confirm by Telephone:
           Attention: Walter Gitlin                            (212) 815-3687

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph, telephone or telecopier.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and printing costs, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed by the Company directly to such tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company as a result of the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions as to what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Registration Rights Agreement, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. The Old Notes may not be offered, resold, pledged or otherwise transferred, prior to the date that is two years after the later of May 23, 1997 and the last date on which the Company or any "affiliate" (within the meaning of Rule 144 of the Securities
Act) of the Company was the owner of such Old Note except (i) to the Company,
(ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) to Qualified Institutional Buyers in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, (iv) to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from the registration requirements of the Securities Act, (v) in transactions complying with the provisions of Regulation S under the Securities Act or (vi) pursuant to any other available exemption from the registration requirements under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Old Notes could be adversely affected.

     The Company may in the future seek to acquire untendered Old Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The Company intends to make any such acquisitions of Old Notes in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in a change in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1997, (i) the historical capitalization of the Company and (ii) the historical capitalization of the Company as adjusted to give effect to the Offering and the application of the proceeds therefrom. The information was derived from, and is qualified by reference to, the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                AS OF MARCH 31, 1997
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................   $ 14,331      $ 28,231
                                                               ========      ========

Short-term debt(1)..........................................   $ 26,614      $ 26,614
                                                               ========      ========
Long-term debt:
  Revolving credit facilities:
     Existing revolving credit facility.....................   $136,648            --
     Revolving Credit Facility(2)...........................         --            --
  7.59% Senior Notes due 2010(3)............................     60,000      $ 60,000
  10.75% Senior Secured Notes due 2005(4)...................     35,000            --
  9 1/2% Senior Subordinated Notes due 2007.................         --       200,000
  Other.....................................................        160           160
                                                               --------      --------
          Total long-term debt..............................    231,808       260,160
                                                               --------      --------
Total stockholders' equity(5)...............................     47,905        39,505
                                                               --------      --------
          Total capitalization..............................   $279,713      $299,665
                                                               ========      ========

---------------

(1) Consists primarily of unsecured bank lines of credit providing for an aggregate principal amount of $73.0 million in borrowing capacity. During the nine months ended March 31, 1997, the maximum outstanding daily balance was approximately $45.0 million. The weighted average interest rate was 5.97% on the balances outstanding for the nine months ended March 31, 1997. The Company had no outstanding balance under its short-term bank lines of credit for a period of 30 days in fiscal 1996. See "Description of Other Indebtedness."

(2) The borrowing base under the Revolving Credit Facility at June 8, 1997 was approximately $50.0 million. Borrowings under this facility, if any, will be used for general corporate purposes. Such amounts do not include approximately $12.0 million in letters of credit. See "Description of Other Indebtedness -- Indebtedness of the Company -- Credit Agreement."

(3) The 7.59% Senior Notes due 2010 were issued by Mountaineer, a subsidiary of the Company. See "Description of Other Indebtedness -- Indebtedness of Subsidiaries -- Mountaineer."

(4) The 10.75% Senior Secured Notes due 2005 were issued by ESC, a subsidiary of the Company. Such notes were paid in full with the proceeds from the Offering.

(5) The decrease in stockholders' equity represents the after-tax write-off of $2.96 million ($4.3 million on a pre-tax basis) of unamortized financing costs and approximately $5.4 million of make-whole premium ($7.9 million on a pre-tax basis) related to the debt which was repaid with the net proceeds of the Offering.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables present summary historical and pro forma financial data for the Company. The selected historical financial information as of and for each year in the two year period ended June 30, 1993 have been derived from the consolidated financial statements of Eastern American. Effective June 30, 1993, the Company, under common control with the shareholders of Eastern American, entered into an Exchange Agreement with the shareholders of Eastern American whereby Eastern American became a wholly-owned subsidiary of the Company. The selected historical financial information for each year in the three year period ended June 30, 1996 and for the nine months ended March 31, 1997 and as of the respective period end have been derived from the audited consolidated financial statements of the Company. The consolidated financial statements as of March 31, 1997 and June 30, 1996 and for the nine month period ended March 31, 1997 and the years ended June 30, 1996 and 1995 are included elsewhere herein together with the report of Deloitte & Touche LLP, independent auditors. The selected historical data for the nine months ended March 31, 1996 have been derived from the Company's consolidated financial statements which have not been audited, but reflect, in the opinion of management, all adjustments which include only normal recurring adjustments necessary to present fairly the information contained herein. Interim results are not necessarily indicative of results to be expected for any fiscal year. This information should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                                     NINE MONTHS ENDED
                                                             YEAR ENDED JUNE 30,                         MARCH 31,
                                             ----------------------------------------------------   -------------------
                                               1992       1993       1994       1995       1996       1996       1997
                                             --------   --------   --------   --------   --------   --------   --------
                                                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1)(2):
Revenues:
  Oil and gas sales........................  $ 30,640   $ 28,834   $ 30,545   $ 29,277   $ 31,940   $ 23,861   $ 27,002
  Utility gas sales and transportation.....                                               182,929    157,320    146,965
  Gas marketing and pipeline sales.........    37,213     49,222     59,563    103,015    146,398    101,961    120,257
  Well operations and service..............     5,418      4,593      5,134      3,955     14,003     10,562     10,700
  Other revenue(3).........................      (716)       623        547      9,247        524        414        229
                                             --------   --------   --------   --------   --------   --------   --------
        Total revenues.....................    72,555     83,272     95,789    145,494    375,794    294,118    305,153
                                             --------   --------   --------   --------   --------   --------   --------
Costs and expenses:
  Field operating..........................     6,488     10,213     11,657     11,510     21,796     16,325     15,162
  Utility operations and maintenance.......                                                23,841     17,849     15,480
  Utility gas purchased(4).................                                                95,157     75,927     85,705
  Gas marketing and pipeline costs.........    32,322     42,811     54,978    100,251    138,067     94,320    112,913
  Taxes, other than income.................     1,889      1,746      1,250      1,560     16,165     13,706     15,039
  General and administrative...............     4,117      4,526      6,271      6,689     23,967     17,380     16,479
  Depletion, depreciation, and
    amortization...........................    12,597      9,140      8,308     12,041     18,817     15,113     14,980
  Interest expense.........................    12,876      9,168      7,501      8,744     23,182     18,164     17,005
  Exploration and impairment costs.........       323      2,532      1,681        281      6,756      2,637      3,613
                                             --------   --------   --------   --------   --------   --------   --------
        Total costs and expenses...........    70,612     80,136     91,646    141,076    367,748    271,421    296,376
                                             --------   --------   --------   --------   --------   --------   --------
    Operating income.......................     1,943      3,136      4,143      4,418      8,046     22,697      8,777
Other (income) and expenses:
  Gain on sale of assets(5)................      (270)    (9,145)                 (279)    (3,934)    (2,499)    (8,153)
  Other (income) expense(6)................    (1,376)     6,220      3,391        367        693       (421)      (604)
  Minority interest........................                  107      1,634        435        193        130        339
                                             --------   --------   --------   --------   --------   --------   --------
  Income before provision for taxes and
    cumulative effect of accounting
    change.................................     3,589      5,954       (882)     3,895     11,094     25,487     17,195
  Income tax expense.......................       304        381        478      2,710      3,274      7,646      4,960
                                             --------   --------   --------   --------   --------   --------   --------
  Income (loss) before cumulative effect of
    accounting change......................     3,285      5,573     (1,360)     1,185      7,820     17,841     12,235
  Cumulative effect of change in accounting
    for income taxes.......................                           3,204
                                             --------   --------   --------   --------   --------   --------   --------
        Net income.........................  $  3,285   $  5,573   $  1,844   $  1,185   $  7,820   $ 17,841   $ 12,235
                                             ========   ========   ========   ========   ========   ========   ========

                                                                                                     NINE MONTHS ENDED
                                                             YEAR ENDED JUNE 30,                         MARCH 31,
                                             ----------------------------------------------------   -------------------
                                               1992       1993       1994       1995       1996       1996       1997
                                             --------   --------   --------   --------   --------   --------   --------
OTHER FINANCIAL DATA:
EBITDA(7)..................................  $ 27,739   $ 23,976   $ 21,633   $ 25,484   $ 56,801   $ 58,611   $ 44,375
Adjusted EBITDA(8).........................  $ 27,739   $ 23,976   $ 21,633   $ 25,484   $ 41,432   $ 45,303   $ 32,110
Net cash provided by operating
  activities...............................  $ 20,064   $ 48,283   $  7,466   $ 14,020   $ 17,094   $  8,107   $  6,699
Net cash provided by/(used in) investing
  activities...............................  $(23,383)  $ 17,076   $(40,878)  $ 92,440   $ 22,823   $ 12,154   $  9,551
Net cash provided by/(used in) financing
  activities...............................  $ (1,737)  $(49,829)  $ 21,884   $ 90,631   $   (198)  $ (3,664)  $  2,986
Pro forma interest expense(9)..............       N/A        N/A        N/A        N/A   $ 23,554        N/A   $ 17,666
Pro forma adjusted interest
  expense(10)..............................       N/A        N/A        N/A        N/A   $ 19,000        N/A   $ 14,250
Capital expenditures(11)...................  $ 13,845   $ 27,837   $ 23,679   $ 93,226   $ 39,445   $ 31,576   $ 21,555
Ratios:
  EBITDA to interest expense...............      2.15x      2.62x      2.88x      2.91x      2.45x      3.23x      2.61x
  EBITDA to pro forma interest expense.....       N/A        N/A        N/A        N/A       2.41x       N/A       2.51x
  Earnings to fixed charges(12)............      1.26x      1.61x       .84x      1.35x      1.44x      2.34x      1.98x
  Total long-term debt to EBITDA(13)(14)...      4.90x      3.70x      5.20x     10.50x      4.66x       N/A        N/A
  Adjusted EBITDA to adjusted pro forma
    interest expense(8)....................       N/A        N/A        N/A        N/A       2.18x       N/A       2.25x
BALANCE SHEET DATA (AT END OF
  PERIOD)(15)(16):
  Cash and cash equivalents................  $  3,709   $ 19,441   $  7,913   $ 20,124   $ 14,197   $ 12,412   $ 14,331
  Total assets.............................  $199,551   $190,594   $222,491   $471,497   $461,504   $506,967   $454,446
  Long-term debt(13).......................  $135,917   $ 88,687   $112,430   $267,647   $264,698   $259,391   $231,808
  Stockholders' equity.....................  $ 32,525   $ 33,068   $ 31,241   $ 31,613   $ 37,550   $ 48,496   $ 47,905

---------------

 (1) The fiscal year ended June 30, 1996 includes $8.3 million of revenue, $3.2 million of EBITDA and $0.9 million of net income attributable to the Company's interest in certain producing properties which were sold in March 1997.
 (2) The Company acquired its natural gas distribution operation in June 1995 and, accordingly, the fiscal year ended June 30, 1996 was the first fiscal year that the operating results of the natural gas distribution operation were included in the Company's consolidated operations.
 (3) For the year ended June 30, 1995, other revenue includes an $8.8 million contract settlement with Columbia Gas. The settlement relates to damages paid by Columbia Gas as a result of its rejection in bankruptcy of certain gas purchase contracts.
 (4) For the nine months ended March 31, 1997, utility gas purchased includes a $6.0 million adjustment for refunds due a subsidiary of the Company from Columbia Gas related to a settlement approved by the Federal Energy Regulatory Commission on April 17, 1997. In addition, the Company will benefit in future periods from the lower rates established in such settlement.
 (5) For the fiscal year ended June 30, 1993, gain on sale of properties represents the gain realized on the sale of oil and gas properties to the Royalty Trust.
 (6) For the fiscal year ended June 30, 1993, other income and expense includes a $5 million non-cash expense for the write-off of unamortized deferred financing costs. The write-off was necessary as new long-term financing was obtained.
 (7) EBITDA represents operating income of the Company and its subsidiaries on a consolidated basis plus exploration and impairment expense, interest expense, depletion, depreciation, and amortization expense. Such definition of EBITDA may not be the same as the definition of EBITDA utilized by comparable companies. EBITDA is not presented as an indicator of the Company's operating performance or as a measure of liquidity calculated in accordance with generally accepted accounting principles.
 (8) Adjusted EBITDA represents EBITDA as adjusted to give effect to contractual restrictions contained in note purchase agreements to which certain subsidiaries of the Company were parties prior to the Offering that limit the amount of cash dividends that may be paid by such subsidiaries to the Company. All such note purchase agreements were terminated after the Offering except that to which Mountaineer is a party. See "Description of Other Indebtedness -- Indebtedness of Subsidiaries -- Mountaineer."
 (9) Reflects interest expense pro forma for the Offering as if it had occurred at the beginning of fiscal 1996. It also excludes interest expense attributable to the interests sold in March 1997.
(10) Reflects interest expense pro forma for the Offering, less annual interest expense of $4.6 million associated with debt at certain of the Company's subsidiaries referred to in footnote (8) above.
(11) Capital expenditures for 1995 includes $73.2 million for the acquisition of the Company's natural gas distribution utility and related properties.
(12) For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before taxes plus fixed charges. Fixed charges consist of interest expense. Earnings were $1.3 million short of an earnings to fixed charges ratio of 1.0 to 1.0.
(13) Long-term debt (i) includes current maturities of long-term debt and (ii) excludes short-term borrowing under lines of credit.
(14) On a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, the ratio of total long-term debt to EBITDA would have been 4.58x in fiscal 1996.
(15) As of March 31, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the amount of cash and cash equivalents would have been $28.2 million and the amount of long-term debt would have been $260.2 million.
(16) The Company acquired its natural gas distribution operation in June 1995 and, accordingly, the balance sheet of the Company at June 30, 1995 includes the assets and liabilities of these companies as of such date.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto (including the segment information contained therein) and the selected consolidated financial data included elsewhere herein.

GENERAL

     The Company has achieved significant growth in revenues, net income, and cash flows since 1994 through its acquisition of a natural gas local distribution company, select acquisitions, development of gas and oil properties and marketing activities. The Company acquired its natural gas distribution operation in June 1995. Accordingly, fiscal 1996 was the first year that the operating results of the natural gas distribution operation were included in the Company's consolidated operations. The Company has sold certain gas and oil assets from time to time as its strategy has expanded to include control over and marketing of gas and oil production. Such dispositions have also enabled the Company to monetize certain tax credits which it might not otherwise have been able to use. Proceeds from these dispositions were used to repay outstanding indebtedness. The following table sets forth selected financial and operating data as well as the percentage change for each of the years and period presented:

                                                                                               NINE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,                             MARCH 31,
                                   ---------------------------------------------------   ------------------------------
                                    1994       1995     % CHANGE     1996     % CHANGE     1996       1997     % CHANGE
                                   -------   --------   --------   --------   --------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS)
FINANCIAL RESULTS:
  Revenues.......................  $95,789   $145,494      52%     $375,794     158%     $294,118   $305,153       4%
  Cost and expenses..............   91,646    141,076      54%      367,748     161%      271,421    296,376       9%
  Net income.....................    1,844      1,185     (36%)       7,820     560%       17,841     12,235     (31%)
  EBITDA.........................   21,633     25,484      18%       56,801     123%       58,611     44,375     (24%)
OPERATING RESULTS:
  Proved reserves (Bcfe).........    212.3      213.9       1%        199.5      (7%)       205.0      172.9     (16%)
  Production volumes
    (Mmcfe/day)..................     31.6       33.4       6%         35.5       6%         36.1       35.8      (1%)
  Marketed volumes (Mmcfe/day)...       98        142      45%          145       2%          141        153       9%

     The Company's revenues are derived from utility gas sales, sales of gas and oil and gas marketing operations. Utility gas sales are largely seasonal due to the use of gas as a heating source in residential and commercial buildings. Historically, a significant portion of the Company's utility gas volumes are attributable to sales during the six month winter heating season, with highest sales volumes occurring in December, January and February. In fiscal 1996, gas sales from October through March accounted for approximately 83% of utility gas sales for that year. Because a substantial portion of the Company's revenues are generated by sales of gas used for heating, the Degree Days experienced in the Company's areas of operations, particularly during the peak heating season, will have a significant effect on the Company's financial performance.

     The revenues, profitability and future rate of growth of the Company's exploration and production operations are substantially dependent on prevailing prices for natural gas, oil and condensate. The energy markets have historically been very volatile and gas and oil prices have been and may continue to be subject to wide fluctuations. The Company attempts to mitigate the adverse effects of price volatility by entering into gas sales contacts which are medium to long term and which provide for fixed and escalating pricing.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED MARCH 31, 1997 TO NINE MONTHS ENDED MARCH 31,
1996

     Net Income. The Company's net income decreased from $17.8 million to $12.2 million for the respective nine month periods. The change is primarily attributable to a $10.3 million decrease in utility sales and a $9.8 million increase in utility gas purchase costs offset partially by a $2.3 million decrease in operations and maintenance expense, the inclusion in the current period of a gain on sale of assets of $8.2 million, and a net positive change in income tax provision of $2.7 million.

     Revenues. Revenues from operations increased 3.7%, from $294.1 million to $305.2 million during the most recent nine month period. The increase is due to a 13% increase in oil and gas sales and an 18% increase in gas marketing sales offset by a 7% decrease in utility sales and transportation.

     Utility sales decreased 7% primarily as a result of a 14% decrease in the weighted average number of Degree Days during the most recent nine month period. The table below presents for the periods indicated, revenue, volumes and certain other data related to utility operations:

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                             ----------------------
                                                               1996          1997
                                                             --------      --------
Gas distribution revenue (in thousands)
  Residential..............................................  $107,698      $ 95,136
  Commercial...............................................    34,809        33,838
  Industrial...............................................     2,819         4,394
  Other....................................................     7,490         5,978
  Transportation...........................................     4,504         7,619
                                                             --------      --------
                                                             $157,320      $146,965
                                                             ========      ========
Weighted average sales rate (per Mcf)......................  $   6.31      $   6.33
Average transportation sales rate (per Mcf)................  $   0.16      $   0.27
Miles of distribution pipe.................................     3,871         3,912
Weighted average Degree Days...............................     4,985         4,285
Number of customers........................................   199,201       199,901
Total throughput volumes...................................    53,112        50,367

     Gas marketing and pipeline revenues increased $18.3 million from $102.0 million to $120.3 million for the respective nine month periods. Gas marketing and pipeline sales volumes (exclusive of gas gathering and gas processing volumes) increased 9% from 141.0 Mmcf per day to 153.0 Mmcf per day while the average price increased 9% from $2.67 per Mcf to $2.92 per Mcf. The Company's margin on gas gathering and gas processing activities increased 20% from approximately $0.5 million to $0.6 million.

     Oil and gas production volumes remained at 9.7 Bcfe, while the Company realized an $0.18 per Mcf increase in natural gas sales price and a $2.72 per Bbl increase in oil prices. Operating margins from oil and gas operations increased $0.36 per Mcfe during the periods.

     The table below presents for the periods indicated, data related to the gas and oil producing activities of the Company:

                                                           NINE MONTHS ENDED MARCH 31,
                                                          -----------------------------
                                                           1996      1997     % CHANGE
                                                          ------    -------   ---------
Production volumes
  Natural gas (Mmcf)....................................   7,414      7,113       (4%)
  Oil (Mbbls)...........................................     387        425       10%
  Natural gas equivalents (Mmcfe).......................   9,739      9,664       (1%)
  Natural gas equivalents (Mmcfe/day)...................    36.1       35.8       (1%)
Sale of reserves in place (Mmcfe).......................      --     34,697        --

     Well operations and other revenues were unchanged.

     Costs and Expenses. The Company's costs and expenses increased 9% from $271.4 million to $296.4 million from period to period, primarily as a result of utility gas and marketing gas purchase costs which increased 17% during the most recent nine month period.

     Utility gas purchase costs increased $9.8 million or 13% over the prior period. Approximately $8.0 million of the increase arises from expensing, as incurred, costs which would have been deferred prior to the rate moratorium. An additional $1.5 million of the increase is due to higher costs of purchased gas in the current period, partially offset by a 10% decrease in purchased gas volumes delivered to residential and commercial customers.

     The following table represents for the periods indicated purchased gas volumes sold to the Company's gas utility customers (in Mmcf):

                                                         NINE MONTHS ENDED MARCH 31,
                                                         ---------------------------
                                                          1996      1997    % CHANGE
                                                         ------    ------   --------
Residential............................................  16,600    14,513     (13%)
Commercial.............................................   5,717     5,535      (3%)
Industrial.............................................     609       878      44%
Other..................................................   1,309     1,074     (18%)
                                                         ------    ------     ----
          Total purchased gas volumes..................  24,235    22,000      (9%)
                                                         ======    ======     ====

     Field operating costs decreased 7% from $16.3 million to $15.2 million for the respective nine month periods as a result of lower per unit well costs.

     Operations and maintenance costs were 13% lower than the prior period. Costs were higher in the prior period due to a one time severance charge of $1.3 million resulting from the relocation of a customer service center operation and a $0.6 million bad debt allowance.

     Exploration and impairment costs increased 37% to $3.6 million due to increased charges related to geological and geophysical costs and activities for the most recent period.

     Production and other taxes were 10% higher than the prior period due to generally higher revenue levels.

     General and administrative costs were generally comparable between the two periods.

     Depreciation, depletion and amortization expense were comparable between the two periods. Unit of production depletion rates were unchanged at $0.87 per Mcfe.

     Interest Expense. Interest expense decreased 6% from $18.2 million to $17.0 million in the most recent period. The decrease was primarily related to generally lower outstanding debt levels.

     Other Income and Expense. Other income and expense included a $3.2 million gain on sale of oil and gas properties in the 1996 period and an $8.2 million gain on sale of certain oil and gas properties in the most recent period.

     Income Taxes. Income tax expense decreased $2.7 million as a result of decreased book pre-tax income levels. The amount of such expense at March 31, 1996 is based on an interperiod allocation of the final tax provision for fiscal 1996. The provision at March 31, 1997 is based on the Company's effective tax rate on the results of operations for the nine month period.

COMPARISON OF FISCAL YEAR ENDED JUNE 30, 1996 TO FISCAL YEAR ENDED JUNE 30, 1995

     Net Income. The Company's net income increased, from $1.2 million in fiscal 1995 to $7.8 million in fiscal 1996. The increase from the Company's fiscal 1995 net income resulted primarily from the inclusion of the consolidated operating income of the Company's natural gas distribution utility, which utility generated $28.6 million in earnings before interest charges of $10.9 million and provision for income tax of $6.4 million.

     Revenues. Revenues from operations increased 158%, from $145.5 million in fiscal 1995 to $375.8 million in fiscal 1996. The increase is primarily attributable to the addition of $182.9 million in utility gas sales to the Company's revenue base.

     Revenues from utility gas sales and transportation revenues increased 17% from $156.8 million in fiscal 1995 to $182.9 million in fiscal 1996. The increased revenues were primarily related to increased volumes of gas sold due to significantly colder weather conditions (4,651 Degree Days in fiscal 1995 versus 5,535 Degree Days in fiscal 1996). This increase was partially offset by a $.05 per Mcf reduction in rates which went into effect at November 1, 1995. The table below represents, for the periods indicated, revenue, volumes and certain other data related to utility operations:

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
     Gas distribution revenue (in thousands)
       Residential..........................................  $113,330    $130,202
       Commercial...........................................    31,775      43,462
       Industrial...........................................       391       1,670
       Other................................................       272         517
       Transportation.......................................    10,986       7,078
                                                              --------    --------
               Total........................................  $156,754    $182,929
                                                              ========    ========
     Weighted average sales rate (per Mcf)..................  $   6.65    $   6.40
     Average transportation sales rate (per Mcf)............  $   0.29    $   0.19
     Miles of distribution pipe.............................     3,853       3,887
     Weighted average Degree Days...........................     4,651       5,535
     Number of customers....................................   198,293     199,287
     Total throughput volumes...............................    59,738      65,194

     Revenues from oil and gas sales increased 9% from $29.3 million in fiscal 1995 to $31.9 million in fiscal 1996. The table below presents, for the years and periods indicated certain information related to the oil and gas producing activities of the Company:

                                                            YEAR ENDED JUNE 30,
                                                        ----------------------------
                                                         1995      1996     % CHANGE
                                                        ------    ------    --------
     Production volumes
       Natural gas (Mmcf).............................   8,982     9,816        9%
       Oil (Mbbls)....................................   534.7     522.4       (2%)
       Natural gas equivalents (Mmcfe)................  12,190    12,950        6%
       Natural gas equivalents (Mmcfe/day)............    33.4      35.5        6%

     The 6% increase in production volumes was primarily due to reserves acquired with the natural gas distribution utility as well as the initiation of production from wells drilled during the previous period, partially offset by the effects of expected production declines and the disposition of certain properties in the Appalachian Basin. See "Business and Properties -- Significant Acquisitions and Dispositions." The production increase was accompanied by average natural gas and oil price increases of 3% and 7%, respectively, from fiscal 1995 to fiscal 1996. Operating margins from oil and gas operations increased $0.11 per Mcfe.

     Revenues from well operations increased 254% to $14.0 million in fiscal 1996 from $4.0 million in fiscal 1995, largely as a result of the increased number of operated properties associated with reserves acquired and well operations assumed as part of the acquisition of the natural gas distribution utility as well as from well operations performed by the Company on certain properties which were sold in fiscal 1996.

     Gas marketing and pipeline revenues increased $43.4 million from $103.0 million to $146.4 million from fiscal year 1995 to fiscal year 1996. Gas marketing and pipeline sales volumes (exclusive of gas gathering and gas processing volumes) increased 2% from 142.0 Mmcf per day to 145.0 Mmcf per day while the average price increased 39% from $1.98 per Mcf to $2.76 per Mcf. The Company's margin on gas gathering and gas processing activities increased 50% from $0.4 million to $0.6 million, primarily as a result of the gas gathering systems acquired with the Company's gas distribution utility.

     Other net revenue decreased 94.6% from $9.2 million in fiscal 1995 to $0.5 million in fiscal 1996. The difference was attributable to $8.8 million in damages which were paid by Columbia Gas to the Company in fiscal 1995 as a result of Columbia Gas' rejection in bankruptcy of certain gas purchase contracts.

     Costs and Expenses. The Company's costs and expenses increased 161% from $141.1 million in fiscal 1995 to $367.7 million in fiscal 1996, primarily as a result of the addition of $95.2 million of gas purchase costs, operations and maintenance expense, and general and administrative expenses associated with the Company's utility gas sales and operations.

     Expenses associated with utility gas purchases decreased 1% from $96.0 million in fiscal 1995 to $95.2 million in fiscal 1996, primarily as a result of a reduction from $4.38 to $3.46 in the cost of gas sold per Mcf. Decreased utility gas purchases were partially offset by increased purchased gas volumes required by residential and commercial customers during a winter season with 19% more Degree Days than in the prior period. The following table represents for the year indicated purchased gas volumes sold to the Company's gas utility customers.

                                                      1995      %      1996      %
                                                     ------    ---    ------    ---
     Gas distribution volumes (Mmcf)
       Residential.................................  16,854     77%   19,898     72%
       Commercial..................................   4,908     22%    7,107     26%
       Industrial..................................      83     --       374      1%
       Other.......................................      66     --        89     --
                                                     ------    ---    ------    ---
               Total purchased gas volumes.........  21,911    100%   27,468    100%
                                                          ======    ===    ======    ===

     Production and other taxes increased from $1.6 million in fiscal 1995 to $16.2 million in fiscal 1996, primarily as a result of the inclusion of utility based taxes (other than income) of $15.2 million for fiscal 1996 associated with the Company's natural gas distribution utility. Production taxes on oil and gas operations and utility based taxes are at fixed statutory rates based on gross revenue and sales. Production taxes on oil and gas activities declined $0.1 million based on utilization of tax credits and lower production volumes.

     Operations and maintenance expense for utility operations increased the Company's total costs and expenses by $23.8 million. Operations and maintenance increased by approximately 12.8% from $21.1 million in fiscal 1995 to $23.8 million in fiscal 1996. This increase is primarily due to an increase in bad debt reserves and to costs incurred in connection with the opening of a new customer service center in fiscal 1996.

     Field operating expenses increased from $11.5 million in fiscal 1995 to $21.8 million in fiscal 1996. The higher costs were related to the larger base of operated properties resulting from the reserves acquired and the well operations assumed as part of the acquisition of the natural gas distribution utility and other costs.

     General and administrative expenses increased from $6.7 million in fiscal 1995 to $24.0 million in fiscal 1996 as a result of the inclusion of utility based expenses during this period. General and administrative expenses associated with the Company's continuing operations were unchanged.

     Depreciation, depletion and amortization increased from $12.0 million in fiscal 1995 to $18.8 million in fiscal 1996 as a result of the inclusion of $7.5 million of depreciation, depletion and amortization relating to utility operations of which approximately $1.0 million related to the amortization of a portion of the natural gas distribution utility purchase price. Depletion related to oil and gas activities was relatively unchanged from fiscal 1995 to fiscal 1996 with the effects of higher equivalent production volumes being partially offset by lower per unit depletion rates.

     Exploration and impairment costs increased from $0.3 million in fiscal 1995 to $6.8 million in fiscal 1996. The majority of such increase related to the abandonment of certain plays in the Appalachian Basin, with the balance attributable to an unsuccessful exploratory well drilled in New Zealand and unsuccessful exploration activities in the Rocky Mountains.

     Interest Expense. Interest expense increased 166% from $8.7 million in fiscal 1995 to $23.2 million in fiscal 1996. The increase is primarily due to additional borrowings associated with the acquisition of the Company's natural gas distribution utility (including $58.4 million of debt assumed in the transaction) as well as higher variable borrowing rates on the Company's revolving and short-term facilities.

     Other Income and Expense. Other income and expenses included a gain on sale of properties for fiscal 1996. The gain resulted from the sale of interests in certain oil and gas properties to a limited partnership for approximately $17.3 million. The proceeds from this sale were used primarily to reduce outstanding indebtedness.

     Income Taxes. The Company's effective tax rates in 1996 and 1995 were lower than statutory federal tax rates primarily due to the recognition of nonconventional fuel tax credits, state income tax credits and investment tax credits. Changes in income tax expense for the fiscal years resulted from an increase in pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

     General. The Company's sources of liquidity and capital resources historically have been net cash provided by operating activities, funds available under its credit facilities and proceeds from the sales of assets. In the past, these sources have been sufficient to meet its needs and finance the growth of the Company's business. The Company believes that the amounts available to be borrowed under its Revolving Credit Facility described below, together with the proceeds from the Offering and cash provided by operating activities will provide it with sufficient funds to explore for and develop new oil and gas reserves and maintain its gas distribution system for the foreseeable future. Net cash provided by operating activities is primarily affected by oil and gas prices, weather, rate regulation, the Company's success in drilling activities and margins on third-party gas purchased for resale. Depending on the timing of the Company's future projects, it may be required to seek additional sources of capital. The Company's ability to secure such capital is restricted by its credit facilities, although it may request additional borrowing capacity from the banks, seek waivers from its lenders to permit it to borrow funds from third-parties, seek replacement credit facilities from other lenders, sell existing assets or a combination of such alternatives. While the Company believes that it would be able to secure additional financing, if required, no assurance can be given that it will be able to do so or as to the terms of any such financing. The Company believes that cash provided by operating activities will be sufficient to meet its debt service and capital requirements through fiscal 1998.

     Cash Flows. The Company's net cash from operating activities totaled $6.7 million, $17.1 million and $14.0 million for the nine months ended March 31, 1997 and the fiscal years 1996 and 1995 respectively.

     Net cash provided by operating activities for the nine months ended March 31, 1997 was $1.4 million less than the comparable prior period. Net cash used in investing activities at March 31, 1996 totaled $12.2 million, including $9.4 million for utility property expenditures, $4.1 million in exploration related expenditures and $17.8 million for development related activities, partially offset by the proceeds from the sale of certain oil and gas properties totaling $18.7 million. Net cash used in investing activities at March 31, 1997 totaled $9.6 million, including $7.4 million in expenditures relating to utility activities, $3.7 million relating to exploration activities and $6.9 million relating to development activities, partially offset by approximately $12.0 million in proceeds related to the sale of certain oil and gas properties. For the nine months ended March 31, 1996, cash flows expended in financing activities totaled $3.7 million and included a $27.3 million net increase in long-term debt, a $25.7 million net decrease in short-term borrowings under the Company's credit facilities and $4.4 million in financing costs. For the nine months ended March 31, 1997, cash flows from financing activities totaled $3.0 million and included a net paydown on the Company's long-term credit facilities of $13.2 million and a net increase of $18.2 million in short-term borrowings.

     Net cash provided by operating activities was $3.1 million greater for the year ended June 30, 1996 than the prior twelve month period. Net income adjusted to reconcile net income to net cash was $16.6 million higher in the current period, offset by a $13.5 million difference in changes in working capital. Expenditures for plant, property and equipment were $39.4 million offset by $17.3 million in proceeds from the sale of properties as compared to plant, property and equipment expenditures for the prior period totaling $20.0 million and $73.2 million expended for the acquisition of the Company's natural gas distribution utility. The difference between the $39.4 million in property expenditures for the current period and the $21.6 million for the prior period is attributable primarily to inclusion for the first time of utility expenditures of $13.0 million. Cash flows from financing activities were $90.8 million higher in the prior period as a result of the increased borrowings related to the acquisition of the utility.

     Working Capital. At March 31, 1997 the Company had negative working capital of $15,600 as compared to negative working capital of $8,000 at June 30, 1996. The $7,600 decrease in working capital was due to, among other things, increases in current assets of $12.5 million, which included increases in accounts receivable of $23 million offset by a decrease in gas-in-storage of $6.0 million and a decrease in income tax receivable of $3.2 million as well as a decrease in other assets of $1.3 million. Current liabilities increased $20 million, which included increases in short-term debt of $18.2 million, increases in current maturities of long-term debt of $1.9 million and accrued taxes, other than income, of $4.9 million offset by a decrease in accounts payable of $4.9 million. Approximately $19.3 million of the increase in accounts receivable and approximately 100% of the decrease in gas-in-storage, as well as the increase in short-term debt, is related to the seasonal and weather sensitive nature of the local distribution company business activities, as discussed herein elsewhere.

     The income tax receivable of $3.2 million at June 30, 1996 has been eliminated as a result of payments received therefor.

     Allowances for doubtful accounts are primarily related to the activities of the local distribution company and are not affected by the seasonal increases in accounts receivable.

     Capital Expenditures. The Company requires capital primarily for the exploration, development and acquisition of oil and gas properties, the maintenance and extension of its natural gas distribution pipeline system, natural gas marketing activities, repayment of indebtedness, and general working capital needs.

     Utility capital expenditures are estimated to be approximately $10.8 million in fiscal 1997 and remain at such levels in the near term, of which approximately $5.5 million represents system integrity and reliability expenditures. In addition, the utility has an option until December 31, 1997, to purchase certain gas storage assets representing five storage fields with a seasonal storage capacity of 2.7 Bcf at a net book cost of approximately $7.1 million from an interstate pipeline as part of a contract settlement arrangement. Additionally, such investment levels may increase as a result of the acquisition of other local distribution company assets. The utility anticipates funding both planned, as well as discretionary capital expenditures through internally generated capital, utilization of its short-term credit facilities and other outside capital sources as available.

     During 1994 the Company determined that an increased level of investment in exploration, development and production activities was needed in order for both to diversify on a geographic and commodity basis and to generate certain levels of market penetration and earnings growth. Accordingly, the Company has begun to focus on exploration and development opportunities outside the Appalachian Basin and is currently pursuing projects in the Rocky Mountains and New Zealand. The Company expects to expend approximately $6.9 million on exploration projects in fiscal 1998. The Company expects to finance drilling and acquisition activities (domestic and international) through internally generated capital from all business segments and the Revolving Credit Facility, as well as developing financial arrangements with industry partners and specialized financial institutions. See "Business and Properties -- Gas and Oil Exploration and Production."

     While the Company currently intends to continue to make significant investments in oil and gas exploration, development and production and may also make significant investments to acquire business or properties and acquisitions, the Company's plans will depend significantly on future product prices. Oil and natural gas prices are volatile, and there are several potentially significant adverse effects to the Company that can result if product prices decline materially. First, lower product prices may adversely impact the Company's cash flows and could cause the Company to (i) curtail its capital program, (ii) borrow additional amounts under its Revolving Credit Facility or (iii) issue additional debt or equity securities on terms less favorable than might otherwise have been available. Second, lower product prices could cause the borrowing base under the Revolving Credit Facility to be reduced and certain covenant tests to be adversely affected. Third, if product prices remain low, decline further and cannot be offset by additional reserves, the Company could be required to write down its oil and gas properties resulting in a charge against earnings. The likelihood or magnitude of any or all of these potential impacts are impossible to predict or quantify at this time. See "Risk Factors" and "Business and Properties -- Gas and Oil Exploration and Production -- Oil and Gas Reserves."

     The effects of a material decline in product prices can have a beneficial effect on the results of operations for natural gas distribution, and such effects are typically opposite the effects that declining prices would have on the Company's oil and gas producing results of operations. During periods of declining natural gas prices and to the extent that the natural gas distribution company is able to acquire lower price gas supplies, operating margins and cash flow from utility operations are generally improved.

     Hedging Activities. Periodically the Company enters into futures, option and swap contracts to reduce the effects of fluctuations in natural gas and crude oil prices. The Company currently has interest rate hedging arrangements in effect with respect to Eastern American's existing credit facility, which interest rate hedging arrangements were terminated in connection with the repayment of such indebtedness with the proceeds of the Offering. The Company has no other material hedging arrangements outstanding. The Company may choose to enter into hedging arrangements in the future should the Company determine that such arrangements are advisable.

     Revolving Credit Facility. The Company received a commitment from General Electric Capital Corporation to provide the Revolving Credit Facility concurrently with the consummation of the Offering. The Revolving Credit Facility provides for a revolving line of credit with the availability of funds being subject to an annual borrowing base determination. The borrowing base provides for a maximum availability of $50.0 million (which amount is also expected to be the initial borrowing base). Borrowings under the Revolving Credit Facility bear interest, at the Company's option, at a floating rate which is at or above such financial institution's prime rate or a LIBOR rate, depending on the percentage of committed funds which have been borrowed. See "Description of Other Indebtedness -- Indebtedness of the Company." Interest is payable quarterly. Principal will mature five years following the execution of definitive loan documents. The Credit Agreement related to the Revolving Credit Facility requires the Company to pay certain fees to such financial institution, including a commitment fee based on the unused portion of the commitment. The Revolving Credit Facility contains customary restrictive covenants (including restrictions on the payment of dividends and the incurrence of additional indebtedness) and requires the Company to maintain a current ratio of not less than 1.0 to 1.0, a ratio of Adjusted EBITDA to Adjusted Interest Expense (in each case as defined in the Credit Agreement) of not less than 1.5 to 1.0 and a minimum tangible net worth of $30.0 million. At March 31, 1997, on a pro forma basis, the Company's current ratio would have been 1.7 to 1.0, the ratio of Adjusted EBITDA to Adjusted Interest Expense would have been 2.0 to 1.0 and the Company would have exceeded the tangible net worth test by $9.5 million. The Company believes it is in compliance with such covenants.

     Short-Term Borrowings and Lines of Credit. Certain of the Company's subsidiaries had unsecured short-term line of credit arrangements with banks totaling $73.0 million as of March 31, 1997. Borrowings under these lines of credit are anticipated to be used primarily to finance gas purchases and provide working capital during peak sales periods. As of March 31, 1997, $26.6 million was outstanding under these lines of credit. The lines of credit are typically in effect for a period of one year and are renewed on a year-to-year basis. Mountaineer's 7.59% Senior Notes due 2010 require Mountaineer to have (i) no amounts outstanding under its lines of credit for a period of at least 30 consecutive days during each period of 12 consecutive months or (ii) a period of 30 consecutive days during each 12 month period when Mountaineer would be entitled to incur at least $1 of additional Funded Indebtedness (as defined in the Indenture) pursuant to which the notes were issued.

     Effects of Inflation. Although certain of the Company's costs and expenses may be affected by inflation, inflationary costs have not had a significant impact on the Company's results of operations.

                            BUSINESS AND PROPERTIES

     Energy Corporation of America is a privately held, integrated energy company primarily engaged in natural gas distribution in West Virginia and in the development, production, transportation and marketing of natural gas and oil in the Appalachian Basin. For the fiscal year ended June 30, 1996, the Company had total revenues of $375.8 million and EBITDA of $56.8 million. During the first nine months of fiscal 1997, the Company had revenues of $305.2 million and EBITDA of $44.4 million.

     The Company operates the largest natural gas distribution utility in West Virginia, supplying natural gas sales and transportation service to approximately 200,000 customers in 45 of the 55 counties in West Virginia. The Company distributes approximately 57% of the total natural gas volumes distributed to end users in West Virginia. In fiscal 1996, the Company owned and operated approximately 3,900 miles of natural gas distribution pipelines and sold or transported 65.2 Bcf of gas.

     The Company is engaged in the development, production, transportation and marketing of natural gas and oil in the Appalachian Basin. As of March 31, 1997, the Company had estimated proved reserves of 172.9 Bcfe (95% natural gas and 90% developed) with a Present Value (as defined in the Glossary) of $125.8 million. For the fiscal year ended June 30, 1996, the Company's net gas and oil production was approximately 13.0 Bcfe. The Company is one of the largest operators in the Appalachian Basin where it holds interests in 4,755 gross (2,503 net) wells, substantially all of which it operates. In addition, the Company has recently commenced an exploration and development program in the Rocky Mountains and New Zealand, having acquired leasehold interests in approximately 431,000 gross acres (291,000 net acres) in the Rocky Mountain area and approximately 5.2 million gross acres (2.6 million net acres) in New Zealand.

     The Company has developed a significant gas marketing and aggregation business and owns and operates 2,000 miles of gathering and intrastate natural gas pipelines in West Virginia and Pennsylvania. During fiscal 1996, the Company aggregated and sold 150.0 Mmcf/day of natural gas, of which 41.1 Mmcf/day represents gas produced from wells operated by the Company.

     The Company has grown significantly since 1988 through acquisitions of oil and gas companies or properties which have added proved reserves of approximately 202.0 Bcfe, at an average acquisition cost of approximately $0.70 per Mcfe, and an interest in approximately 4,500 producing wells. In order to capitalize on opportunities arising from the deregulation of the transportation and distribution of natural gas, beginning in 1993 the Company broadened its strategy from its traditional concentration on oil and gas exploration and production to concentrate on building an integrated energy company focused on controlling reserves and maximizing upstream and downstream values. As part of its strategy, the Company acquired its natural gas distribution business in June 1995. During fiscal year 1996, approximately 25% of natural gas sold by the gas distribution utility operation came from the Company's own production.

BUSINESS STRENGTHS

     The Company believes it has certain strengths with respect to its business activities, including the following:

     - LOW COST OPERATIONS. Based on recent filings with the West Virginia Public Service Commission (the "WVPSC"), the Company's natural gas distribution utility operations and maintenance expense was $0.55 per throughput Mcf as compared to $1.53 per throughput Mcf for its largest competitor. The low cost structure of the Company's utility operation has enabled it to be the lowest price provider of natural gas to residential and commercial customers in its service area while realizing a reasonable rate of return. The Company's residential rate for gas service for 1996, as reported by the WVPSC, was $6.25 per Mcf of gas compared to an average of $7.01 per Mcf of gas for its major competitors in West Virginia. The Company is also a low cost producer of oil and natural gas, with lifting and operating costs of $0.57 per Mcfe in fiscal 1996.

     - DIVERSIFIED CASH FLOW STREAMS. The Company generates cash flow from its utility operation, gas marketing activities and development and production activities. The cash flows from these activities tend to be complimentary. The utility operation generally benefits from lower gas prices while the development and production activities generally benefit from higher gas and oil prices. The integration of these activities has resulted in greater stability in the Company's cash flows.

     - LEADING WEST VIRGINIA GAS DISTRIBUTION UTILITY. The Company operates the largest natural gas distribution utility in West Virginia. The Company is a leader in achieving innovative rate regulation in West Virginia, having proposed and received in November 1995 a three year moratorium on rates charged to its utility customers. The moratorium provides incentives to the Company to increase efficiencies and pursue ancillary opportunities. The Company believes that the opportunities afforded by the rate moratorium will more than offset the additional risk resulting from fixed utility rates.

     - HIGHLY DEVELOPED RESERVE BASE WITH LONG RESERVE LIFE. Approximately 90% of the Company's reserves are classified as proved developed producing and have an estimated remaining average reserve life index in excess of 13 years. The Company's Appalachian Basin properties are characterized by predictable and stable production profiles that decline gradually over their estimated economic life of approximately 25 years. As a result of the highly developed and long lived nature of its Appalachian Basin properties and the relatively low cost to drill development wells on these properties, the Company believes it has a low reinvestment requirement to maintain reserve quantities and production levels.

     - PREMIUM PRICING. The Company generally benefits from premium pricing for its Appalachian Basin production due to the geographic proximity of its reserves to the Northeast markets. In addition, the Company benefits from a balance of long, intermediate and short term fixed price gas contracts.

     - HIGH DEGREE OF OPERATIONAL CONTROL. Over 90% of the Company's proved reserves at March 31, 1997 are attributable to wells operated by the Company, giving the Company significant control over the amount and timing of capital and operating expenditures.

     - EXPERIENCED MANAGEMENT. The Company's management has substantial operational expertise and experience in the gas distribution utility industry and in the oil and gas industry, particularly with respect to the Appalachian Basin. This experience provides a significant base upon which to expand the Company's operations as cash flow and additional capital become available for investment.

BUSINESS STRATEGY

     The Company seeks to maximize shareholder value and increase cash flow by
(i) balancing a portfolio of higher risk, higher reward opportunities with its traditional moderate risk, moderate reward natural gas distribution utility and Appalachian Basin oil and gas development and production activities, (ii) increasing gas throughput volumes while reducing costs in its gas distribution utility operation, (iii) increasing oil and gas reserves and production through a managed risk exploration and development program and (iv) increasing gross profit margin through vertical integration by implementing the following operating strategies:

     - MAINTAIN LOW COST STRUCTURE. The Company's management team is focused on maintaining a low cost structure to maximize cash flow and earnings. As part of this focus, the Company's strategy is to participate only in businesses in which it believes it can be in the lowest quartile of operating and administrative costs compared to its peers. The Company believes that it has achieved operating efficiencies through the economies of scale resulting from its geographic focus in the Appalachian Basin and through the application of technology to its operating activities. The Company believes that maintaining its low cost structure makes it less sensitive to market fluctuations in the sales price of natural gas and oil.

     - VERTICAL INTEGRATION. The Company believes that the integration of its utility operation, its extensive transportation and marketing system and its stable, long-lived Appalachian Basin production allows it to capture both downstream and upstream margins and to increase operating flexibility. The Company expects to allocate its capital spending among its utility, exploration and production and gas marketing businesses in order to increase the vertical integration of its business.

     - BALANCED DEVELOPMENT AND EXPLORATION PROGRAM. In the Appalachian Basin, the Company has drilled 444 low risk development wells since 1987, achieving a success rate of 95%. Recently, the Company began drilling in Ohio's Rose Run Trend where 18 of 20 wells have been completed successfully. Outside the Appalachian Basin, the Company seeks exploration opportunities in which it can (i) add value through technical expertise, (ii) accumulate large leasehold interests in areas which have high quality reservoirs, and (iii) limit its initial capital requirements due to low entry costs and relatively low drilling costs in relation to reserve potential. After completing its technical evaluation of each project, the Company seeks to enter into joint development arrangements with industry partners in order to share initial exploration expenditures and to limit exposure to dry hole costs. To accelerate its entry into the Rocky Mountain region, the Company has established a joint venture with Thomasson Partner Associates, Inc., a geological and geophysical firm that specializes in generating exploration projects in that region utilizing advanced technologies, including advanced imaging applications of 3-D seismic data.

     - SELECTIVE ACQUISITIONS. The Company seeks to pursue acquisitions that are complementary to its existing operations, that are expected to be immediately additive to cash flow and earnings and that provide long term growth opportunities. The Company focuses on acquisitions that are located principally within the Company's operating areas and provide opportunities to (i) expand its natural gas utility business, (ii) reduce operating costs, (iii) increase reserves, (iv) enhance margins through marketing opportunities, and (v) increase operating leverage.

NATURAL GAS DISTRIBUTION

     The Company operates the largest natural gas distribution system in West Virginia and owns approximately 3,900 miles of natural gas distribution pipelines. The utility provides natural gas sales and transportation service to approximately 200,000 residential, commercial, industrial and wholesale customers in 45 of the 55 counties in West Virginia, including the cities of Charleston, Beckley, Huntington and Wheeling. The Company has a lower cost structure than any of its natural gas distribution competitors in West Virginia, and its cost structure is one of the lowest in the United States as compared to other natural gas distribution companies.

     CUSTOMERS. The table below sets forth certain information with respect to the operating revenue and related gas volumes of the utility for the periods indicated:

                                                YEAR ENDED JUNE 30,
                                          --------------------------------
                                            1994        1995        1996
                                          --------    --------    --------
Gas Distribution Revenue:
  Residential...........................      69.7%       72.3%       71.2%
  Commercial............................      22.3        20.3        23.8
  Transportation........................       7.1         7.0         3.8
  Industrial and other..................       0.9         0.4         1.2
                                          --------    --------    --------
          Total.........................     100.0%      100.0%      100.0%
                                          ========    ========    ========
Gas Volumes:
  Residential...........................      31.0%       28.2%       30.5%
  Commercial............................      10.2         8.2        10.9
  Transportation........................      58.3        63.3        57.9
  Industrial and other..................       0.5         0.3         0.7
                                          --------    --------    --------
          Total throughput volume.......     100.0%      100.0%      100.0%
                                          ========    ========    ========
Weighted average sales rate (per Mcf)...  $   5.99    $   6.65    $   6.40
Average use per customer (Mcf):
  Residential...........................       106          94         110
  Commercial............................       389         308         452
  Industrial............................    28,800       9,222      34,000
  Transportation........................    18,090      16,584      12,076
Average revenue per customer:
  Residential...........................  $    640    $    629    $    722
  Commercial............................     2,300       1,994       2,765
  Industrial............................   119,900      43,444     151,818
  Transportation........................     5,941       4,816       2,226
Average revenue per Mcf:
  Residential...........................  $   6.04    $   6.69    $   6.56
  Commercial............................      5.91        6.47        6.12
  Industrial............................      4.16        4.71        4.47
  Transportation........................      0.33        0.29        0.19
Average gas cost per Mcf sold...........  $   3.89    $   4.38    $   3.46
Weighted average Degree Days............     5,212       4,651       5,535
Miles of distribution pipes.............     3,819       3,853       3,887
Number of customers.....................   198,392     198,293     199,287

More than 95% of the residential and commercial customers of the utility use natural gas for heating. Revenues, therefore, vary with the weather and temperature both seasonally and annually. Industrial demand is dependent on local business conditions, competition from alternate sources of energy and weather. Demand for natural gas is also affected by Federal and state energy laws and regulations.

     RATE REGULATION. The Company's natural gas distribution utility is regulated by the WVPSC. See "-- Regulatory Matters." Prior to October 1995, the Company was subject to traditional regulatory rate making in West Virginia. Following a proposal by the Company's natural gas distribution utility, the WVPSC issued an order implementing a three year rate moratorium effective November 1995. The moratorium provides rate certainty to the Company's natural gas distribution utility customers by fixing the price of gas for three years. By entering into the moratorium, the Company assumes the risks and benefits of fixed utility rates, its gas purchasing activities, ancillary business activities and achieving operational efficiencies. The Company has sought to capitalize on the opportunities provided by the rate moratorium by providing billing services for a fee for a local water company, consolidating multiple customer service centers into one location and entering into a multi-year gas purchase contract with the Company's exploration and production subsidiary. The Company believes that the opportunities afforded by the rate moratorium more than offset the additional risk accompanying fixed utility rates.

     GAS SUPPLY. The Company currently obtains natural gas from a variety of sources, including gas purchased in the Gulf Coast and Appalachia regions of the United States. The gas purchased from producer/suppliers in the Gulf Coast region is transported through the interstate pipeline systems of Columbia Gulf Transmission Company ("Columbia Gulf"), Columbia Gas Transmission Corporation ("Columbia Gas"), and Tennessee Gas Pipeline Company ("Tennessee Gas") to the Company's local distribution facilities in West Virginia. Approximately 67% of the gas purchased in the Appalachia region is transported by Columbia Gas, with the balance directly delivered into the Company's gas utility distribution system.

     The Company purchases its gas supply pursuant to a balanced portfolio of intermediate term (one to five years) and short term (less than one year) contractual arrangements. The following table sets forth the volume of natural gas purchased and percentage of total volume of natural gas purchases, with respect to those suppliers accounting for five percent or more of the Company's purchases for the fiscal year ended June 30, 1996 and for the nine months ended March 31, 1997, as well as volumes of natural gas subject to natural gas purchase contracts with significant suppliers for the fiscal year ended June 30, 1998:

                                                                          NINE MONTHS ENDED          YEAR ENDED
                                          YEAR ENDED JUNE 30, 1996         MARCH 31, 1997         JUNE 30, 1998(1)
                                          -------------------------   -------------------------   ----------------
                SUPPLIER                  VOLUME (MCF)   % OF TOTAL   VOLUME (MCF)   % OF TOTAL     VOLUME (MCF)
                --------                  ------------   ----------   ------------   ----------   ----------------
     Company Production.................   7,751,070         25%       7,514,364         31%         11,521,539
     Equitable Resources................   4,668,201         15%       2,286,591         10%          1,638,571
     Texaco Natural Gas.................   3,159,207         10%       1,452,419          6%                 --
     Penn Union.........................   2,701,039          9%              --         --                  --
     Natural Gas Clearinghouse..........   1,908,762          6%              --         --                  --
     Cabot Oil and Gas..................   2,391,652          8%              --         --                  --
     Coastal Gas Marketing..............          --         --        2,389,955         10%          3,539,700
     Noble Gas Marketing................          --         --        2,639,011         11%                 --

---------------

(1) Volumes subject to gas purchase contracts in effect as of April 18, 1997.

     The following table sets forth certain information relating to the Company's gas supply purchases for the fiscal years 1994 through 1996.

                                            YEAR ENDED JUNE 30,
                                          ------------------------
                                          1994      1995      1996
                                          ----      ----      ----
     Interstate suppliers...............  78%       78%       62%
     Company production.................    7         8        25
     Other Appalachian Basin producers..   15        14        11
     Interstate pipelines and other.....    0         0         2
                                          ---       ---       ---
               Total....................  100%      100%      100%
                                               ===       ===       ===

     TRANSPORTATION AND STORAGE CAPACITY. To ensure continuous, uninterrupted service to its customers, the Company has in place long-term transportation and service agreements with Columbia Gas, Columbia Gulf and Tennessee Gas. These contracts cover a wide range of transportation services and volumes, ranging from firm transportation service ("FTS") to no-notice service ("NTS") and storage with such contracts expiring on various dates ranging from Octo-ber 31, 2000 through October 31, 2004. The aggregate annual reservation fees associated with such contracts totaled approximately $41.2 million for the fiscal year ended June 30, 1996. To the extent that the Company may revise its gas procurement practices so as to procure a greater percentage of its gas supply from local sources in West Virginia, such firm transportation agreements and their associated reservation fees may be phased out as such contracts expire or may be brokered and released for various periods of time.

     Gas sales and/or transportation contracts with interruption provisions, whereby large volume users purchase gas with the understanding that they may be forced to shut down or switch to alternate sources of energy at times when the gas is needed for higher priority customers, have been utilized for load management by the Company and the gas industry as a whole for many years. In addition, during times of special supply problems, curtailments of deliveries to customers with firm contracts may be made in accordance with guidelines established by appropriate federal and state regulatory agencies. There have been no supply-related curtailments of deliveries to the Company or its customers with firm contracts during the last seven years.

     COMPETITIVE CONDITIONS. The natural gas business competes with oil for industrial uses and with electricity for drying, cooking, water heating and space heating. The Company competes with a number of other gas utilities in West Virginia and it also competes with gas marketers in the sale, but not the delivery (transportation), of natural gas. Large industrial and commercial end users also have the option to bypass the Company's distribution system by constructing pipelines to interconnect directly with the interstate pipeline which transports all the natural gas consumed in the region. Although no bypass by customers has occurred to date, the Company generally realizes lower transportation revenues from large industrial and commercial end users due to the possibility of such a bypass.

     The Company currently has a significant competitive price advantage over both electricity and fuel oil in its service territory. In a study of residential energy costs released by the WVPSC in January 1997, fuel oil for space heating was approximately 13% more expensive than gas, and electricity for residential space heating was up to 126% more expensive than gas.

     The Company has negotiated reduced rates for certain end users to: (1) provide economic relief to aid the end user in remaining an ongoing concern; (2) add an incentive to end users to add incremental load; and (3) dissuade the end user from bypassing the Company's system. There are approximately 60 end users that have negotiated a reduced rate for service with annual usage levels ranging from approximately 200 Mcf to approximately 19.9 Bcf. Historically, the WVPSC has allowed the Company to recover the difference between the tariff rate and the reduced rate through the base rate filing proceeding.

     The Company's demand from commercial and industrial customers is dependent on local business conditions and competition from alternate sources of energy, and demand from residential customers likewise is subject to competition from alternate energy sources. The Company is also subject to competition from interstate and intrastate pipeline companies, producers and other utilities which may be able to serve commercial and industrial customers from their transmission, gathering and/or distribution facilities. In certain markets, gas has a competitive advantage over alternate fuels, while in other markets it is not as price competitive.

     The Company's natural gas distribution utility began offering gas transportation service to its industrial customers in 1983. The availability of both firm and interruptible transportation service, which enables industrial end users to purchase lower cost gas supplies directly from producers, is an important factor in maintaining gas usage by those end users during periods of low residual oil prices. Continued evolution in the natural gas industry, resulting primarily from FERC Order Nos. 436, 500 and 636, has served to increase the ability of large gas end users to bypass the Company in obtaining gas supply and transportation services. While the Company has not lost any industrial load as a result of bypass, it generally realizes lower transportation revenues from large industrial and commercial end users due to the possibility of such bypass. Further, most industrial users that have a choice of alternate fuels have continued to use gas due to price and other considerations.

GAS AND OIL EXPLORATION AND PRODUCTION

     The Company is engaged in the exploration for and production of natural gas and oil primarily within the Appalachian Basin in the states of West Virginia and Pennsylvania. The Company also owns interests in the Rocky Mountains and New Zealand where it is currently evaluating a number of exploration projects. The Company's proved gas and oil reserves are estimated as of March 31, 1997 at
164.5 net Bcf and 1,391 (net) Mbbls, respectively. For the fiscal year ended June 30, 1996, the Company's net gas production was approximately 9.8 Bcf and net oil production was approximately 522 Mbbls, for a total of 13.0 Bcfe. For the fiscal year ended June 30, 1996, the Company's operating margin was $1.51 per Mcf.

     APPALACHIAN BASIN. The Appalachian Basin is a mature producing region with well known geologic characteristics. Most of the wells in the Appalachian Basin are relatively shallow, ranging from 2,500 feet to 5,500 feet, and many are completed to multiple producing zones. In general, these wells are located on proved producing properties with stable production profiles and generally long-lived production, often with total projected economic lives in excess of 25 years. Once drilled and completed, ongoing operating and maintenance requirements are low, and only minimal, if any, capital expenditures are typically required. The Company holds interests in 4,755 gross (2,503 net) wells in the Appalachian Basin and serves as operator of substantially all of such wells in which it has a working interest. The Company's proved gas and oil reserves attributable to its Appalachian Basin properties are estimated as of March 31, 1997 at 172.9 Bcfe, of which approximately 95% was gas reserves and 5% was oil reserves. For the fiscal year ended June 30, 1996, the Company's gas production from its Appalachian Basin properties was approximately 9.4 Bcf on a net basis and 23.2 Bcf on a gross basis. In the Appalachian Basin, the Company has interests in approximately 322,460 gross acres (189,249 net acres) of producing properties and in an additional 100,059 gross acres (74,905 net acres) of undeveloped properties located primarily in West Virginia, Pennsylvania and Ohio.

     The Company is currently conducting its drilling activities in Ohio under two area of mutual interest arrangements with industry partners with respect to an aggregate of approximately 34,000 gross acres (the "Knox Play"). The Company's Ohio operations have resulted in the successful completion of 18 wells out of 20 wells drilled, with an average initial production rate of approximately 840 Mcfe/day, a rate substantially in excess of the initial production rates typically associated with the Company's Appalachian Basin properties located in West Virginia and Pennsylvania. The Company, through its rights to propose seismic shoots and drilling, is actively involved in the process of determining the drilling schedule for both joint ventures. The Company has the right to participate for a 50% working interest on a well by well basis in 14,000 gross acres in Fairfield County, Ohio and a 25% working interest in 20,000 gross acres in Licking County, Ohio. The Company makes drillsite selections after carefully evaluating the seismic and other geological data, estimates of completion and production costs and its estimates of recoverable reserves. The Company believes that these joint ventures have enabled it to limit its initial capital commitments for seismic and acreage and to spread the risk of this exploratory play with other experienced operators in Ohio. Independent of its existing strategic alliances, the Company recently acquired 3,600 gross undeveloped acres in Licking County, Ohio.

     ROCKY MOUNTAINS. The Company has recently acquired developed and undeveloped leasehold interests in approximately 431,000 gross acres (291,000 net acres) located in the Rocky Mountain area. The Company has acquired its interests in these properties under joint venture arrangements with industry partners that enabled the Company to make relatively low initial capital investments and that permit a managed risk approach to subsequent capital investments related to specific drilling activities. The Company has a contractual arrangement with Thomasson Partner Associates, Inc., a firm which specializes in utilizing advanced technologies to identify attractive drilling prospects. The Company, in conjunction with Thomasson and other industry partners, has identified and is currently focusing on six exploration plays with respect to these properties which are located in the Blanding Basin, Utah, West Williston Basin, Montana, East Williston Basin, North Dakota and the Wind River, West Powder River and East Powder River Basins, Wyoming. The Company plans to shoot 3-D seismic surveys with respect to 10 of the 20 prospects identified in these plays. The Company typically operates the projects in which it holds a majority working interest and determines whether to pursue potential projects through risk aversion analysis which balances reserve potential, technical risk, and full-cycle evaluation cost. Where partners are required, the Company targets companies who can add technical value in addition to financial support. Partners who take a working interest in the Company's projects reimburse sunk exploration costs and typically pay an additional premium to cover overhead and management fees. Subject to further evaluation, the Company expects that it will drill several exploratory wells in 1997 on prospects that meet its managed risk criteria of relatively low drilling and completion costs and significant reserve and production potential.

     NEW ZEALAND. The Company's international properties consist of approximately 5.2 million gross acres (2.6 million net acres) located onshore and offshore of the North Island of New Zealand. The Company was awarded a five-year exploration concession with respect to these properties in 1996, and the Company subsequently entered into a 50-50 joint venture arrangement with ENERCO New Zealand Limited, a major New Zealand gas utility company, providing for a sharing of costs and benefits associated with exploration and production activities on these properties. The Company and its joint venture partners are currently in the process of reprocessing existing seismic data and shooting 2-D seismic surveys on a portion of the onshore acreage. The Company also expects that it will shoot 3-D seismic surveys with respect to portions of the offshore acreage. Subject to evaluation of the seismic data, the Company expects that it will commence drilling of one or more exploratory wells in 1998.

     OIL AND GAS PROPERTIES. As of March 31, 1997, the Company's properties included working interests in 4,760 gross (2,505 net) productive oil and gas wells. The following table sets forth summary information with respect to the Company's estimated proved oil and gas reserves at March 31, 1997.

                                           PRESENT VALUE                                NATURAL GAS
                                          ----------------   OIL & NGLS   NATURAL GAS   EQUIVALENT
                                           AMOUNT      %      (MBBLS)       (MMCF)        (MMCFE)
                                          --------   -----   ----------   -----------   -----------
                                                               (IN THOUSANDS)
Region:
  West Virginia.........................  $ 83,989    66.7      192.2       121,296       122,449
  Pennsylvania..........................    27,929    22.2        5.9        39,632        39,667
  Other.................................    13,925    11.1    1,192.8         3,651        10,808
                                          --------   -----    -------       -------       -------
          Total.........................  $125,843   100.0    1,390.9       164,579       172,924
                                          ========   =====    =======       =======       =======

     OIL AND GAS RESERVES. The following table sets forth summary information with respect to the Company's estimated proved oil and gas reserves. All information in this Prospectus as of June 30, 1996, 1995 and 1994 relating to estimated oil and gas reserves and the estimated future net cash flows attributable thereto is based upon the Reserve Reports prepared by Ryder Scott Company and Joseph Mendoza, Inc., both independent petroleum engineers (the "Independent Engineers"), except for the reserves attributed to properties owned by a subsidiary of the Company's natural gas distribution utility, which reserves were estimated by the Company. These properties comprised approximately 6.7% of the Company's estimated total proved reserves at June 30, 1996. All information in this Prospectus as of March 31, 1997 relating to estimated oil and gas reserves and estimated future net cash flows attributable thereto is based on estimates prepared by Ryder Scott Company, except for the reserves attributed to properties owned by a subsidiary of the Company's natural gas distribution utility, which reserves were estimated by the Company. These properties comprised approximately 7.4% of the Company's estimated total proved reserves at March 31,

1997. The estimates of oil and gas reserves and estimated future net cash flows attributable thereto at March 31, 1997 reflect the sale of the Company's interest in certain oil and gas properties in California that occurred in March 1997. All calculations of estimated reserves and future net cash flows have been made in accordance with the rules and regulations of the Commission, and, except as otherwise indicated, give no effect to federal or state income (including
Section 29 credits) taxes otherwise attributable to estimated future cash flows from the sale of oil and gas. The Present Value of estimated future net cash flows has been calculated with constant prices in effect at the time of the estimates using a discount factor of 10%. For purposes of estimated reserves and cash flows at March 31, 1997, average product prices of $2.41 per Mcf of gas and $16.24 per barrel of oil at such date were used.

                                                                                AS OF
                                                   AS OF JUNE 30,             MARCH 31,
                                          --------------------------------    ---------
                                            1994        1995        1996        1997
                                          --------    --------    --------    ---------
Total net proved(1):
  Gas (Mmcf)............................   170,319     171,826     159,446     164,579
  Oil (Mbbls)...........................     7,003       7,020       6,668       1,391
  Total (Mmcfe).........................   212,335     213,946     199,453     172,924
Net proved developed:
  Gas (Mmcf)............................   160,980     167,442     153,230     148,362
  Oil (Mbbls)...........................     7,003       6,886       6,668       1,146
  Total (Mmcfe).........................   202,998     208,758     193,238     155,238
Estimated future net cash flows before
  income taxes (in thousands)(2)........  $400,073    $274,651    $304,237    $333,273
Present Value of estimated future net
  cash flows before income taxes (in
  thousands)(2).........................  $162,036    $127,886    $130,778    $125,843

---------------

(1) Net proved reserves reflect the sale of approximately 19.7 Bcf of proved reserves in 1996 and approximately 34.7 Bcfe of proved reserves in 1997.

(2) Estimated future net revenues and discounted estimated future net revenues are not intended, and should not be interpreted, as representing the fair market value for the estimated reserves.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment and the existence of development plans. As a result, estimates of reserves made by different engineers for the same property will often vary. Results of drilling, testing and production subsequent to the date of an estimate may justify a revision of such estimates. Accordingly, reserve estimates are generally different from the quantities of oil and gas that are ultimately produced. Further, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including geological success, prices, future production levels and costs that may not prove to be correct. Predictions about prices and future production levels are subject to great uncertainty, and the meaningfulness of such estimates depends on the accuracy of the assumptions upon which they are based. See "Risk Factors -- Uncertainty of Reserves and Future Net Revenues."

     PRODUCING WELLS. The following table sets forth certain information relating to productive wells at March 31, 1997. Wells are classified as oil or gas according to their predominant production stream.

                                              GROSS WELLS                NET WELLS
                                         ---------------------    -----------------------
                 LOCATION                OIL     GAS     TOTAL    OIL     GAS      TOTAL
                 --------                ---    -----    -----    ---    -----    -------
    Appalachian Basin..................   8     4,747    4,755    1.4    2,502      2,503
    Other..............................   5         0        5    2.3        0        2.3
                                         --     -----    -----    ---    -----    -------
              Total....................  13     4,747    4,760    3.7    2,502    2,505.3
                                         ==     =====    =====    ===    =====    =======

     ACREAGE. The following table sets forth the developed and undeveloped gross and net acreage held at March 31, 1997.

                                           DEVELOPED ACREAGE      UNDEVELOPED ACREAGE
                                           ------------------    ----------------------
                                            GROSS       NET        GROSS         NET
                                           -------    -------    ---------    ---------
    Appalachian Basin....................  322,460    189,249      100,059       74,905
    Rocky Mountains......................    4,000      3,500      427,000      287,500
    New Zealand..........................        0          0    5,159,152    2,579,576
    Other................................    1,063        836       36,413       35,473
                                           -------    -------    ---------    ---------
              Total......................  327,523    193,585    5,722,624    2,977,454
                                           =======    =======    =========    =========

     PRODUCTION, PRICES AND PRODUCTION COSTS. The following table sets forth certain production data, the average sales prices and average production expenses attributable to the Company's properties on an historical basis for 1994, 1995, 1996 and the nine months ending March 31, 1996 and March 31, 1997.

                                                                         NINE MONTHS
                                            YEAR ENDED JUNE 30,        ENDED MARCH 31,
                                         --------------------------    ----------------
                                          1994      1995      1996      1996      1997
                                         ------    ------    ------    ------    ------
  Production Data:
      Oil (Mbbls)......................     459       535       522       387       425
      Natural gas (Mmcf)...............   8,775     8,982     9,816     7,414     7,113
      Natural gas equivalent (Mmcfe)...  11,527    12,190    12,950(1)  9,739     9,664
  Average Sales Price:
      Oil ($/Bbl)......................  $12.96    $15.01    $16.02    $15.37    $18.09
      Natural gas ($/Mcf)..............  $ 2.43    $ 1.95    $ 2.01    $ 2.01    $ 2.19

  Lifting and Operating Expense
      ($/Mcfe).........................  $ 0.54    $ 0.58    $ 0.57    $ 0.56    $ 0.44

---------------

(1) The increase from 1995 production was primarily attributable to the properties included in the Mountaineer Acquisition.

     DRILLING ACTIVITIES. The Company has a large inventory of exploration drilling opportunities that the Company believes consist of moderate risk/moderate reward, as well as higher risk/higher reward exploration projects. In addition, for fiscal year 1998, the Company has identified and expects to drill 15 gross (8 net) exploration projects in the Rocky Mountain region and 3 gross (1.5 net) exploration projects in New Zealand. In addition, the Company has identified numerous other exploration drilling opportunities within its existing properties.

     The Company plans to spend approximately 10% of its cash flow for the foreseeable future to fund higher risk exploration activities and to participate in a variety of projects with differing characteristics. The Company's existing inventory of exploration projects varies in risk and reward based on their depth, location and geology. A significant portion of the existing, as well as future, exploration projects will be enhanced by use of advanced technology including 3-D seismic and improved completion techniques.

     DRILLING RESULTS. The following table summarizes actual drilling activities for the three years ended June 30, 1996 and for the nine months ended March 31, 1997.

                                                                           NINE MONTHS
                                                                              ENDED
                                         YEAR ENDED JUNE 30,                MARCH 31,
                              ------------------------------------------   -----------
                                  1994           1995           1996          1997
                              ------------   ------------   ------------   -----------
                              GROSS   NET    GROSS   NET    GROSS   NET    GROSS   NET
                              -----   ----   -----   ----   -----   ----   -----   ---
Development:
  Productive
     Appalachian............   46     19.0    23      8.8    36     13.6     7     4.4
     Other..................    2      1.6     2      1.6     2      0.8     0       0
                               --     ----    --     ----    --     ----    --     ---
          Total.............   48     20.6    25     10.4    38     14.4     7     4.4
                               ==     ====    ==     ====    ==     ====    ==     ===
  Nonproductive
     Appalachian............    2      0.8     1      0.4     0        0     1     0.9
     Other..................    0        0     0      0.0     1      0.4     1     0.9
                               --     ----    --     ----    --     ----    --     ---
          Total.............    2      0.8     1      0.4     1      0.4     2     1.8
                               ==     ====    ==     ====    ==     ====    ==     ===
Exploratory:
  Productive
     Appalachian............    0        0     4      1.2     1      0.4    14     3.9
     Other..................    1      0.4     1      0.4     2      0.9     0       0
                               --     ----    --     ----    --     ----    --     ---
          Total.............    1      0.4     5      1.6     3      1.3    14     3.9
                               ==     ====    ==     ====    ==     ====    ==     ===
  Nonproductive
     Appalachian............    4      1.5     5      2.3     5      2.1     0       0
     Other..................    1      0.4    12      4.6    12      3.6     9     7.0
                               --     ----    --     ----    --     ----    --     ---
          Total.............    5      1.9    17      6.9    17      5.7     9     7.0
                               ==     ====    ==     ====    ==     ====    ==     ===

     COMPETITION. The Company encounters substantial competition in acquiring properties, marketing oil and gas, securing equipment and personnel and operating its properties. The competitors in acquisitions, development, exploration and production include major oil companies, numerous independent oil and gas companies, gas marketers, individual proprietors and others. Many of these competitors have financial and other resources which substantially exceed those of the Company and have been engaged in the energy business for a much longer time than the Company. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit.

     Natural gas competes with other forms of energy available to customers, primarily on the basis of rates. These alternate forms of energy include electricity, coal and fuel oils. Changes in the availability or price of natural gas or other forms of energy, as well as business conditions, conservation, legislation, regulations and the ability to convert to alternate fuels and other forms of energy may affect the demand for natural gas.

     Demand from commercial and industrial customers is dependent on local business conditions and competition from alternate sources of energy. The natural gas distribution utility's demand from residential customers likewise is subject to competition from alternate energy sources. The natural gas distribution utility is also subject to competition from interstate and intrastate pipeline companies, producers, gas marketers and other utilities which may be able to serve commercial and industrial customers from their transmission, gathering and/or distribution facilities. In certain markets, gas has a competitive advantage over alternate fuels, while in other markets it is not as price competitive.

GAS SALES AND MARKETING

     The Company has developed a significant gas aggregation and marketing operation. The Company aggregates natural gas through production from properties in the Appalachian Basin in which the Company has an interest, the purchase of gas delivered through the Company's gathering pipelines located in the Appalachian Basin, the purchase of gas produced in the Southwestern areas of the United States pursuant to contractual arrangements and the purchase of gas in the spot market. The Company sells gas to local gas distribution companies, industrial end users located on the East Coast, other gas marketing entities and into the spot market for gas delivered into interstate pipelines. The Company has historically attempted to balance its gas sales mix with approximately one-third of its total gas sales being made under premium-priced long term contracts (contracts with terms of five years or more), one-third being sold under intermediate term contracts (contracts with terms of one to five years), and one-third being sold under short term contracts (contracts with terms of less than one year) or on a spot market basis. See "-- Significant Gas Sales and Purchase Contracts."

     The Company owns and operates approximately 2,000 miles of gathering lines and intrastate pipelines that are used in connection with its gas aggregation and marketing activities. In addition, the Company has entered into contracts with interstate pipeline companies that provide it with rights to transport specified volumes of natural gas. During the fiscal year ended June 30, 1996, the Company aggregated and sold an average of 150.0 Mmcf of gas per day, of which 41.1 Mmcf per day represented sales of gas produced from wells operated by the Company. The Company believes its ability to satisfy gas supply commitments from its own reserve base has significantly enhanced its ability to become a principal marketer of gas produced in the Appalachian Basin.

     Approximately 97% of the Company's gas production, on an Mcfe basis, for fiscal 1996 was attributable to its Appalachian Basin properties. Gas production from Appalachian Basin properties has historically received a higher price, due to its proximity to the Northeastern gas markets and the stable deliverability characteristics of Appalachian Basin production, than gas delivered at Henry Hub, Louisiana or at delivery points in the Rocky Mountains. In addition, the Company's ability to aggregate large quantities of natural gas from its own production and from third parties through the activities of its marketing operations has contributed to the ability of the Company to receive higher prices for its gas sales as compared to gas delivered at Henry Hub, Louisiana.

     The Company, excluding the natural gas distribution utility, is a party to fixed price gas sales contracts with third parties having an initial term of more than one year that obligated the Company to sell approximately 9.0 Bcf of natural gas in fiscal 1996. In addition, a subsidiary of the Company sold approximately 9.5 Bcf of natural gas in fiscal 1996 to another subsidiary of the Company pursuant to a gas sales contract. See "-- Significant Gas Sales and Purchase Contracts." The Company satisfied its obligations under these contracts through gas production attributable to its interests in gas and oil properties (9.8 Bcf in fiscal 1996), through production attributable to the interests of third parties in gas and oil properties operated by the Company (12.2 Bcf in fiscal 1996) and from natural gas aggregated by the Company (38.9 Bcf in fiscal
1996) pursuant to its aggregation and marketing activities from third parties. The Company expects to continue to satisfy its obligations under its existing gas sales contracts in a similar manner.

SIGNIFICANT GAS SALES AND PURCHASE CONTRACTS

     The Company currently has two significant gas sales contracts with third parties. In addition, Mountaineer has entered into a contract to purchase natural gas from Eastern American and Eastern Marketing. The following is a description of these contracts.

     Eastern American is a party to a contract with Hope Gas, Inc. ("Hope"), a subsidiary of Consolidated Natural Gas, that requires Eastern American to sell up to 5,300 Mmbtu per day through October 31, 1998. The pricing under the contract is based on a demand and commodity component. The contract requires Hope to pay Eastern American a demand component of $51,589 per month and a commodity component that is $2.20 per Mmbtu through October 31, 1996, $2.10 per Mmbtu through October 31, 1997 and $2.00 per Mmbtu through October 31, 1998. For fiscal year 1996, the gas sold pursuant to this contract accounted for 1.2% of the Company's consolidated revenues and 8.0% of the total gas production volume of the Company.

     Eastern American is a party to a contract with Seneca Power Partners L.P., a limited partnership in which Eastern American and Sithe Energy USA, Inc. are limited partners, with Seneca Power Corporation as the general partner. This contract has a 15-year term that commenced on September 1, 1992 and provides for a fixed price that increases 5% per year until 1999, at which time Eastern American has the option to renegotiate the price. Such renegotiated price cannot exceed certain financial ratios set forth in the contract. If, after negotiation, the parties cannot reach an agreement, the contract provides for dispute resolution through binding arbitration. Contract volumes are a minimum of 10,300 Mmbtu per day and a maximum of 12,900 Mmbtu per day. For fiscal year 1996, the gas sold pursuant to this contract accounted for 16.8% of the Company's total gas production volume and the average sales price was $2.893 per Mmbtu.

     In connection with the sale of a net profits interests in certain oil and gas properties to the Royalty Trust in March 1993, Eastern Marketing entered into a gas purchase contract to purchase all gas production attributable to the Eastern American Natural Gas Trust (the "Royalty Trust") until the termination of the Royalty Trust in May 2013. See "-- Significant Acquisitions and Dispositions." The purchase price under the gas purchase contract through December 1999 will be based in part on a fixed price component, which escalates each year, and in part on a variable price component, which fluctuates with certain spot market prices, provided that the purchase price during such period will not be less than a specified minimum purchase price. The minimum purchase price was $2.36 per Mcf in 1996 and such minimum purchase price escalates at approximately 9% per year. The fixed price component was $3.08 in calendar 1996 and escalates five percent each year through December 1999. The variable price is equal to the future contract prices per Mmbtu for natural gas delivered to Henry Hub, Louisiana plus $0.30 per Mmbtu, multiplied by 110% to reflect a fixed adjustment for Btu content. The fixed price component is given a weighting of 66 2/3% and the variable price component is given a weighting of 33 1/3% through December 1999. Beginning in January 2000, the purchase price under the gas purchase contract will be determined solely by reference to the variable price component without regard for any minimum purchase price. Eastern American has entered into a standby performance agreement with the Royalty Trust to support the obligations of Eastern Marketing under the gas purchase contract. See "-- Significant Acquisitions and Dispositions."

     Eastern American and Eastern Marketing entered into a Gas Purchase Contract with Mountaineer on September 13, 1995. This contract has a three year term commencing November 1, 1995 and provides for a gas demand charge of $0.08 per Mmbtu up to the daily contract demand volume of 28,000 Mmbtu per day. For each Mmbtu of gas delivered Mountaineer will pay Eastern American a price of $2.20 per Mmbtu for the first contract year, $2.10 per Mmbtu in the second contract year and $2.00 per Mmbtu in the third contract year. In addition, the parties have agreed to a sharing arrangement on any revenue generated from Mountaineer being able to release firm capacity on interstate transportation systems. Since Mountaineer is a public utility and an affiliate of Eastern American and Eastern Marketing, this contract required the approval of the WVPSC, which approval has been obtained.

SIGNIFICANT ACQUISITIONS AND DISPOSITIONS

     The Company has grown significantly since 1988 through acquisitions. Set forth below is a summary of the most significant acquisitions and dispositions over the past eight years.

     BREITBURN DISPOSITION. In March 1997, the Company sold approximately 34.7 Bcfe of proved reserves in California for total consideration of approximately $23.8 million. The total consideration included $11.3 million of cash and a promissory note in the principal amount of $1.5 million. In addition to the cash and promissory note, the Company received an assignment of a 20% working interest in certain undeveloped properties located in California, a 50% interest in certain surface real estate located in California and retained a 30% ownership interest in the successor entity.

     SECTION 29 MONETIZATION. In November 1995, the Company transferred approximately 19.7 Bcf of proved reserves located in the Appalachian Basin to a limited partnership as to which a subsidiary of the Company acts as general partner. The limited partner contributed approximately $17.3 million to the partnership, which amount was subsequently distributed to the Company. In connection with such transaction, the Company agreed to purchase all of the gas produced from certain wells transferred to the partnership until September 2015 unless earlier terminated by either party upon 30 days written notice. This transaction enabled the Company to transfer properties which were eligible for
Section 29 tax credits.

     ALLEGHENY & WESTERN ACQUISITION. In June 1995, the Company acquired all of the outstanding stock of Allegheny & Western Energy Corporation, a company whose stock had traded on the New York Stock Exchange prior to the acquisition, for approximately $95.3 million. As a result of this transaction, the Company acquired all of the stock of Mountaineer and interests in 886 producing gas and oil wells with approximately 28.5 Bcf of proved producing reserves located primarily in West Virginia.

     BREITBURN ACQUISITION. The Company acquired a limited partnership interest in certain oil and gas properties located in Los Angeles County, California from Occidental Petroleum Corporation and Oxy USA, Inc. which added approximately 31 Bcfe to the Company's proved producing reserves for a purchase price of approximately $12 million.

     ROYALTY TRUST. In March 1993, the Company conveyed to the Eastern American Natural Gas Trust (the "Royalty Trust"), a trust whose units are traded on the New York Stock Exchange, certain net profits interests derived from the Company's working interest in certain natural gas properties located in the Appalachian Basin whose production is eligible for tax credits under Section 29 of the Internal Revenue Code. Proved net developed and undeveloped reserves attributable to these interests were approximately 66.5 Bcfe. The Company received approximately $93 million from the proceeds of the initial public offering of the Royalty Trust.

     EDISTO RESOURCES ACQUISITION. In January 1991, the Company acquired from Edisto Resources Corporation and NRM Operating Company, L.P. interests in 807 producing natural gas wells located principally in West Virginia and Pennsylvania. These wells produced 16,250 Mmcf per day gross and 11,000 Mmcf per day net in 1991, with natural gas reserves estimated to total approximately 45.0 Bcf. These wells are located on 127,855 gross (110,714 net) developed acres and 8,300 gross (7,850 net) undeveloped acres. The purchase price of these assets totaled approximately $31.0 million.

     J&J ACQUISITION. In November 1988, Eastern American acquired 100% of the outstanding common stock of J&J Enterprises, Inc., a closely held Pennsylvania based corporation, for total consideration consisting of shares of the common stock of Eastern American (which were subsequently repurchased by Eastern American), the assumption of $59.1 million of bank debt and certain other obligations. The properties acquired in this transaction included 1,370 gross (797 net) producing gas wells in Pennsylvania and 920 gross (540 net) producing gas wells in West Virginia and approximately 81,347 gross developed acres and 24,000 gross undeveloped acres. The acquisition added approximately 99.0 Bcfe to the Company's Appalachian Basin proved producing gas reserves.

     The Company believes that each of these acquisitions and dispositions is consistent with its focus on pursuing vertical integration to capture downstream margins, maintaining low cost operations, establishing a balanced development and exploration program and achieving diversified cash flows which are less sensitive to commodity pricing risks.

REGULATORY MATTERS

     GENERAL. The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the prices the Company may charge for distribution and transportation of natural gas, exploration for and development, production, gathering, marketing, transportation and storage of oil and gas. These regulations, among other things, may affect the rate of oil and gas production. The Company's operations are subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from the Company's operations. See "Risk Factors -- Regulations Affecting Operations."

     WEST VIRGINIA PUBLIC SERVICE REGULATION. The Company operates a natural gas distribution utility that is regulated by the WVPSC. Under traditional rate making in West Virginia, the natural gas distribution utility is prohibited from increasing its base rate unless it obtains the approval of the WVPSC. In general, the WVPSC would review any base rate increase based upon an analysis of the cost of service, as adjusted for known and measurable changes in expenses and revenues, and would also include a reasonable return on equity. In determining the overall rate of return on equity allowed in the rate proceeding, the WVPSC employs a methodology which computes both the natural gas distribution utility's cost of debt capital as well as a cost of equity capital. The allowable return on equity is designed to compensate the equity owner at rates commensurate with the rate of return on investments at comparable risks. In order to determine the allowable return on equity, the WVPSC utilizes two market oriented methodologies, the discounted cash flow and the capital asset pricing model. A further review utilized by the WVPSC to check the reasonableness of the allowable return on equity involves an analysis of the overall return required to provide reasonable interest coverage, dividend pay-out ratios and internally generated cash flow. The cost of debt capital is determined by utilizing the utility's actual interest rates as set forth in its loan documents, provided the rate is determined to be reasonable. While the cost of debt capital is normally based upon long-term debt, if the utility uses short-term debt on a regular basis the WVPSC may determine that such debt should be treated as a component of the utility's debt capital. Finally, the WVPSC utilizes a sample group of approximately ten to twelve gas distribution utilities located within and outside of West Virginia for comparison purposes with respect to its discounted cash flow calculation and the capital asset pricing model. Because the rate regulatory process has certain inherent time delays, rate orders may not reflect the operating costs at the time new rates are put into effect.

     Any change to the rate the natural gas distribution utility charges its customers for natural gas costs must be approved by the WVPSC. In order to obtain approval of changes to gas purchase costs, the Company makes purchase gas adjustment filings with the WVPSC on an annual basis which include a forecast for the upcoming twelve month period of gas costs and a true-up mechanism for the previous period for any over or under-recovery balances. The WVPSC reviews the Company's gas purchasing activities during the previous year to determine the prudence of gas purchase expenditures and to determine that dependable lower-priced supplies of natural gas are not readily available from other sources. The forecast of gas costs submitted by the natural gas distribution utility in its annual filings incorporates known and measurable pipeline fees during the upcoming period and an estimate of gas cost based on several natural gas futures indices. The WVPSC also reviews the Company's forecast of gas costs in such filings for reasonableness.

     All of the requests of natural gas distribution utilities in West Virginia for rate changes are reviewed by the staff of the WVPSC as well as the Consumer Advocate Division of the WVPSC. The Consumer Advocate Division is charged with representing and protecting the interests of residential customers in regulating the utility.

     On October 19, 1995, the WVPSC entered an order that established a three year moratorium on the rates that the Company may charge its natural gas distribution system customers. As a consequence of the rate moratorium, the Company is subject to the risk and benefits of changes in costs, including changes in costs for natural gas purchased by the Company and changes in interstate pipeline transportation rates, during the three year term of the moratorium without the ability to increase rates charged to its customers to absorb any increases in such costs during this period. In the event that the Company purchases gas during the moratorium period at prices per Mcf that are in excess of amounts being recovered in approved rates, the inability of the Company to increase the rates it charges its customers could have a material averse effect on the Company's financial condition, results of operations and cash flows. The Company has taken certain steps to mitigate its exposure to price increases per Mcf that exceed the level being recovered in rates during the rate moratorium. These steps include entering into fixed price contracts and contracts to purchase volumes in future months based on current prices and purchasing options to purchase gas in the future at prices below current market levels. The WVPSC order provides for certain exceptions if unforeseen extraordinary circumstances, including natural disaster, sabotage or force majeure, significantly impair the Company's financial integrity or service reliability. Also, new or increased taxes imposed by legislation or regulation may be recovered through a rate surcharge if such increase exceeds $250,000 annually. In its order, the WVPSC indicated that the moratorium was an experiment in incentive regulation for the Company and its belief that the moratorium created appropriate incentives for the Company to operate prudently and efficiently. The Company expects that its natural gas distribution utility operations will continue to be regulated following the moratorium period in a manner which will allow the Company to recover its costs of operations and earn a reasonable return on its equity.

     The monthly customer bill contains a fixed service charge and a charge for the amount of natural gas used. While the monthly fixed charge provides an even revenue stream, the usage charge increases the Company's annual revenue and earnings in the traditional higher load winter months when usage of natural gas increases. The monthly service charge is determined in the Company's base rate filing while the usage charge is determined in both the Company's base rate filing and purchased gas costs filing.

     Transactions between a public utility regulated by the WVPSC and the affiliates of such utility are required to be approved by the WVPSC. Mountaineer and Eastern American are parties to an agreement providing for the sale of natural gas from Eastern American to Mountaineer. See "--Significant Gas Sales and Purchase Agreements." This agreement has been approved by the WVPSC. Under West Virginia law, if a West Virginia gas distribution company purchases more than 50% of its natural gas requirements from its affiliates, then the purchase gas adjustment which such gas distribution company is permitted to charge by the WVPSC is based upon the affiliates' actual costs rather than the prices charged by the affiliates. In addition, the WVPSC may restrict Mountaineer from guaranteeing indebtedness of the Company or any other subsidiary of the Company pursuant to its authority to regulate rates that Mountaineer may charge its customers for natural gas.

     NATURAL GAS AND OIL MARKETING AND TRANSPORTATION. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 (the "NGPA"), and the regulations promulgated thereunder by the FERC. In the past, the federal government has regulated the wellhead price of natural gas. While sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids, can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA. In 1989, the Natural Gas Wellhead Decontrol Act was enacted.

     Several major regulatory changes have been implemented by the FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, which remain subject to the FERC's jurisdiction. These initiatives may also affect the intrastate transportation of gas under certain circumstances. The stated purposes of many of these regulatory changes is to promote competition among the various sectors of the gas industry. The ultimate impact of these complex and overlapping rules and regulations, many of which are repeatedly subjected to judicial challenge and interpretation, cannot be predicted.

     Commencing in April 1992, the FERC issued Order Nos. 636, 636-A and 636-B (collectively, "Order No. 636"), which, among other things, require interstate pipelines to "restructure" to provide transportation separate or "unbundled" from the pipelines' sales of gas. Also, Order No. 636 requires pipelines to provide open-access transportation on a basis that is equal for all gas supplies. Order No. 636 has been implemented through negotiated settlements in individual pipeline service restructuring proceedings. In many instances, the result of the Order No. 636 and related initiatives have been to substantially reduce or bring to an end the interstate pipelines' traditional roles as wholesalers of natural gas in favor of providing only storage and transportation services.

     Although Order No. 636 does not directly regulate natural gas producers such as the Company, Order No. 636 has fostered increased competition within all phases of the natural gas industry. Although Order No. 636 provides the Company with additional market access and more fairly applied transportation service rates, terms and conditions, it also subjects the Company to more restrictive pipeline imbalance tolerances and greater penalties for violations of these tolerances. The Company does not believe, however, that it will be affected by any action taken under or with respect to Order No. 636 materially differently from other natural gas producers and marketers with which it competes.

     The FERC has announced its intention to reexamine certain of its transportation-related policies, including the use of market-based rates for interstate gas transmission. While any resulting FERC action would affect the Company only indirectly, the FERC's current rules and policies may have the effect of enhancing competition in natural gas markets by, among other things, encouraging non-producer natural gas marketers to engage in certain purchase and sale transactions. The Company cannot predict what action the FERC will take on these matters, nor can it accurately predict whether the FERC's actions will achieve the goal of increasing competition in markets in which the Company's natural gas is sold. However, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers and marketers with which it competes.

     Additional proposals and proceedings that might affect the oil and gas industry are pending before the FERC and the courts. The Company cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been heavily regulated. There is no assurance that the regulatory approach currently pursued by the FERC will continue indefinitely. Notwithstanding the foregoing, the Company does not anticipate that compliance with existing federal, state, and local laws, rules, and regulations will have a material or significantly adverse effect upon the capital expenditures, earnings, or competitive position of the Company.

     On November 22, 1996, the Company entered into a settlement agreement with Columbia Gas and other Columbia Gas customers in a rate proceeding initiated by Columbia Gas in 1995. Among the material provisions of the settlement affecting the Company include (i) the receipt by the Company of approximately $7.1 million annually, through 2004, in demand charge credits, and (ii) a rate moratorium on Columbia Gas until the year 2000. On April 17, 1997, the FERC approved the settlement agreement. As of March 31, 1997, the Company is due refunds under the settlement agreement of approximately $6 million including zone credits earned and transportation charges paid in excess of settled rates. As a result of the FERC order, the Company recorded a receivable and associated reduction in gas costs of $6 million for the nine months ended March 31, 1997.

     OIL AND GAS EXPLORATION AND PRODUCTION. Certain operations the Company conducts are on Federal oil and gas leases, which the Minerals Management Services ("MMS") administers. The MMS issues such leases through competitive bidding. These leases contain relatively standardized terms and require compliance with detailed MMS regulations and orders. In addition to permits required from other agencies (such as the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations implementing restrictions on various production-related activities, including restricting the flaring or venting of natural gas. In addition, the MMS has proposed to amend its regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Finally, the MMS is conducting an inquiry into certain contract agreements from which producers on MMS leases have received settlement proceeds that are royalty bearing and the extent to which producers have paid the appropriate royalties on those proceeds. The Company believes that this inquiry will not have a material impact on its financial condition, liquidity or results of operations.

     Drilling and production of natural gas are heavily regulated in Pennsylvania and West Virginia, as in most states. A well cannot be drilled without a permit, and operations must be conducted in compliance with environmental, safety and conservation laws and regulations. In contrast to many other states which have substantial oil and gas production activity, the spacing of shallow wells (which constitute a significant portion of the Company's Appalachian wells) is not regulated by any state statute or regulatory agency in either West Virginia or Pennsylvania. Without spacing requirements specified by state statute or regulation, drainage of reserves from a property may occur from wells located in close proximity to such property. Due to the cost of drilling and completing wells and the typical production characteristics of natural gas wells in these states, however, the Company believes that it is not generally economic to drill gas wells in close proximity with an existing well since the new well would not generally produce sufficient volumes of gas to provide a sufficient rate of return after taking into account drilling costs, completion costs and ongoing operating and marketing costs of such new well. As a result, the Company historically has not drilled development wells closer than 1,000 feet from an existing well, although in some cases parties that have interests in adjacent properties may drill wells closer than 1,000 feet from an existing well which may otherwise be produced by the Company. In addition, these states do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. At the time a well reaches the end of its economic life, the Company is required to plug and abandon the well in compliance with various state laws and regulations.

     ENVIRONMENTAL REGULATION. Activities on the Company's oil and gas producing properties are subject to existing Federal, state and locals laws and regulations governing health, safety, environmental quality and pollution control. Failure to comply with environmental laws can result in substantial civil or criminal penalties, as well as the revocation of necessary environmental permits. Pursuant to these laws and regulations, the Company may be subject to substantial clean-up costs for any toxic or hazardous substance that may exist on or under any of its properties. The Company cannot predict what effect additional regulation or legislation, enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from operations on its properties could have on its financial condition or results of operations. The Company could incur substantial costs to comply with environmental laws and regulations.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "superfund" law, imposes liability, regardless of fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the current or previous owner and operator of a site and companies that disposed or arranged for the disposal of, the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, private parties to take actions in response to threats to the public health or the environment and to seek recovery from such responsible classes of persons of the costs of such action. In the course of their operations, the operators of the Company's properties have generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." The Company or the operator of the properties may be responsible under CERCLA for all or part of the costs to clean up sites at which such substances have been disposed.

     The operations of the Company's properties are subject to Federal, state and local regulations concerning the control of emissions from sources of air contaminants. The Company's cost of air quality compliance is consistent with industry experience.

     The operations of the Underlying Properties are subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and similar state statutes require that information be organized and maintained about hazardous materials used or produced in the operations. Certain of this information must be provided to employees, state and local government authorities and citizens.

TITLE TO PROPERTIES

     The Company believes that its working interests with respect to its oil and gas properties are good and defensible in accordance with standards generally accepted in the oil and gas industry, subject to such exceptions which, in the opinion of the Company are not so material as to detract substantially from the use or value of its interests with respect to such properties. As is customary in the oil and gas industry, only a perfunctory title examination is performed when a lease is acquired, except leases covering proved reserves. Generally, prior to drilling a well, a more thorough title examination of the drill site tract is conducted and curative work is performed with respect to significant title defects, if any, before proceeding with operations. The Company's oil and gas properties are typically subject, in one degree or another, to one or more of the following: (i) royalty interests and other burdens and obligations, expressed and implied, under gas leases; (ii) overriding royalty interests, production payments and similar interests and other burdens created by the Company or its predecessors in title; (iii) a variety of contractual obligations arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles;
(iv) liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing unpaid suppliers and contractors and contractual liens under operating agreements that are not yet delinquent or, if delinquent, are being contested in good faith by appropriate proceedings; (v) pooling, unitization and communitization agreements, declarations and orders;
(vi) easements, restrictions, rights-of-way and other matters that commonly affect property; (vii) conventional rights of reassignment that obligate the Company to reassign all or part of a property to a third party if the Company intends to release or abandon such property; and (viii) rights reserved to or vested in the appropriate governmental agency or authority to control or regulate the properties. The Company believes that the burdens and obligations affecting its oil and gas properties are conventional in the industry for similar properties and do not, in the aggregate, materially interfere with the use of such properties.

EMPLOYEES

     As of March 31, 1997, the Company had approximately 700 full-time employees, including four geologists, one geophysicist, seven petroleum engineers, six landmen and 14 members of the marketing department. Approximately 278 employees are covered by six separate collective bargaining agreements. These agreements expire on various dates in 1997 and early 1998 and the Company anticipates renewing each of them. Management believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

     The Company is involved in various legal actions and claims arising in the ordinary course of business. In addition, Columbia Gas filed a suit in the U.S. District Court for the Southern District of West Virginia -- Charleston Division in March 1997 against Eastern American alleging that Eastern

American's wells are producing storage gas from a Columbia Gas storage field in West Virginia. Columbia Gas estimates its alleged damages to be in excess of $5 million. Eastern American purchased the wells in question from Great Western Onshore Inc. and Great Western Drilling Inc. (collectively "Great Western") pursuant to an Asset Purchase and Sale Agreement dated January 28, 1992. Pursuant to the terms of the Asset Purchase and Sale Agreement, Eastern American believes that it is entitled to indemnification from Forcenergy, Inc., successor in interest to Great Western, as a result of Forcenergy's breach of certain representations and warranties contained therein. While the outcome of this lawsuit and other proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the Company's financial position.

                                   MANAGEMENT

     The current executive officers and Directors of the Company and the current executive officers of its subsidiaries are listed below, together with a description of their experience and certain other information. Each of the Directors was re-elected for a one year term at the Company's December annual meeting of stockholders. Executive officers are appointed by the Board of Directors.

                  NAME                    AGE                      POSITION WITH COMPANY
                  ----                    ---                      ---------------------
Kenneth W. Brill........................  89    Chairman of the Board of the Company; Director
John Mork...............................  49    President and Chief Executive Officer of the Company;
                                                Director
Joseph E. Casabona......................  53    Executive Vice President of the Company; Director
J. Michael Forbes.......................  36    Vice President and Treasurer of the Company
Richard E. Heffelfinger.................  38    President of Eastern American; Director
Donald C. Supcoe........................  40    Vice President, General Counsel and Secretary of Eastern
                                                  American
F. H. McCullough, III...................  49    President of Eastern Marketing Corporation; Director
Richard L. Grant........................  42    President of Mountaineer
Michael S. Fletcher.....................  48    Senior Vice President and Chief Financial Officer of
                                                Mountaineer
Peter H. Coors..........................  50    Director
L. B. Curtis............................  72    Director
John J. Dorgan..........................  73    Director
Arthur C. Nielsen, Jr...................  78    Director
Julie Mork..............................  46    Director

     Kenneth W. Brill has been the Chairman of the Board of the Company since its formation. He served as Chairman of Eastern American from 1974 until it became a wholly owned subsidiary of the Company in 1993. He was employed by Conoco, Inc. from 1930 to 1973, and served as Vice President and Regional General Manager of the Rocky Mountain Division for thirteen years.

     John Mork has been President and Chief Executive Officer of the Company and a Director of the Company since its formation. Mr. Mork served in various capacities at Santa Fe International and Union Oil Company until 1972 when he joined Pacific States Gas and Oil, Inc. and subsequently founded Eastern American. Mr. Mork was President and a Director of Eastern American Energy Corporation from 1973 until 1993. Mr. Mork is a past Director of the Independent Petroleum Association of America, and the Independent Oil and Gas Association of West Virginia. He was chapter chairman of the Young Presidents' Organization, Inc., Rocky Mountain Chapter in 1994-1995. Mr. Mork also founded the Mountain States Chapter of the Young Presidents' Organization located in Charleston, West Virginia. He is the husband of Julie Mork. Mr. Mork holds a Bachelor of Science Degree in Petroleum Engineering from the University of Southern California and he is a graduate of the Stanford Business School Program for Chief Executive Officers.

     Joseph E. Casabona is Executive Vice President of the Company and has been a Director since its formation. Mr. Casabona joined Eastern American in 1985 and was Executive Vice President of Eastern American and a Director from 1987 until 1993. Mr. Casabona was employed in various audit staff capacities from 1967 to 1984 with K. M. G. Main Hurdman ("KPMG, Peat Marwick") and from 1979 to 1984, Mr. Casabona was an Audit Partner and a Director for Accounting and Auditing at Main Hurdman's Pittsburgh, Pennsylvania office. Mr. Casabona graduated from the University of Pittsburgh with a B.S. in Accounting and from the Colorado School of Mines with an M.S. in mineral economics. Mr. Casabona has been a Certified Public Accountant since 1967.

     J. Michael Forbes has been Vice President and Treasurer of the Company since 1995. Mr. Forbes joined Eastern American in 1982 and was the Vice President of Accounting, Treasurer and Chief Financial Officer of Eastern American. Mr. Forbes graduated with a B. A. in accounting and finance from Glenville State College and is a Certified Public Accountant. He also holds a M.B.A. from Marshall University and is a graduate of Stanford University's Program for Chief Financial Officers.

     Richard E. Heffelfinger is President of Eastern American and has been a Director of the Company since 1993. Mr. Heffelfinger joined Eastern American in 1980. Mr. Heffelfinger currently serves on the Board of Directors of Capital State Bank of West Virginia as well as the West Virginia Oil and Natural Gas Association. He is a member of the Young Presidents' Organization, Mountain States Chapter, and a past Board Member and President of the Independent Oil and Gas Association of West Virginia. Mr. Heffelfinger is a graduate of Glenville State College.

     Donald C. Supcoe is Vice President, General Counsel and Secretary of Eastern American. He has been employed by Eastern American since 1981. Mr. Supcoe is currently the President of the Independent Oil and Gas Association of West Virginia and a past Vice President of the Independent Petroleum Association of America. Mr. Supcoe graduated from West Virginia University with a B.S. in Business Administration. Mr. Supcoe received a Doctor of Jurisprudence Degree from West Virginia University College of Law.

     F. H. McCullough, III has been a Director of the Company since 1993. Mr. McCullough joined Eastern American in 1977. Mr. McCullough currently serves as President of Eastern Marketing Corporation, a wholly-owned subsidiary of Eastern American. Mr. McCullough was a Director of Eastern American from 1978 until 1993. Mr. McCullough is a graduate of the University of Southern California with a Bachelor of Arts Degree in International Economics and two Masters Degrees in Business Administration and Financial Systems Management. He is a graduate of the Stanford University Graduate Business School Executive Program and a graduate of the Northwestern University Kellogg Graduate School of Management Executive Marketing Program.

     Richard L. Grant has been President of Mountaineer Gas Company since 1988. Prior to his service with Mountaineer Gas Company, Mr. Grant served as legal counsel with the Cincinnati Gas and Electric Company. Mr. Grant is both a licensed professional engineer and attorney having graduated from Rose Hulman Institute of Technology and Northern Kentucky University.

     Michael S. Fletcher has been Senior Vice President and Chief Financial Officer of Mountaineer Gas Company since 1987. Prior to that time, Mr. Fletcher was a partner of Arthur Andersen and Company and was employed by that firm for 15 years. Mr. Fletcher is also a Certified Public Accountant. Mr. Fletcher graduated from Utah State University with a Bachelors Degree in Accounting.

     Peter H. Coors has been a director of the Company since 1996. Mr. Coors is Vice Chairman of the Board and Chief Executive Officer of Coors Brewing Company and Vice President of Adolph Coors Company. He received his Bachelors Degree in Industrial Engineering from Cornell University in 1969, and he earned his Masters Degree in Business Administration from the University of Denver in 1970. Mr. Coors also serves on the Board of Directors of First Bank Systems.

     L. B. Curtis has been a director of the Company since 1993. Mr. Curtis was a Director of Eastern American Energy Corporation from 1988 until 1993. Mr. Curtis is retired from a career at Conoco, Inc. where he held the position of Vice President of Production Engineering with Conoco Worldwide. Mr. Curtis graduated from The Colorado School of Mines with an Engineer of Petroleum Professional degree.

     John J. Dorgan has been a Director of the Company since 1993. He served as a Director for Eastern American Energy Corporation in 1992. He is a former Executive Vice President and now a consultant to Occidental Petroleum Corporation where he has worked in various capacities since 1972.

     Arthur C. Nielsen, Jr. has been a Director of the Company since 1993. He was a Director of Eastern American Energy Corporation from 1985 until 1993. He is Chairman, Emeritus of A. C. Nielsen Company and serves on the Boards of Directors of Cafim, Italia', Dataquest, Inc. and General Binding Corporation. He also serves as senior advisor to the Toshiba Corporation.

     Julie M. Mork has been a Director of the Company since 1993. She was a Director of Eastern American from 1974 until 1993. Mrs. Mork served as a founder and Secretary/Treasurer of Pacific States Gas and Oil, Inc. and Eastern American. Mrs. Mork received a B.A. in history from the University of California in Los Angeles. She is the wife of John Mork.

     The Company's Articles of Incorporation provide indemnification for each of the Company's officers and directors for actions taken in such capacities.

DIRECTORS COMPENSATION

     Each director of the Company receives a fee of $2,000 for attendance at each Board of Directors meeting. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth for fiscal year 1996 the total value of compensation of (i) the Company's Chief Executive Officer and (ii) each other executive officer of the Company.

                                                                                 ALL OTHER
                                               YEAR     SALARY      BONUS     COMPENSATION(1)
                                               ----    --------    --------   ---------------
John Mork..................................    1996    $224,000    $197,872       $5,122(5)
  President and Chief Executive Officer
Joseph E. Casabona.........................    1996     177,904     213,124(2)      4,624(6)
  Executive Vice President
J. Michael Forbes..........................    1996     115,562      89,986(3)      2,591
  Vice President and Treasurer
Richard L. Grant...........................    1996     250,785      25,000          -0-
  President of Mountaineer Gas Company
Richard E. Heffelfinger....................    1996     161,019     123,410(4)      3,714
  President of Eastern American Energy
  Corporation

---------------

(1) Each of the amounts in this column reflects contributions by the Company to its 401(k) Plan for the executive officer.

(2) Includes loan forgiveness of $75,000 in lieu of a cash bonus for fiscal
    1996.

(3) Includes loan forgiveness of $32,000 in lieu of a cash bonus for fiscal
    1996.

(4) Includes loan forgiveness of $64,000 in lieu of a cash bonus for fiscal
    1996.

(5) Includes $1,740 in insurance premiums paid on a term life insurance policy for the benefit of John Mork.

(6) Includes $1,440 in insurance premiums paid on a term life insurance policy for the benefit of Joseph Casabona.

401(K) PLAN

     For certain subsidiaries, the Company sponsors a qualified profit-sharing plan and salary deferral program (the "401(k) Plan"). Full-time employees of these subsidiaries are eligible to participate in the 401(k) Plan following commencement of employment. Participants may defer up to 15% of their total salary (including bonuses and commissions) each pay period. The Company may make profit-sharing contributions to the 401(k) Plan to eligible participants on a pro rata basis (or equally among all eligible participants) which vest ratably over a four-year period. For calendar year 1996, the Company undertook to match 33 1/3% of an employee's contribution and such policy may or may not be extended by the Board of Directors in subsequent years. All contributions are credited to separate accounts maintained in trust for each participant and are invested, at the participant's direction, in one or more of the investment funds available under the 401(k) Plan. All account balances are adjusted at least annually to reflect the investment earnings and losses of the funds. Each participant is fully vested in his or her deferred salary contributions. Distributions may be made from a participant's account upon termination of employment, retirement, disability or death. Participants may also obtain loans from the 401(k) Plan secured by their account balances and may request withdrawals in the event of certain financial hardship.

     The federal tax laws limit the amount which may be added to a participant's accounts for any one year under a qualified plan, such as the 401(k) Plan, to the lesser of (i) $30,000 or (ii) 25% of the participant's compensation (net of deferred salary contributions) for the year. In addition, not more than $9,500 of compensation (subject to periodic cost-of-living adjustments) may be deferred by a participant through deferred salary contributions in any one calendar year.

MOUNTAINEER RETIREMENT INCOME PLAN

     Mountaineer sponsors a non-contributory retirement Income Plan (the "Pension Plan") which covers substantially all qualified Mountaineer employees 21 years of age and over. Employees became fully vested upon completion of five years of credited service, as defined in the Pension Plan. Retirement income is based on credited years of service and the employees' level of compensation, as defined in the Pension Plan. The Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The determination of contributions is made in consultation with the Pension Plans' actuary and is based upon anticipated earnings of the Pension Plan, mortality and turnover experience, the funded status of the Pension Plan and anticipated future compensation levels. Mountaineer's funding policy is to be in compliance with ERISA guidelines and to make annual contributions to the Pension Plan to assure that all employees' benefits will be fully provided for by the time they retire.

     The following table reflects the estimated annual pension benefits payable (assuming the Retirement Income Plan will continue in its present form) upon retirement at age 65 to covered employees under the Retirement Income Plan based upon various levels of compensation and years of service.

                               PENSION PLAN TABLE

                                               YEARS OF CREDITED SERVICE
FINAL AVERAGE                     ---------------------------------------------------
COMPENSATION                        15         20         25         30         35
-------------                     -------    -------    -------    -------    -------
 $300,000.......................  $32,900    $42,600    $52,500    $62,300    $65,500
  250,000.......................   32,900     42,600     52,500     62,300     65,500
  200,000.......................   32,900     42,600     52,500     62,300     65,500
  175,000.......................   32,900     42,600     52,500     62,300     65,500
  150,000.......................   32,900     42,600     52,500     62,300     65,500
  125,000.......................   27,100     34,800     42,800     50,700     53,200
  100,000.......................   21,300     27,100     33,100     39,100     41,000

     The remuneration amounts listed above are within 10% of the covered compensation of the executive officer of Mountaineer named in the Summary Compensation Table. Benefits reflected above are computed based upon a straight-life annuity and are subject to Social Security deductions.

PROFIT SHARING AND INCENTIVE STOCK PLANS

     EASTERN AMERICAN PROFIT SHARING PLAN. Eastern American implemented its Profit Sharing Plan (the "EAEC Plan") in 1987 to assist Eastern American in attracting and retaining key personnel and executive employees. The EAEC Plan is administered by a Profit Sharing Committee whose members are selected and appointed by the Board of Directors. The EAEC Plan requires that a three-member Committee be in place at all times to oversee the operations of the plan and to make recommendations to the Board of Directors as to which employees should be entitled to participate in the plan.

     Eligible employees under the EAEC Plan include the following: (i) all current employees with two or more years of service; (ii) new employees with more than one year's service in jobs which affect Eastern American's profitability; and (iii) any employee which the Committee deems as eligible due to that employee's extraordinary service or contribution.

     Profit sharing distributions under the EAEC Plan are calculated as a portion of Eastern American's base pool, defined as that percentage of cash operating profit which the Board determines on an annual basis. Cash operating profit is defined under the EAEC Plan as operating profit or loss plus depreciation, depletion and impairment allowances less federal income tax expense and principal reductions on long-term debt. The EAEC Plan calls for the monies in the base pool to be allocated, one-third of which is placed into an award pool. The award pool under the EAEC Plan is then divided among six employee groups with each group receiving a fixed percentage of the award pool so designated by the Board.

     The EAEC Plan requires that the monies in the award pool be distributed over a two-year period. During the first year, one-half of the award pool must be distributed to plan participants within 120 days of Eastern American's fiscal year end. Those eligible employees within each of the six employee groups who are not executive officers are entitled to mandatory awards equal to an amount calculated as one-half of the employee's annual base salary divided by the aggregate base salaries of all eligible employees within the same employee group. After mandatory awards are disbursed, the remaining funds are to be distributed among those employees within the six employee groups that have been chosen by their supervisors as outstanding employees. Payment of one-half of the monies from the award pool is deferred and added to the award pool for distribution in the following fiscal year so as to avoid large variances in the annual distributions. The EAEC Plan allows an employee to earn one-twelfth of the deferred portion of his or her profit sharing per month for each month of employment during the second year.

     The EAEC Plan may be amended or terminated within the sole discretion of Eastern American's Board of Directors.

     EASTERN AMERICAN INCENTIVE STOCK PLAN. Eastern American currently has an Incentive Stock Plan (the "Stock Plan") in place which provides certain employees with the opportunity to use their profit sharing distributions under the EAEC Plan to purchase incentive stock.

     The Stock Plan is administered by the same three-member Committee appointed by Eastern American's Board to oversee the EAEC Plan. The Stock Plan authorizes either the Committee or the Board to determine the eligibility of employees under the Stock Plan. Eligible employees are defined under the Stock Plan as either (i) members of the upper three employee groups under the EAEC Plan or
(ii) employees who have received discretionary profit sharing awards under the EAEC Plan based upon their extraordinary service or contribution. No other employees are eligible to convert their profit sharing distributions under the EAEC Plan into incentive stock.

     Under the Stock Plan, Eastern American is authorized to issue incentive stock equal to the lesser of 100,000 shares or 5% of Eastern American's total outstanding stock. Participants in the Stock Plan are entitled to share in the dividends of Eastern American by an amount equal to the percent by which incentive stock comprises Eastern American's total shares outstanding, limited, however, to no more than 10% of the total dividends declared in any one year.

     Participants under the Stock Plan may purchase their incentive shares at a price equal to six times Eastern American's three-year average net earnings per share.

     MOUNTAINEER PROFIT SHARING PLAN. Mountaineer established its Annual Cash Profit Sharing Plan (the "Mountaineer Plan") in 1996 to encourage employees and management to expand and improve the profits and prosperity of Mountaineer while assisting Mountaineer in attracting and retaining key executive employees and other personnel. The Mountaineer Plan is administered by a Profit Sharing Committee whose members are selected and appointed by the Board of Directors. The Mountaineer Plan entitles the Board to select the number of Committee members on an annual basis. The Committee is charged with determining which employees meet the minimum eligibility requirements under the Mountaineer Plan.

     Eligible employees under the Mountaineer Plan include the following: (i) all current full-time employees with two or more years of service; (ii) new full-time permanent employees with more than one year's service in jobs which affect Mountaineer's profitability; (iii) any part-time permanent employee in a job which affects Mountaineer's profitability; and (iv) any employee which the Committee deems as eligible due to that employee's extraordinary service or contribution. An employee must be employed by Mountaineer as of the last day of the fiscal year in order to participate.

     Profit sharing distributions under the Mountaineer Plan are calculated as a portion of Mountaineer's base pool, defined as the amount remaining after the Board deducts certain expenses from Mountaineer's cash operating profit. Cash operating profit under the Mountaineer Plan is defined as net income less principal reductions on long-term debt plus or minus other noncash items which the Board determines to have impacted net income. One-third of the monies included in the base pool under the Mountaineer Plan is allocated to an award pool, a portion of which will ultimately be paid to plan participants in the form of distributions.

     The award pool under the Mountaineer Plan is allocated in the following manner: First, the Board establishes a fixed percentage of base salaries for the applicable fiscal year. Amounts in the award pool not exceeding the fixed percentage, together with 25% of the amount exceeding the fixed percentage, remain in the award pool. 75% of the amount exceeding the fixed percentage is allocated to ESC to be used for any purpose determined by ESC's Board of Directors.

     The monies allocated to the award pool are distributed under the Mountaineer Plan over a two-year period. During the first year, one-half of the monies from the tiers are distributed to plan participants within 180 days of Mountaineer's fiscal year end. Eligible employees are divided among seven different award groups, with each employee being entitled to a mandatory award equal to an amount calculated as one-half of the employee's annual base salary divided by the aggregate base salaries of all eligible employees within the same award group. After each employee receives his or her mandatory award, the remaining funds are distributed among those employees within the seven award groups that have been chosen by their supervisors as outstanding employees. Payment of one-half of the remaining monies in the award pool is deferred and added to the award pool for the following fiscal year so as to avoid large variances in distributions from year to year.

     The Mountaineer Plan allows for proportionate distributions to be made to employees in the event of death, retirement, long-term disability or authorized leave of absence. Under the Mountaineer Plan, the employee or his beneficiary is entitled to receive a proportionate distribution based upon the actual number of days worked during the fiscal year, with the remainder reverting to Mountaineer's award pool for distribution in the following year.

     The Mountaineer Plan may be amended or terminated within the sole discretion of Mountaineer's Board of Directors.

INCENTIVE STOCK OPTION AGREEMENTS

     The Company has granted incentive stock options to Richard E. Heffelfinger, Donald C. Supcoe and J. Michael Forbes. The incentive stock options were granted in December 1994 and give each of the employees the option to purchase specified numbers of shares of the Company's Common Stock at a price of $40.00 per share over a four year period commencing January 1, 1994 and extending through December 31, 1997. Messrs. Heffelfinger, Forbes and Supcoe have the option to purchase 6,400, 3,200 and 3,200 shares of the Company's Common Stock, respectively. Any Common Stock purchased with respect to these options will be subject to certain restrictions and limitations upon transfer.

            PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding (i) the share ownership of the Company by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) the share ownership of the Company by each Director, (iii) the share ownership of the Company by certain executive officers and (iv) the share ownership of the Company by all Directors and executive officers as a group, in each case as of April 25, 1997. The business address of each officer and Director listed below is: c/o Energy Corporation of America, 4643 S. Ulster, Suite 1100, Denver, Colorado 80237.

                                                                 BENEFICIAL OWNERSHIP
                                                                ----------------------
                                                                NUMBER OF
                                                                 SHARES        PERCENT
                                                                ---------      -------
Kenneth W. Brill(1).........................................      62,600         9.3%
John Mork(2)................................................     399,283        59.5
Joseph E. Casabona..........................................      18,337         2.7
Richard E. Heffelfinger(3)..................................       6,400           *
J. Michael Forbes(4)........................................       3,200           *
Donald C. Supcoe(4).........................................       3,200           *
Peter H. Coors..............................................         150           *
L. B. Curtis................................................      10,000         1.5
John J. Dorgan..............................................         650           *
Arthur C. Nielsen, Jr.......................................      36,000         5.4
F. H. McCullough, III(5)....................................     101,925        15.2
Julie Mork(2)...............................................     399,283        59.5
All officers and directors as a group (12 persons)..........     641,745        95.6

---------------

 *  Less than one percent

(1) Pursuant to agreements dated June 30, 1993 and July 8, 1996, Kenneth W. Brill granted the Company options to purchase 15,400 and 64,000 shares, respectively, of the Company's Common Stock owned by him.
(2) Includes 391,200 shares held by John and Julie Mork as joint tenants, 2,183 shares held by Julie Mork individually, and 2,950 shares held by each of the Alison Mork Trust and the Kyle Mork Trust.
(3) Includes options to purchase 1,600 shares which are exercisable at a price of $40.00 per share.
(4) Includes options to purchase 800 shares which are exercisable at a price of $40.00 per share.
(5) Pursuant to an agreement dated May 20, 1997, F. H. McCullough, III and his wife, Kathy L. McCullough, jointly granted the Company an option to purchase 11,920 shares of the Company's Common Stock owned by them.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain officers, directors and key employees of the Company and members of their families regularly participate in the wells drilled by the Company on an actual costs basis and share in the costs and revenues on the same basis as the Company. The Company has the right to select the wells drilled and each officer, director and key employee participates in all wells included within a Company drilling program (the "Drilling Program") and cannot selectively choose the wells in which to participate. The Company typically has a development drilling component and an exploration drilling component within each years' Drilling Program. The officers, directors, key employees and their family members may participate in either or both of the components. The following table identifies the officers', directors', key employees' and family members' aggregate investment in the calendar years shown:

                                                    1995         1996      1997(1)
                                                 ----------    --------    --------
     K.W. Brill................................  $  160,731    $ 32,223    $ 35,000
     John Mork(2)..............................     482,510     224,346     175,000
     Joseph E. Casabona........................      31,440      20,858      35,000
     J. Michael Forbes.........................      14,252       8,276      15,000
     Donald C. Supcoe..........................      16,480       2,751           0
     Richard L. Grant..........................           0       2,751      25,000
     L.B. Curtis...............................      91,665      30,932      35,000
     John J. Dorgan............................      31,351      22,232      35,000
     Arthur C. Nielsen, Jr.....................      32,210      24,981      25,000
     F. H. McCullough, III.....................     219,663           0     100,000
     Lesley McCullough(3)......................       9,734       3,300           0
     Kristen McCullough(3).....................       9,734       3,300           0
     Meredith McCullough(3)....................       9,734       3,300           0
     Katherine McCullough(3)...................       9,734       3,300           0
     Alison Mork Trust(4)......................      23,804      11,103      25,000
     Kyle Mork Trust(4)........................      23,804      11,103      25,000
     Gary A. Brill(5)..........................     120,076      20,858           0
     E.J. Davies...............................       9,086      20,858      35,000
                                                 ----------    --------    --------
               Total:..........................  $1,296,008    $446,472    $565,000
                                                 ==========    ========    ========

---------------

(1) This amount represents only the amount committed to the exploration component of the 1997 Drilling Program and the actual investment may vary.
(2) Interest of John Mork and Julie Mork held as joint tenants.
(3) Minor children of F. H. McCullough, III and Kathy L. McCullough.
(4) Alison Mork and Kyle Mork are the minor children of John Mork and Julie
    Mork.
(5) Gary A. Brill is the son of K.W. Brill.

     Certain officers, directors and key employees of the Company have notes payable to the Company or its subsidiaries which are secured by such individual's interests in certain of the Company's drilling programs. Each of these notes bear interest at 8% per annum. The balance owed by the individuals as of March 31, 1997 was approximately $1 million. The amounts owed by the named officers, directors and key employees, as of March 31, 1997, are as follows:

        K.W. Brill.......................................................  $303,158
        John Mork........................................................   326,224
        Joseph E. Casabona...............................................    44,485
        J. Michael Forbes................................................     7,250
        Richard E. Heffelfinger..........................................     4,943
        L.B. Curtis......................................................    18,453
        Arthur C. Neilsen, Jr............................................    42,838
        F. H. McCullough, III............................................   168,055
                                                                           --------
                  Total..................................................  $915,406
                                                                           ========


     In addition to the foregoing notes, various officers and directors of the Company have borrowed money from the Company and have executed promissory notes therefor. These promissory notes are generally secured by a pledge of the stock of the Company or the stock of one of its subsidiaries. The notes bear interest at 8% per annum. As of March 31, 1997, the following were indebted to the Company in amounts in excess of $60,000:


        Joseph E. Casabona...............................................  $314,822
        F. H. McCullough, III............................................   190,000
        J. Michael Forbes................................................    64,000
        Donald C. Supcoe.................................................    64,000
        Richard E. Heffelfinger..........................................   128,000
                                                                           --------
                  Total..................................................  $760,822
                                                                           ========

     Eastern American entered into an agreement in July 1991 to rent 11,260 square feet of office space in Charleston, West Virginia from a corporation owned 33.33% by John Mork, 16.667% by each of Kenneth W. Brill, F. H. McCullough, III and Joseph E. Casabona and 5.57% by each of Donald C. Supcoe, Richard E. Heffelfinger and J. Michael Forbes. The agreement was amended in April 1994 to provide for the lease of an aggregate of 19,069 square feet of office space. The aggregate amount paid by such subsidiary for rent to such corporation was $337,291 for fiscal year 1996. The Company believes that such rental terms are no less favorable than could have been obtained from an unaffiliated party.

                            DESCRIPTION OF THE NOTES

     The Exchange Notes will be issued, and the Old Notes were issued, pursuant to the Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The following is a summary of material provisions of the Indenture. Certain terms used herein are defined below under "-- Certain Definitions." Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth under "Other Information."

GENERAL

     The Exchange Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes except that the offering of the Exchange Notes has been registered under the Securities Act, and the Exchange Notes will therefore not be subject to transfer restrictions, registration rights and certain provisions relating to an increase in the stated interest rate on the Old Notes under certain circumstances. See "-- Registered Exchange Offer; Registration Rights." The Notes are subject to the terms stated in the Indenture, a copy of which has been filed as an exhibit to the Registration Statement, and holders of the Notes are referred thereto for a statement of those terms. The statements and definitions of terms under this caption relating to the Notes and the Indenture described below are summaries. Such summaries make use of certain terms defined in the Indenture which are not separately defined herein. Certain terms used herein are defined below under "-- Certain Definitions."

     The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of Old Notes who do not exchange their Old Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and the holders of such Old Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the Exchange Notes then outstanding.

     The Notes are general unsecured obligations of the Company and are subordinated in right of payment to Senior Debt. See "-- Ranking and Subordination." For purposes of this section, the term "Company" means Energy Corporation of America. As of the date of the Indenture, all of the Company's Subsidiaries were Restricted Subsidiaries. Under certain circumstances, however, the Company will be able to designate current and future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture. See "-- Certain Covenants."

TERMS OF THE NOTES

     The Notes are limited in aggregate principal amount to $200.0 million and mature on May 15, 2007. Interest on the Notes accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1997, to holders of the Notes of record on the immediately preceding May 1 and November 1. Interest on the Notes accrues from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance. The Old Notes provide that if, by November 5, 1997, (i) the Exchange Offer has not been consummated, or (ii) a shelf registration statement relating to the sale of the Old Notes has not been declared effective, the Company will pay liquidated damages in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes outstanding from and including November 5, 1997 until but excluding the date of the consummation of the Exchange Offer or the date such shelf registration statement is declared effective, as the case may be. These liquidated damages provisions do not apply to the Exchange Notes.

     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the applicable register of holders of the Notes. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The Notes are fully registered as to principal and interest in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

OPTIONAL REDEMPTION

     Except as otherwise described below, the Notes are not be redeemable at the Company's option prior to May 15, 2002. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

                            YEAR                                PERCENTAGE
                            ----                                ----------
2002........................................................     104.750%
2003........................................................     103.167%
2004........................................................     101.583%
2005 and thereafter.........................................     100.000%

     Prior to May 15, 2000, the Company may, at its option, on any one or more occasions, redeem up to 33 1/3% of the original aggregate principal amount of the Notes at a redemption price equal to 109.50% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with all or a portion of the net proceeds of public sales of Common Stock of the Company; provided that at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of the related sale of Common Stock of the Company.

SELECTION AND NOTICE

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such method as such Trustee shall deem fair and appropriate; provided that no Note of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of the Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company has agreed that it will, at its cost, (i) within 45 days after the date of original issue of the Old Notes, file the Registration Statement with the SEC with respect to the Exchange Offer to exchange the Old Notes for Exchange Notes of the Company, which will have terms substantially identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) use its best efforts to cause the Registration Statement to be declared effective under the Securities Act within 150 days after the date of original issue of the Old Notes. Upon the effectiveness of the Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue. Under existing SEC interpretations, the Company believes that the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus and delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes.

     A holder of Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer, or if for any other person, the Exchange Offer is not consummated within 165 days of the date of original issue of the Old Notes, or if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the Old Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (ii) three years from the Issue Date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the Exchange Notes, as the case may be. A Holder selling such Old Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to delivery a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     If (i) the Registration Statement or the Shelf Registration Statement, as the case may be, is not filed with the Commission on or prior to 45 days after the Issue Date, (ii) the Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 150 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commissions' staff, if later, within 45 days after publication of the change in law or interpretation), (iii) the Exchange Offer is not consummated on or prior to 165 days after the Issue Date, or (iv) the Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation) but shall thereafter cease to be effective (each such event referred to in clauses
(i) through (iv), a "Registration Default"), the Company will pay liquidated damages to each holder of Transfer Restricted Securities (as defined in the Indenture), during the period of Registration Default, in an amount equal to $0.192 per week per $1,000 principal amount of the Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be.

     Pursuant to the Registration Rights Agreement, if the Company effects the Exchange Offer, it will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that it has accepted all Old Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Right Agreement, a copy of which is filed as an exhibit to the Registration Statement.

RANKING AND SUBORDINATION

     The Notes are unsecured obligations of the Company and the payment of principal, premium, if any, and interest on the Notes and any other payment obligations of the Company in respect of the Notes (including any obligation to repurchase the Notes) are subordinated in certain circumstances in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred, which includes borrowings under the Credit Agreement. The Notes rank pari passu in right of payment with all other existing and future Pari Passu Debt (as defined in "-- Certain Definitions") of the Company, and with any other indebtedness or liability of the Company which does not expressly provide that it is subordinated in right of payment to the Notes. The Notes are senior to other indebtedness of the Company that expressly provides that it is subordinated in right of payment of the Notes. The Notes are effectively subordinated in right of payment to the liabilities of the subsidiaries of the Company (including claims of trade creditors and tort claimants). In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes outstanding. As of March 31, 1997, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Company would not have had any Senior Debt outstanding, the Company would not have had any Pari Passu Debt outstanding, the aggregate principal amount of indebtedness outstanding of the subsidiaries of the Company would have been $86.6 million and such subsidiaries would have had $46.4 million of additional borrowing availability under existing revolving lines of credit. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, that the Company and its Restricted Subsidiaries may incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock." In addition to being subordinated to all existing and future Senior Indebtedness of the Company, the Notes will be effectively subordinated to all secured debt of the Company and its subsidiaries. The Company's obligations under the Credit Agreement will be secured by a mortgage on substantially all of the gas and oil properties of Eastern American, the subsidiary of the Company that owns and operates substantially all of the Company's gas and oil properties in the Appalachian Basin. See "Description of Other Indebtedness -- Indebtedness of the Company -- Credit Agreement."

     The Company conducts all of its operations through subsidiaries. Accordingly, the Company relies on dividends and cash advances from its subsidiaries to provide funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The ability of any such subsidiary to pay dividends or make cash advances is subject to applicable laws and contractual restrictions, including restrictions under credit agreements between such subsidiary and third party lenders, as well as the financial condition and operating requirements of such subsidiary. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," "-- Certain Covenants -- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" and "Description of Other Indebtedness -- Indebtedness of Subsidiaries."

     Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in a proceeding) before the holders of the Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the holders of the Notes would be entitled shall be made to the holders of Senior Debt (except that holders of the Notes may receive (i) Equity Interests and securities that are subordinated at least to the same extent as the Notes are subordinated to Senior Debt and (ii) payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment (whether by redemption, purchase, retirement defeasance or otherwise) upon or in respect of the Notes (except (i) payment of Equity Interests and securities that are subordinated at least to the same extent as the Notes are subordinated to Senior Debt and (ii) payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance") if
(i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs ("payment default") or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity ("non-payment default") and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Cash payments on the Notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or a default of the type described in clause (ix) under the caption "Events of Default" has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 days.

     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each holder of the Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will (i) mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and (ii) offer to repurchase the Notes pursuant to the procedures required by the Indenture and described in such notice on a date no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the relevant Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each tendering holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of the Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization, restructuring or similar transaction. Although the existence of a holder's right to require the Company to repurchase the Notes in respect of a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control, the provisions of the Indenture relating to a Change of Control in and of themselves may not afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction involving the Company that may adversely affect holders, if such transaction is not the type of transaction included within the definition of a Change of Control.

     The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     A holder's right to require the Company to repurchase its Notes upon a Change of Control pursuant to the terms of the Indenture may not be waived by the Company or the Trustee.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     The Credit Agreement provides that certain Change of Control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their rights to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes by the Credit Agreement or other agreements relating to Senior Debt, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the prior written consent of the holders of a majority in principal amount of the Notes.

     Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make difficult or discourage a takeover of the

Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or assets that are useful in the Energy Business ("Energy Business Assets"); provided that (A) the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any non-cash consideration received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of closing such Asset Sale, shall be deemed to be cash for purposes of this provision (to the extent of the cash received) and (B) the Company or such Restricted Subsidiary may accept consideration (including consideration in the form of assumption of liabilities) from such Asset Sale in other than cash, Cash Equivalents and Energy Business Assets if the aggregate fair market value (as determined in good faith by the Company's Board of Directors and evidenced by a resolution of such Board) of all consideration from all Asset Sales since the date of the Indenture that is other than cash, Cash Equivalents and Energy Business Assets ("Other Consideration") at the time of such Asset Sale, less the sum of the amount of any cash and Cash Equivalents and the fair market value (as determined in good faith by the Company's Board of Directors and evidenced by a resolution of such Board) of any Energy Business Assets realized from, or received in exchange for, any Other Consideration prior to the time of such Asset Sale, does not exceed 5% of Total Assets at the time of such Asset Sale.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to reduce Senior Debt, Guarantor Senior Indebtedness or Pari Passu Debt (provided that, in connection with a reduction of Pari Passu Debt, the Company or such Restricted Subsidiary redeems a pro rata portion of the Notes), (b) to acquire a controlling interest in another Energy Business if, as a result of such acquisition, such other Energy Business became a Restricted Subsidiary, (c) to make capital expenditures in respect of the Company's or its Restricted Subsidiaries' Energy Business, (d) to purchase long-term assets that are used or useful in the Energy Business or (e) to repurchase any Notes. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt that is revolving debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied as provided in the first sentence of this paragraph will (after the expiration of the 360 day period specified in the first sentence of this paragraph) be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds from one or more Asset Sales exceeds $10 million, the Company will be required to make an offer to all holders of the Notes and, to the extent required by the terms of Pari Passu Debt, to all holders or lenders thereof (an "Asset Sale Offer") to purchase the maximum principal amount of the Notes and any such Pari Passu Debt to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase and, with respect to Pari Passu Debt, any applicable premium specified in the agreements relating thereto, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Debt, as applicable. To the extent that the aggregate principal amount of the Notes and Pari Passu Debt tendered pursuant to an Asset Sale Offer, plus accrued and unpaid interest thereon to the date of purchase and, if applicable, premium on Pari Passu Debt, is less than the Excess Proceeds, the Company or any Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Notes surrendered by holders thereof and other Pari Passu Debt surrendered by holders or lenders thereof, collectively, plus accrued and unpaid interest thereon to the date of purchase and, if applicable, premium on Pari Passu Debt, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Debt to be purchased on a pro rata basis, based on the aggregate principal amount thereof surrendered in such Asset Sale Offer. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Credit Agreement may prohibit the Company from purchasing any Notes with Excess Proceeds. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar prohibitions and restrictions. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from purchasing the Notes by the Credit Agreement or other agreements relating to Senior Debt, the Company could seek the consent of its lenders to the purchase of Notes pursuant to an Asset Sale Offer or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company may remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of the Company or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Company) to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary and other than dividends or distributions payable to the Company or a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent or other Affiliate of the Company that is not a Restricted Subsidiary of the Company;
(iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (5) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the amount of such Restricted Investment.

     The foregoing provisions will not prohibit (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (3) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of subordinated Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any of the Company's (or any of its Subsidiaries') employees pursuant to any stock repurchase agreement, management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2 million in any twelve-month period; and provided further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (5) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options ; (6) the payment of the redemption price of rights issued pursuant to any shareholders' rights plan not in excess of $0.05 per right and not in excess of $1,000,000 in the aggregate; (7) payments made by the Company to any Subsidiary or by any Subsidiary to the Company or another Subsidiary pursuant to any tax sharing agreement; (8) the payment of dividends with respect to shares of Capital Stock of any Subsidiary of the Company to holders thereof who are employees or directors of such Subsidiary in an aggregate amount not to exceed $350,000 in any 12-month period for all such shares of Capital Stock of Subsidiaries of the Company; and (10) Restricted Payments in an aggregate amount since the date of the Indenture not to exceed $10,000,000.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company and any Subsidiary Guarantors will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if:

          (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis as set forth in the definition of Fixed Charge Coverage Ratio; and

          (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Stock.

     Notwithstanding the foregoing, the Indenture will not prohibit any of the following (collectively, "Permitted Indebtedness"): (a) the Indebtedness evidenced by the Notes; (b) the incurrence by the Company and any Subsidiary Guarantor, if any, of Indebtedness pursuant to Credit Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities does not, at any one time, exceed the greater of (i) $50 million or
(ii) 10% of Total Assets determined as of the incurrence of the Indebtedness;
(c) the guarantee by any Restricted Subsidiary of any Indebtedness that is permitted by the Indenture to be incurred by the Company, provided that the covenant under the caption entitled "-- Certain Covenants -- Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" is satisfied in connection with the issuance of such guarantee; (d) all Indebtedness, Disqualified Stock and preferred stock of the Company and its Restricted Subsidiaries in existence as of the date of the Indenture or permitted to be incurred under any agreement to which any Restricted Subsidiary of the Company is a party in existence on the date of the Indenture; (e) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries, or between or among Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be; (f) Indebtedness in connection with one or more standby letters of credit, guarantees, performance bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Energy Business, and other than the extension of credit represented by such letter of credit, guarantee or performance bond itself), not to exceed, in the aggregate at any given time, 5% of Total Assets; (g) Indebtedness under Interest Rate Hedging Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant and that the aggregate notional principal amount of such agreements does not exceed the principal amount of the Indebtedness to which such agreements relate; (h) Indebtedness under Oil and Gas Hedging Contracts, provided that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries; (i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness not otherwise permitted to be incurred pursuant to this paragraph, provided that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (i), together with all Permitted Refinancing Debt incurred pursuant to clause (j) of this paragraph in respect of Indebtedness previously incurred pursuant to this clause (i), does not exceed, at any one time outstanding, 5% of Total Assets; (j) Permitted Refinancing Debt incurred in exchange for, or the net proceeds of which are used to refinance, extend, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred (including Indebtedness previously incurred pursuant to this clause
(j), but excluding Indebtedness under clauses (c), (e), (f), (g), (h), (k), (l) and (m)); (k) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services; (l) Indebtedness consisting of obligations in respect of purchase price adjustments, guarantees or indemnities in connection with the acquisition or disposition of assets; (m) production imbalances that do not, at any one time outstanding, exceed 2% of the Total Assets of the Company; (n) Indebtedness of a Subsidiary Guarantor, if any, in respect of the Subsidiary Guarantee of such Subsidiary Guarantor; and (o) the incurrence of Indebtedness or the issuance of Disqualified Stock by Mountaineer so long as (i) the Debt to Cash Flow Ratio for Mountaineer's most recently ended four full fiscal quarters immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been no more than 3 to 1, determined on a pro forma basis as set forth in the definition of Debt to Cash Flow Ratio and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or would occur as a consequence of the incurrence of the additional Indebtedness. ESC may not incur any additional indebtedness.

  No Layering

     The Indenture provides that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes, provided, however, that the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in accordance with the provisions of the Indenture in respect of some but not all such Indebtedness.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless contemporaneously therewith all payments under the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     The Indenture provides that no Subsidiary Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Debt or under any subordinated Indebtedness of such Subsidiary Guarantor on any asset or property of such Subsidiary Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Subsidiary Guarantee of such Subsidiary Guarantor is equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

  Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock" or (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by a resolution the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the property that is the subject of such sale and leaseback transaction and the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the net proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales."

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries of the Company on its Capital Stock or (y) pay any indebtedness owed to the Company or any Restricted Subsidiaries of the Company, (ii) make loans or advances to the Company or any Restricted Subsidiary of the Company or (iii) transfer any of its properties or assets to the Company or any Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (a) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Facility, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Facilities are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facilities as in effect on the date of the Indenture, (b) the Indenture and the Notes, (c) applicable law or regulations or any order, ruling or other determination by a governmental regulatory authority, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries (through the acquisition of Capital Stock or through a merger or consolidation) as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or

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

restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness or Disqualified Stock was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced or (h) any instrument governing Indebtedness or preferred stock of a Restricted Subsidiary in existence on the date of the Indenture.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

     (a) The Indenture provides that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (in each case, the "Guaranteed Debt") unless (i) if such Restricted Subsidiary is not a Subsidiary Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary, (ii) if the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary are subordinated in right of payment to the Guaranteed Debt, the Subsidiary Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to the Guaranteed Debt substantially to the same extent as the Notes or the Subsidiary Guarantee are subordinated to the Guaranteed Debt under the Indenture, (iii) if the Guaranteed Debt is by its express terms subordinated in right of payment to the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, any such guarantee of such Restricted Subsidiary with respect to the Guaranteed Debt shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the Notes substantially to the same extent as the Guaranteed Debt is subordinated to the Notes or the Subsidiary Guarantee (if any) of such Restricted Subsidiary, (iv) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and (v) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee of the Notes has been duly executed and authorized and (B) such Subsidiary Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary that (A) existed at the time such Person became a Restricted Subsidiary of the Company and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

     (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Subsidiary Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) in the case of a guarantee incurred pursuant to clause (a) of this covenant, the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee.

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

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

     The Indenture provides that the Company will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary remains a Restricted Subsidiary, (iii) shares of nonvoting Capital Stock of Restricted Subsidiaries may be issued or sold to employees or directors of the Company or any Subsidiary or (iv) if all shares of Capital Stock of such Restricted Subsidiary are sold or otherwise disposed of; provided, however, that in connection with any sale pursuant to this clause (iv), the Company may retain no more than 10% of the outstanding Capital Stock of the Restricted Subsidiary being sold as security for the payment of the purchase price in connection with such sale or as security for the payment or performance of any other obligation or liability of the purchaser in connection therewith. In connection with any such sale or disposition of Capital Stock, the Company will be required to comply with the covenant described under the caption "-- Asset Sales" above.

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity (if the Company is not the continuing obligor under the Indenture) assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists;
(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company and its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction or series of transactions), the Consolidated Net Worth of the Company and its Subsidiaries or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company and its Subsidiaries immediately prior to such transaction or series of transactions;
(v) each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations under the Indenture and the Notes; and (vi) the Company or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided, however, that the requirements of clause (vi) above shall not apply with respect to a merger of the Company with and into a Wholly Owned Restricted Subsidiary, a merger of a Wholly Owned Restricted Subsidiary with and into the Company or a merger of a Wholly Owned Restricted Subsidiary with and into another Wholly Owned Restricted Subsidiary.

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million but less than or equal to $5 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above, (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million but less than or equal to $10 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved in good faith by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction, which resolution shall be conclusive evidence of compliance with this provision, and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, engineering or investment banking firm of national standing; provided that the following shall not be deemed Affiliate Transactions: (1) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (2) transactions between or among the Company and/or its Subsidiaries, (3) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments" and (4) the following agreements in effect on the date of the Indenture: (i) that certain Lease Agreement dated May 11, 1987 between Texas International Petroleum Corporation, predecessor to Energy Centre, Inc., and Eastern American, including all amendments thereto; (ii) that certain Agreement dated June 30, 1993 between Kenneth W. Brill and the Company granting the Company an option to purchase 15,400 shares of the Company's Common Stock owned by Mr. Brill; (iii) that certain Buy-Sell Stock Option Agreement dated July 8, 1996 between Kenneth W. Brill and the Company granting the Company an option to purchase 64,000 shares of the Company's Common Stock owned by Mr. Brill; (iv) that certain Buy-Sell Stock Option Agreement dated May 20, 1997 between F. H. McCullough, III, Kathy L. McCullough and the Company granting the Company an option to purchase 11,920 shares of the Company's Common Stock owned jointly by F. H. McCullough, III and Kathy L. McCullough; (v) the Eastern American Incentive Stock Plan implemented by the Company in 1987; (vi) those certain Incentive Stock Option Agreements dated December 1994 between the Company and J. Michael Forbes, Donald C. Supcoe and Richard E. Heffelfinger, granting the individuals the option to purchase 3,200, 3,200 and 6,400 shares of the Company's Common Stock, respectively; and (vii) Drilling Programs between the Company and its officers and directors.

  Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than the Energy Business.

  Commission Reports

     Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange

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

Act the Company will file with the Commission and provide, within 15 days after such filing, the Trustee and holders and prospective holders (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information to the Trustee, the holders, and prospective holders (upon request) as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) a default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) a default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" above; (iv) the failure by the Company for 30 days after notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under the captions "-- Repurchase at the Option of Holders" and "-- Certain Covenants" other than the provisions described under "-- Merger, Consolidation or Sale of Assets"; (v) failure by the Company for 60 days after notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (vi) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or a Subsidiary Guarantor, or any Person acting on behalf of such Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; (vii) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or, the maturity of which has been so accelerated, aggregates $10.0 million (or its equivalent in any other currency) or more; (viii) the failure by the Company or any of its Restricted Subsidiaries to pay final, non-appealable judgments by courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments remain unpaid or discharged for a period of 90 days (net of applicable insurance coverage which is acknowledged in writing by the insurer or which has been determined to be applicable by a final, nonappealable determination by a court of competent jurisdiction); and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of and accrued but unpaid interest on such Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except

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

a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company or any Subsidiary Guarantor is required, within five business days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and have each Subsidiary Guarantor's, if any, obligation discharged with respect to its Subsidiary Guarantee ("Legal Defeasance") except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and have each Subsidiary Guarantor's, if any, obligation discharged with respect to its Subsidiary Guarantee released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of

Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit: (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes and the Subsidiary Guarantees, if any, may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (i) reduce the principal amount of the Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) make any change in the foregoing amendment and waiver provisions or (viii) except as provided under "Legal Defeasance and Covenant Defeasance", release a Subsidiary Guarantor, if any, from its obligations under its Subsidiary Guarantee, if any, or make any change in a Subsidiary Guarantee, if any, that would adversely affect the holders. In addition, any amendment to the provisions of the Indenture which relate to subordination will require the consent of the holders of at least 66 2/3% in principal amount of the Notes then outstanding if such amendment would adversely affect the rights of holders of such Notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consents to such change.

     Notwithstanding the foregoing, without the consent of any holder of the Notes the Company, a Subsidiary Guarantor, if any (with respect to a Subsidiary Guarantee, if any, or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Subsidiary Guarantee or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations or any Subsidiary Guarantor's obligations in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees, if any, will provide that they will be governed by the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" by a Person means (i) the sale, lease, conveyance or other disposition (but excluding the creation of a Lien) of any assets including, without limitation, by way of a sale and leaseback (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption
"-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions described above under "-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issue or sale by such Person or any of its Restricted Subsidiaries of Equity Interests of any of such Person's Subsidiaries (including the sale by the Company or a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of the greater of $5 million or 1% of Total Assets at the time of such transaction or (b) for net proceeds in excess of the greater of $5 million or 1% of Total Assets at the time of such transaction. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by such Person to a Wholly Owned Restricted Subsidiary of such Person or by a Wholly Owned Restricted Subsidiary of such Person to such Person or to another Wholly Owned Restricted Subsidiary of such Person, (ii) an issuance of Equity Interests by a Restricted Subsidiary of such Person to such Person or to another Wholly Owned Restricted Subsidiary of such Person, (iii) the making of a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments," (iv) the abandonment, farm-out, lease or sublease of undeveloped oil and gas properties in the ordinary course of business, (v) the trade or exchange by such Person or any Restricted Subsidiary of such Person of any oil and gas property or properties owned or held by such Person or such Restricted Subsidiary for any oil and gas property or properties owned or held by another Person, which the Board of Directors of the Company determines in good faith to be of approximately equivalent value, (vi) the sale or transfer of oil, natural gas, natural gas liquids or hydrocarbons or mineral products or surplus or obsolete equipment in the ordinary course of business,
(vii) the sale or lease of equipment, inventory, accounts receivable or obsolete or surplus equipment or assets in the ordinary course of business consistent with past practice and (viii) the trade or exchange by the Company or any Restricted Subsidiary of the Company of any oil and gas property or properties owned or held by the Company or such Restricted Subsidiary for any oil and gas property or properties owned or held by another Person provided that the fair market value of the properties traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary as determined in good faith by (i) any officer of the Company if such fair market value is less than $5 million and (ii) the Board of Directors of the Company as certified by a resolution delivered to the Trustee if such fair market value is equal to or in excess of $5 million.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payment" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) demand or time deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least P1 from Moody's Investors Service, Inc. (or its successor) and a rating of at least A1 from Standard & Poor's Ratings Services (or its successor) and (vi) investments in money market or other mutual funds substantially all of whose assets comprise securities described in clause (ii) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" or group of related "persons" (a "Group") (as such terms are used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any "person" (as defined above) or Group becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 35% of the outstanding Voting Stock of the Company having the right to elect directors under ordinary circumstances other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation which is not Disqualified Stock or (B) John Mork and Julie Mork continue to own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss, plus any net loss realized in connection with an Asset Sale (together with any related provision for taxes), to the extent such losses were included in computing such Consolidated Net Income, plus (ii) an amount equal to the provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (including state franchise taxes), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount and capitalized debt issuance costs, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, depletion and amortization expenses (including amortization of goodwill and other intangibles) for such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses were deducted in computing such Consolidated Net Income, plus (v) exploration and impairment expenses for such Person and its Restricted Subsidiaries for such period to the extent such expenses were deducted in computing such Consolidated Net Income, plus (vi) other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such other non-cash charges were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the relevant Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof during such period, (ii) the Net Income of any Restricted Subsidiary shall be included (x) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders and (y), with respect to a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, in an amount equal to the pro rata share of such dividend or distribution (in accordance with the Equity Interests thereof held by the Company and its Restricted Subsidiaries), (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company, plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit (in each case excluding any minority interest) and (B) any amounts attributable to Disqualified Stock.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of original issuance of the Notes or (ii) was nominated for election or elected to such Board of Directors with the approval of (x) two-thirds of the Continuing Directors who were members of such Board at the time of such nomination or election or (y) two-thirds of those Directors who were previously approved by Continuing Directors.

     "Credit Agreement" means that certain Credit Agreement, dated as of May 20, 1997, among the Company and General Electric Capital Corporation and certain other financial institutions, as lenders, providing for up to $50 million of Indebtedness, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents.

     "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, Production Payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under the Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (b) of the definition of Permitted Indebtedness.

     "Debt to Cash Flow Ratio" means with respect to any Person for any period, the ratio of the Indebtedness of such Person for such period to the Consolidated Cash Flow of such Person for such period; provided, that, for purposes of the foregoing, Indebtedness shall not include Indebtedness of such Person that is required to be repaid within 12 months after the incurrence thereof except to the extent that the aggregate principal amount of any such Indebtedness outstanding at any time exceeds the amount permitted to be outstanding by any credit agreement to which such Person is a party. In the event that such Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Debt Coverage Ratio is being calculated but prior to the date on which the calculation of the Debt Coverage Ratio is made (the "Debt to Cash Flow Calculation Date"), then the Debt Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by such Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Debt to Cash Flow Calculation Date (including, without limitation, any acquisition to occur on the Debt to Cash Flow Calculation Date) shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the net proceeds of Indebtedness incurred or Disqualified Stock issued by such Person pursuant to "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" during the four-quarter reference period and on or prior to the Debt to Cash Flow Calculation Date shall be deemed to have been received by such Person or any of its Subsidiaries on the first day of the four-quarter reference period and applied to its intended use on such date and (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Debt to Cash Flow Calculation Date, shall be excluded.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) the Credit Agreement and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Stock or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Energy Business" means (i) the operation of one or more natural gas distribution businesses, (ii) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (iii) the gathering, purchasing, marketing, treating, processing, storage, selling and transporting of any natural oil, gas and other minerals or hydrocarbon products, (iv) any business related to any business or activity described in clause (i) or clause (iii) of this definition, including, without limitation, (a) the production of electricity or other sources of power utilizing oil, gas or other hydrocarbon products and (b) providing services in support of or incidental to any business or activity described in clause (i) or clause (ii) of this definition and (v) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through
(iv) of this definition.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, Consolidated Cash Flow and Fixed Charges shall be calculated on a pro forma basis, in the manner specified below, with respect to the following events: (i) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including, without limitation, any acquisition to occur on the Calculation
Date) shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated (a) without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and (b) giving effect to pro forma adjustments relating to such acquisition that would generally be permitted under applicable accounting standards with respect to pro forma financial statements,
(ii) the net proceeds of Indebtedness incurred or Disqualified Stock issued by such Person pursuant to the first paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebt-edness and Issuance of Disqualified Stock" during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have been received by such Person or any of its Restricted Subsidiaries on the first day of the four-quarter reference period and applied to its intended use on such date, (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries (excluding the interest expense at Mountaineer) for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor Senior Indebtedness" means any Indebtedness of a Subsidiary Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor, including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include (1) any liability for federal, state, local or other taxes owed or owing by any Subsidiary Guarantor,
(2) any obligation of a Subsidiary Guarantor to the Company, (3) any accounts payable or trade liabilities of a Subsidiary Guarantor arising in the ordinary course of business (including instruments evidencing such liabilities), (4) any Indebtedness of a Subsidiary Guarantor that is incurred in violation of the Indenture, (5) Indebtedness of a Subsidiary Guarantor which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Subsidiary Guarantor, (6) any Indebtedness, guarantee or obligation of a Subsidiary Guarantor which is subordinate or junior to any other Indebtedness, guarantee or obligation of such Subsidiary Guarantor, (7) Indebtedness evidenced by a Subsidiary Guarantee and (8) Capital Stock of a Subsidiary Guarantor.

     "Indebtedness" means, with respect to any Person, without duplication, (a) any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) evidenced by letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (iv) representing Capital Lease Obligations, (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, (vi) representing any obligations in respect of Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts, and (vii) in respect of any Production Payment, (b) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (c) obligations of such Person in respect of production imbalances, (d) Attributable Debt of such Person, and (e) to the extent not otherwise included in the foregoing, the guarantee by such Person of any indebtedness of any other Person.

     "Interest Rate Hedging Agreements" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations, but excluding trade credit and other ordinary course advances customarily made in the Energy Business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that the following shall not constitute
Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company, (ii) Interest Rate Hedging Agreements entered into in accordance with the limitations set forth in clause (g) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" and (iii) Oil and Gas Hedging Contracts entered into in accordance with the limitations set forth in clause (h) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock." If such Person or any Subsidiary of such Person sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of such Person such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of such Person, such Person shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, other than a precautionary financing statement respecting a lease not intended as a security agreement and other than a financing statement relating to a sale of accounts receivable).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.

     "Non-Recourse Debt" means Indebtedness as to which as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of such Indebtedness and (b) no default with respect to such Indebtedness would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Oil and Gas Hedging Contracts" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

     "Pari Passu Debt" means (a) with respect to the Notes, Indebtedness that ranks pari passu in right of payment to the Notes and (b) with respect to any Subsidiary Guarantee, Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantee.

     "Permitted Indebtedness" has the meaning given in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     "Permitted Investments" of a Person means (a) any Investment in such Person or in a Restricted Subsidiary of such Person; (b) any Investment in Cash Equivalents or securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) any Investment by such Person or any Restricted Subsidiary of such Person in a Person if, as a result of such Investment and any related transactions that at the time of such Investment are contractually mandated to occur, (i) such Person becomes a Wholly Owned Restricted Subsidiary of such Person or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, such Person or a Wholly Owned Restricted Subsidiary of such Person; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) Investments by the Company or any Wholly Owned Restricted Subsidiary in any Person which is a Wholly Owned Restricted Subsidiary; (f) Investments in the Company by any

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

Wholly Owned Restricted Subsidiary; (g) Investments in any Person the consideration for which consists of Equity Interests in the Company (other than Disqualified Stock); (h) other Investments in any Person or Persons having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value (as determined in good faith by the Board of Directors of the Company, which determination shall be evidenced by a resolution of such Board)), when taken together with all other Investments made by the Company and its Restricted Subsidiaries pursuant to this clause (h) that are at the time outstanding, not to exceed 5% of Total Assets at the time such Investment is made; (i) any Investment acquired by the Company in exchange for Equity Interests in the Company (other than Disqualified Stock);
(j) shares of Capital Stock received in connection with any good faith settlement of a bankruptcy proceeding involving a trade creditor; (k) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, joint development agreements, concession, license or permit agreements relating to exploration and development of oil and gas properties, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into the ordinary course of the Energy Business, excluding, however, Investments in corporations other than any Investment otherwise permitted by this definition; (l) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (m) the acceptance of notes payable from employees of the Company or any of its Subsidiaries as payment for the purchase of Capital Stock of the Company or any of its Subsidiaries by such employees provided that any such note payable is secured by a pledge of the shares of Capital Stock of a Subsidiary purchased therewith; (n) endorsements of negotiable instruments and documents in the ordinary course of business; and (o) any Investments outstanding on the date of the Indenture (and any reinvestment of the proceeds thereof in any similar investment).

     "Permitted Liens" means (i) Liens securing Indebtedness of a Restricted Subsidiary or Senior Debt that is outstanding on the date of issuance of the Notes (after giving effect to the application of the proceeds therefrom), Liens securing Senior Debt that is permitted by the terms of the Indenture to be incurred and Liens securing Permitted Refinancing Debt relating to Indebtedness or Senior Debt referred to in this clause (i) (provided that, with respect to Permitted Refinancing Debt, such Liens extend to or cover only the property or assets securing the Indebtedness or Senior Debt being refinanced); (ii) Liens in favor of the Company; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, Liens upon any property of any Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that in each case such Lien has not been created in contemplation of such acquisition, merger, consolidation or transfer, and provided further that in each such case no such Lien shall extend to or cover any property of the Company or any Subsidiary other than the property being acquired (through purchase, merger, consolidation or otherwise) and improvements thereon; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, old age pension or public liability obligations or to secure the payment or performance of bids, tenders, statutory or regulatory obligations, surety, stay or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state or federal lands or waters); (v) Liens existing on the date of the Indenture (after giving effect to the application of proceeds therefrom); (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (viii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (ix) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of the Energy Business for the exploration, drilling, development, or operation thereof; (x) Liens in pipeline or pipeline facilities that arise under operation of law; (xi) Liens arising under operating agreements, joint venture agreements, joint development agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Energy Business; (xii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (xiii) Liens securing any Interest Rate Hedging Agreement permitted to be entered into pursuant to the covenant described above under the caption
"-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; (xiv) Liens securing any Oil and Gas Hedging Contract permitted to be entered into pursuant to the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; (xv) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by the Company or any Subsidiaries; (xvi) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (xvii) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank; (xviii) purchase money security interests granted in connection with the acquisition of fixed assets in the ordinary course of business and consistent with past practices, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and
(B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such fixed assets; (xix) Liens to secure Dollar-Denominated Production Payments and Volumetric Production Payments; (xx) Liens securing the Notes; and (xxi) Liens not otherwise permitted by clauses (i) through (xx) that are incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5 million at any one time outstanding.

     "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under a Credit Facility) of the Company or any of its Restricted Subsidiaries, provided that: (i) the principal amount of such Permitted Refinancing Indebtedness (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded plus the amount of reasonable expenses incurred in connection therewith (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with
GAAP); (ii) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being

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

extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable taken as a whole to the holders of the Notes or the Subsidiary Guarantees, as the case may be, as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Production Payments" means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Senior Debt" means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness permitted under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt will not include
(w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture (other than Indebtedness under (i) any Credit Agreement or (ii) any other Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indenture).

     "Subordinated Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary (whether outstanding on the date of the issuance of the Securities or thereafter incurred) which is subordinate and junior in right of payment to the Notes pursuant to a written agreement.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantee" means any guarantee of the obligations of the Company under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

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

     "Subsidiary Guarantor" means any Person that incurs a Subsidiary Guarantee; provided that upon the release and discharge of such Person from its Subsidiary Guarantee in accordance with the Indenture, such Person shall cease to be a Subsidiary Guarantor.

     "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Subsidiaries, as shown on the most recent balance sheet of such Person.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if
(a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt; (c) the Company certifies that such designation complies with the "Limitation on Restricted Payments" covenant; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interest in, and has no investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that (i) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant on a pro forma basis taking into account such designation.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person normally entitling the holders thereof to vote in the election of members of the Board of Directors or other governing body of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years

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

(calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Voting Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                       DESCRIPTION OF OTHER INDEBTEDNESS

INDEBTEDNESS OF THE COMPANY

     CREDIT AGREEMENT. Concurrently with the closing of the Offering, the Company entered into the Credit Agreement with a group of lenders for which General Electric Capital Corporation acts as the administrative agent (the "Agent").

     The Credit Agreement permits the Company to obtain revolving credit loans from time to time in an aggregate amount not to exceed $50.0 million. The Borrowing Base, initially set at $50.0 million under the Credit Agreement, is subject to determination at the sole discretion of the Agent, based on a variety of factors, including the discounted present value of estimated future net cash flow from oil and gas production.

     At the Company's option, loans may be prepaid, and revolving credit commitments may be reduced, in whole or in part, at any time without penalty (except for breakage and related costs associated with payments of Eurodollar loans). The Credit Agreement matures May 20, 2002.

     The Company's obligations under the Credit Agreement are secured by first priority mortgages and security interests in gas and oil properties in which Eastern American has an ownership, leasehold or other interest, as well as all of Eastern American's gas gathering and gas marketing contracts.

     At the Company's option, the applicable interest rate per annum is either the Eurodollar loan rate plus a margin ranging from 1.0% to 1.5% or the ABR (as defined below) plus a margin ranging from 0% to 0.5%. ABR is the higher of (x) the rate of interest publicly quoted from time to time by The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the 30 largest banks in the United States and (y) the Federal Funds rate in effect on the date of determination plus one-half of one percent ( 1/2 of 1%).

     The Credit Agreement contains various covenants that, among other things, will restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investment or acquisitions, engage in mergers, and engage in certain transactions with affiliates. In addition, under the Credit Agreement, the Company is required to comply with specified minimum interest coverage and maximum leverage ratios.

     OTHER INDEBTEDNESS. The Company currently does not have any long or short-term debt obligations, except for certain guarantees which have been given in support of Eastern American's credit agreement with The Bank of Nova Scotia and Eastern American's $12.0 million letter of credit. In addition, the Company has guaranteed certain obligations of Eastern American, Allegheny & Western Energy Corporation and Eastern Exploration Corporation, wholly owned subsidiaries of Eastern American, under an agreement of limited partnership dated November 15, 1995 providing for the formation of Eastern Producing Limited Partnership. See "Business and Properties -- Significant Acquisitions and Dispositions -- Section 2.9 Monetization".

INDEBTEDNESS OF SUBSIDIARIES

     MOUNTAINEER AND ESC. In October 1995, ESC, a direct subsidiary of the Company, entered into a note purchase agreement with The John Hancock Mutual Life Insurance Company pursuant to which ESC issued $35.0 million in aggregate principal amount of 10.75% Senior Notes due October 1, 2005 secured by a pledge of the outstanding stock of its direct subsidiary Mountaineer Gas Company. The ESC notes were repaid with proceeds from the Offering.

     In October 1995, Mountaineer, a direct subsidiary of ESC, entered into a note purchase agreement with The John Hancock Mutual Life Insurance Company pursuant to which Mountaineer issued $60 million in aggregate principal amount of 7.59% Senior Notes due October 1, 2010. The

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

note purchase agreement requires Mountaineer to maintain certain financial conditions, including a minimum net worth and further contains restrictions on incurring debt, disposing of assets and other restrictions. The note purchase agreement also prohibits Mountaineer from making any restricted payment unless, after giving effect to the payment, (i) no default has occurred, (ii) Mountaineer would be permitted to incur $1.00 of additional funded indebtedness under such note purchase agreement and (iii) the aggregate amount of all restricted payments made by Mountaineer and its restricted subsidiaries since the date of the issuance of such notes on October 12, 1995 does not exceed $8 million plus 90% of the cumulative consolidated net income of Mountaineer from the date of the issuance of such Notes. As of March 31, 1997, the aggregate amount of all restricted payments made by Mountaineer and its restricted subsidiaries since the date of the issuance of such Notes was $8.3 million, and such note purchase agreement would have permitted Mountaineer to make additional restricted payments of $23.7 million through March 31, 1997.

     Mountaineer also had unsecured lines of credit totaling $71 million with PNC Bank, One Valley Bank and Bank One at March 31, 1997. During the nine months ended March 31, 1997, the maximum outstanding daily balance was $45.1 million and the average daily balance was $30.3 million. The weighted average interest rate was 5.97%. The outstanding borrowings on these lines of credit at March 31, 1997 was $26.6 million.

     EASTERN AMERICAN. Eastern American entered into a Credit Agreement dated as of June 19, 1995 with a group of lenders for which The Bank of Nova Scotia acts, as administrative Agent providing for a loan in the original principal amount of $175.0 million. The Company used proceeds from the Offering to repay all of the outstanding indebtedness under the Credit Agreement.

     Eastern American has outstanding a $12.0 million letter of credit issued by a bank in support of Eastern American's obligations under a gas purchase contract with the Royalty Trust. See "Business and Properties -- Significant Gas Sales and Purchase Contracts." The letter of credit reduces by $3 million on June 30 of each year until its expiration on June 30, 2000. As of March 31, 1997, no drawings have been made under the Letter of Credit. The letter of credit agreement between Eastern American and the bank requires Eastern American to maintain certain financial conditions, including a minimum net worth and interest coverage ratio.

     Eastern American also has unsecured revolving lines of credit totaling $2.0 million with One Valley Bank. As of March 31, 1997, no drawings have been made under these lines of credits. These lines of credit are used primarily to provide standby letters of credit for gas purchase arrangements made by its subsidiary Eastern Marketing.

                         BOOK-ENTRY; DELIVERY AND FORM

     The Old Notes were initially represented in the form of one registered Note in global form without coupons (the "Global Old Note"). The Global Old Note was deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. The Exchange Notes also will be issued in the form of one or more Global Notes (the "Global Exchange Notes" and, together with the Global Old Note, the "Global Notes"). The Global Exchange Notes will be deposited on the original date of issuance of the Exchange Notes with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

     DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York banking law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transac-tions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes through DTC. QIBs who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and
(ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of beneficial ownership therein will be effected only through, records maintained by DTC (with respect to the interest of the Participants), the Participants and the Indirect Participants. For certain other restrictions on the transferability of the Notes, see "Transfer Restrictions."

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture and the Notes. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each QIB owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Notes or a QIB that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize QIBs owning through such Participants to take such action or would otherwise act upon the instruction of such QIBs. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes or for any other matter relating to the actions or procedures of DTC.

     Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. The Company expects that payments by the Participants and the

Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, then Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Note. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until           , 1997, all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter", within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes), other than commissions or concessions of any broker-dealers, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas and Goodwin & Goodwin, LLP, Charleston, West Virginia.

                                    EXPERTS

     The consolidated financial statements of the Company, as of March 31, 1997 and June 30, 1996 and for the nine month period ended March 31, 1997 and the years ended June 30, 1996 and 1995 and the consolidated statement of income of Allegheny & Western Energy Corporation and subsidiaries for the year ended June 30, 1995, included in this Prospectus, and the related financial statement schedules, included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Certain information with respect to the gas and oil reserves of the Company has been derived from the respective reports of Ryder Scott Company and Joseph
J. Mendoza, independent petroleum engineers.

                             CHANGE OF ACCOUNTANTS


     Coopers & Lybrand, the accounting firm that had previously been engaged as the principal accountant to audit the Company's financial statements, resigned in December 1996. The audit reports previously issued by Coopers & Lybrand with respect to the Company's financial statements did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Coopers & Lybrand on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure up to the date of resignation. The Company's Board of Directors approved the selection of Deloitte & Touche LLP as auditors for the Company's financial statements for the fiscal year ending June 30, 1997, and Deloitte & Touche LLP was engaged for such purpose in January 1997. The Company's Board of Directors did not make any determination with respect to a change in accounting firms prior to the resignation of Coopers & Lybrand.

                                    GLOSSARY

     The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     Bcf. Billion cubic feet.

     Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     Completion. The installation of permanent equipment for the production of oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Degree Day. Degree Days measure the amount by which the average of the high and low temperature on a given day is below 65 degrees Fahrenheit. For example, if the high temperature is 60 degrees and the low temperature is 40 degrees for a National Oceanic and Atmospheric Administration measurement location, the average temperature is 50 degrees and the number of degree days for that day is 15.

     Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Direct finding costs. The total of all costs incurred with respect to reserve additions resulting from acquisitions and drilling activities, less internal capitalized charges, divided by reserve additions.

     Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Dth. One dekatherm (equal to 1,000 Btu).

     Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved.

     Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

     Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     Field operating expenses. Lifting and operating expense less internal capitalized costs and well operation and service revenue.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Lifting and operating expense. The total of all field operating expenses, net of well operations and service revenues.

     Liquids. Crude oil, condensate and natural gas liquids.

     Mbbls. One thousand barrels of crude oil or other liquid hydrocarbons.

     Mbtu. One thousand Btus.

     Mcf. One thousand cubic feet.

     Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Mmbbls. One million barrels of crude oil or other liquid hydrocarbons.

     Mmbtu. One million Btus.

     Mmcf. One million cubic feet.

     Mmcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

     NGLs. Natural gas liquids.

     Operating Margin. The dollar amount calculated as oil and gas sales plus well and service revenues, less lifting and operating expense and general and administrative expense and production taxes.

     Oil. Crude oil and condensate.

     Present Value. When used with respect to oil and gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Producing well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing well and able to produce to market.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering date demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required from recompletion.

     Royalty interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs or production.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Working interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

                     (This page intentionally left blank.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES CONSOLIDATED
  FINANCIAL STATEMENTS FOR THE NINE MONTH PERIOD ENDED MARCH
  31, 1997 AND FOR THE YEARS ENDED JUNE 30, 1996 AND 1995
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Income...........................   F-4
Consolidated Statements of Stockholders' Equity.............   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
ALLEGHENY & WESTERN CORPORATION CONSOLIDATED STATEMENT OF
  OPERATIONS FOR THE YEAR ENDED JUNE 30, 1995
Independent Auditors' Report................................  F-30
Consolidated Statement of Income............................  F-31
Notes to Consolidated Statement of Income...................  F-32

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Energy Corporation of America:

     We have audited the accompanying consolidated balance sheets of Energy Corporation of America and Subsidiaries as of March 31, 1997 and June 30, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the nine month period ended March 31, 1997 and for the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Energy Corporation of America and Subsidiaries as of March 31, 1997 and June 30, 1996, and the results of their operations and their cash flows for the nine month period ended March 31, 1997 and for the years ended June 30, 1996 and 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Denver, Colorado
April 21, 1997

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        MARCH 31, 1997 AND JUNE 30, 1996
                             (AMOUNTS IN THOUSANDS)

                                       ASSETS
                                                              MARCH 31,      JUNE 30,
                                                                1997           1996
                                                              ---------      --------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 14,331       $ 14,197
  Accounts receivable:
    Utility gas and transportation..........................    42,649         23,317
    Gas marketing and pipeline..............................     5,284          8,931
    Oil and gas sales.......................................     7,145          6,875
    Other...................................................    13,020          6,423
                                                              --------       --------
                                                                68,098         45,546
    Less allowance for doubtful accounts....................    (1,368)        (1,744)
                                                              --------       --------
                                                                66,730         43,802
  Gas in storage, at average cost...........................     6,464         12,457
  Income taxes receivable...................................                    3,242
  Deferred income taxes.....................................     5,599          6,337
  Prepaid and other current assets..........................     3,246          3,860
                                                              --------       --------
        Total current assets................................    96,370         83,895
                                                              --------       --------
NET PROPERTY, PLANT AND EQUIPMENT...........................   318,846        339,793
                                                              --------       --------
OTHER ASSETS:
  Deferred financing costs, less accumulated amortization of
    $1,729 and $1,144, respectively.........................     7,533          8,198
  Notes receivable..........................................     5,802          4,219
  Notes receivable -- related party.........................     1,470          1,528
  Deferred charges..........................................    18,181         16,302
  Deferred income taxes.....................................     1,118          1,357
  Other.....................................................     5,126          6,212
                                                              --------       --------
        Total other assets..................................    39,230         37,816
                                                              --------       --------
TOTAL.......................................................  $454,446       $461,504
                                                              ========       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $ 34,947       $ 39,798
  Current portion of long-term debt.........................    12,002         10,051
  Short-term debt...........................................    26,614          8,392
  Funds held for future distribution........................     6,736          5,191
  Income taxes payable......................................     1,515             --
  Overrecovered gas costs...................................    10,257         11,778
  Accrued taxes, other than income..........................     8,686          3,743
  Other current liabilities.................................    11,197         12,948
                                                              --------       --------
        Total current liabilities...........................   111,954         91,901
LONG-TERM OBLIGATIONS, LESS CURRENT PORTION:
  Long-term debt............................................   219,806        254,647
  Gas delivery obligation and deferred trust revenue........    19,226         21,473
  Deferred income taxes.....................................    39,488         38,366
  Other long-term obligations...............................    14,118         14,849
                                                              --------       --------
        Total liabilities...................................   404,592        421,236
                                                              --------       --------
COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST...........................................     1,949          2,718
                                                              --------       --------
STOCKHOLDERS' EQUITY:
  Common stock, par value $1.00; 2,000 shares authorized;
  714 and 711 shares issued in 1997 and 1996,
    respectively............................................       714            711
  Additional paid-in capital................................     4,211          4,086
  Retained earnings.........................................    45,828         34,099
  Treasury stock and notes receivable arising from issuance
    of common stock.........................................    (2,870)        (1,371)
  Cumulative foreign currency translation adjustment........        22             25
                                                              --------       --------
        Total stockholders' equity..........................    47,905         37,550
                                                              --------       --------
TOTAL.......................................................  $454,446       $461,504
                                                              ========       ========

                See notes to consolidated financial statements.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE NINE MONTH PERIOD ENDED MARCH 31, 1997 AND
                     THE YEARS ENDED JUNE 30, 1996 AND 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            1997           1996        1995
                                                        -------------    --------    --------
                                                        (NINE MONTHS)
REVENUES:
  Utility gas sales and transportation................    $146,965       $182,929
  Gas marketing and pipeline sales....................     120,257        146,398    $103,015
  Oil and gas sales...................................      27,002         31,940      29,277
  Well operations and service revenues................      10,700         14,003       3,955
  Contract settlement and other.......................         229            524       9,247
                                                          --------       --------    --------
                                                           305,153        375,794     145,494
                                                          --------       --------    --------
COSTS AND EXPENSES:
  Utility gas purchased...............................      85,705         95,157
  Gas marketing and pipeline cost of sales............     112,913        138,067     100,251
  Field operating expenses............................      15,162         21,796      11,510
  Utility operations and maintenance..................      15,480         23,841
  General and administrative..........................      16,479         23,967       6,689
  Taxes, other than income............................      15,039         16,165       1,560
  Depletion, depreciation and amortization of oil and
     gas properties...................................       6,509          9,204       9,763
  Depreciation of pipelines, other property and
     equipment........................................       8,471          9,613       2,278
  Exploration and impairment..........................       3,613          6,756         281
                                                          --------       --------    --------
                                                           279,371        344,566     132,332
                                                          --------       --------    --------
          Income from operations......................      25,782         31,228      13,162
                                                          --------       --------    --------
OTHER (INCOME) AND EXPENSE:
  Interest............................................      17,005         23,182       8,744
  Gain on sale of assets..............................      (8,153)        (3,934)       (279)
  Other...............................................        (604)           693         367
                                                          --------       --------    --------
                                                             8,248         19,941       8,832
                                                          --------       --------    --------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST......      17,534         11,287       4,330
PROVISION FOR INCOME TAXES............................       4,960          3,274       2,710
                                                          --------       --------    --------
INCOME BEFORE MINORITY INTEREST.......................      12,574          8,013       1,620
MINORITY INTEREST.....................................         339            193         435
                                                          --------       --------    --------
NET INCOME............................................    $ 12,235       $  7,820    $  1,185
                                                          ========       ========    ========
NET INCOME PER SHARE..................................    $  17.67       $  11.02    $   1.67
                                                          ========       ========    ========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING.........................................         692            710         710
                                                          ========       ========    ========

                See notes to consolidated financial statements.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE NINE MONTH PERIOD ENDED MARCH 31, 1997 AND
                     THE YEARS ENDED JUNE 30, 1996 AND 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  NOTES
                                                                                 RECEIVED     CUMULATIVE
                                            ADDITIONAL                             FROM         FOREIGN         TOTAL
                                   COMMON    PAID-IN     RETAINED   TREASURY   ISSUANCE OF     CURRENCY     STOCKHOLDERS'
                                   STOCK     CAPITAL     EARNINGS    STOCK     COMMON STOCK   TRANSLATION      EQUITY
                                   ------   ----------   --------   --------   ------------   -----------   -------------
Balance, June 30, 1994...........   $704      $3,805     $27,008    $    (7)      $(269)                       $31,241
  Net income.....................                          1,185                                                 1,185
  Cash dividends ($0.645 per
     share)......................                           (457)                                                 (457)
  Exercise of employee stock
     options for notes
     receivable..................      4         156                               (160)
  Purchase of treasury stock.....                                      (482)         32                           (450)
  Reduction of notes
     receivable..................                                                    94                             94
                                    ----      ------     -------    -------       -----          ----          -------
Balance, June 30, 1995...........    708       3,961      27,736       (489)       (303)                        31,613
                                    ----      ------     -------    -------       -----          ----          -------
  Net income.....................                          7,820                                                 7,820
  Cash dividends ($2.10 per
     share)......................                         (1,457)                                               (1,457)
  Exercise of employee stock
     options.....................      3         125                                                               128
  Purchase of treasury stock.....                                      (632)                                      (632)
  Reduction of notes
     receivable..................                                                    53                             53
  Adjustment for foreign currency
     translation.................                                                                $ 25               25
                                    ----      ------     -------    -------       -----          ----          -------
Balance, June 30, 1996...........    711       4,086      34,099     (1,121)       (250)           25           37,550
                                    ----      ------     -------    -------       -----          ----          -------
  Net income.....................                         12,235                                                12,235
  Cash dividends ($0.75 per
     share)......................                           (506)                                                 (506)
  Exercise of employee stock
     options for notes
     receivable..................      3         125                               (128)
  Purchase of treasury stock.....                                    (1,493)                                    (1,493)
  Reduction of notes
     receivable..................                                                   122                            122
  Adjustment for foreign currency
     translation.................                                                                  (3)              (3)
                                    ----      ------     -------    -------       -----          ----          -------
Balance, March 31, 1997..........   $714      $4,211     $45,828    $(2,614)      $(256)         $ 22          $47,905
                                    ====      ======     =======    =======       =====          ====          =======

                See notes to consolidated financial statements.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE NINE MONTH PERIOD ENDED MARCH 31, 1997 AND
                     THE YEARS ENDED JUNE 30, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                          1997           1996        1995
                                                      -------------    --------    ---------
                                                      (NINE MONTHS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................    $ 12,235       $  7,820    $   1,185
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Minority interest..............................         339            193          435
     Depreciation, depletion and amortization.......      15,645         19,471       12,584
     Gain on sale of assets.........................      (8,153)        (3,934)        (279)
     Deferred income taxes..........................       2,099          1,518        3,437
     Exploration and impairment expense.............       3,613          6,756          281
     Provision for losses on accounts receivable....       1,153          1,800
     Other, net.....................................      (1,575)        (2,447)      (3,049)
                                                        --------       --------    ---------
                                                          25,356         31,177       14,594
  Changes in assets and liabilities:
     Accounts receivable............................     (26,447)       (17,288)      (3,118)
     Gas in storage.................................       5,993          3,154          654
     Income taxes receivable........................       3,242          1,723        1,920
     Prepaid and other assets.......................      (2,285)         6,155       (1,021)
     Accounts payable and other current
       liabilities..................................         704          4,081        1,061
     Funds held for future distribution.............       1,545         (1,946)       1,185
     Income tax payable.............................       1,515
     Overrecovered gas costs........................      (1,521)        (8,741)
     Other..........................................      (1,403)        (1,221)      (1,255)
                                                        --------       --------    ---------
          Net cash provided by operating
            activities..............................       6,699         17,094       14,020
                                                        --------       --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment....     (21,555)       (39,445)     (20,036)
  Acquisition of A&W, net of cash acquired..........                                 (73,190)
  Proceeds from sale of oil and gas properties......         779         17,426          413
  Proceeds from sale of limited partnership.........      11,250
  Notes receivable..................................         (25)          (804)         373
                                                        --------       --------    ---------
          Net cash used in investing activities.....      (9,551)       (22,823)     (92,440)
                                                        --------       --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..........      71,000        250,998      254,386
  Principal payments on long-term debt..............     (84,223)      (218,352)    (157,568)
  Short-term borrowings, net........................      18,222        (27,203)
  Purchase of treasury stock (common stock).........      (1,493)          (632)        (450)
  Dividends and distributions paid..................        (506)        (1,199)        (618)
  Other equity transactions.........................           9            109         (166)
  Deferred financing costs..........................         (23)        (3,919)      (4,953)
                                                        --------       --------    ---------
          Net cash used in financing activities.....       2,986           (198)      90,631
                                                        --------       --------    ---------
          Net increase (decrease) in cash and cash
            equivalents.............................         134         (5,927)      12,211
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......      14,197         20,124        7,913
                                                        --------       --------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD............    $ 14,331       $ 14,197    $  20,124
                                                        ========       ========    =========

                See notes to consolidated financial statements.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE NINE MONTH PERIOD ENDED MARCH 31, 1997 AND
                     THE YEARS ENDED JUNE 30, 1996 AND 1995

1.  NATURE OF ORGANIZATION

     Energy Corporation of America (the "Company") was established in June 1993 through an exchange of shares with the common stockholders of Eastern American Energy Corporation ("Eastern"). The Company is an independent integrated energy company that, through its subsidiaries, is primarily engaged in operating a natural gas distribution system in West Virginia and oil and gas operations in West Virginia and Pennsylvania. The Company also is engaged in the exploration and production of oil and natural gas in other parts of the United States, primarily in the Rocky Mountains and New Zealand. All references to the "Company" include Energy Corporation of America and its consolidated subsidiaries.

     Natural Gas Distribution System -- The Company operates, through its wholly-owned subsidiary Mountaineer Gas Company ("Mountaineer"), a natural gas distribution system in West Virginia. Mountaineer provides natural gas sales, transportation and distribution service to residential, commercial, industrial and wholesale customers. As a public utility, Mountaineer is subject to regulation by the West Virginia Public Service Commission ("WVPSC").

     Oil and Gas Exploration, Development, Production and Marketing -- The Company, primarily through its subsidiary Eastern, is engaged in exploration, development and production, transportation and marketing of natural gas primarily within the Appalachian Basin in the states of West Virginia, Pennsylvania and Ohio. The Company owns all of the voting common shares of Eastern, while certain officers and stockholders of the Company ("minority interest") own non-voting common shares representing less than five percent of all Eastern common shares.

     The Company, through its wholly-owned subsidiaries Westech Energy Corporation ("Westech") and Westside Acquisition Corporation ("Westside"), is also engaged in the exploration for and production of oil and natural gas primarily in the Rocky Mountains and New Zealand.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies followed by the Company and its subsidiaries.

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company; Eastern and its subsidiaries; Eastern Systems Corporation ("ESC") and its wholly-owned subsidiary, Mountaineer and subsidiary; Westech, and Westech Energy New Zealand Ltd. and its investment in certain New Zealand oil and gas exploration joint ventures. The Company has investments in oil and gas limited partnerships and joint ventures and has recognized its proportionate share of these entities' revenues, expenses, assets and liabilities. All significant intercompany transactions have been eliminated in consolidation except gas sales between Eastern and Mountaineer, a regulated utility.

     The Company's wholly-owned subsidiary, Westside, owned an 80% interest in a limited partnership ("Westside Operating Partnership LP") until the end of March 1997 (see Note 3). This investment had been consolidated prior to March 31, 1997 (see Note 11).

     Cash and Cash Equivalents -- Cash and cash equivalents include short-term investments maturing in three months or less from the date acquired.

     Property, Plant and Equipment -- Oil and gas properties are accounted for using the successful efforts method of accounting. Under this method, certain expenditures such as exploratory geologi-

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES cal and geophysical costs, exploratory dry hole costs, delay rentals and other costs related to exploration are recognized currently as expenses. All direct and certain indirect costs relating to property acquisition, successful exploratory wells, development costs, and support equipment and facilities are capitalized. The Company computes depletion, depreciation and amortization of capitalized oil and gas property costs on the units-of-production method using proved developed reserves. Direct production costs, production overhead and other costs are charged against income as incurred. Gains and losses on the sale of oil and gas property interests are generally included in operations.

     The provision for depreciation of Mountaineer's utility plant is based on a composite straight-line method. The average composite depreciation rate was 3.10% and 3.71% for 1997 and 1996, respectively. Mountaineer's property, plant and equipment includes capitalized overhead for payroll related costs and administrative and general expenses, as well as an allowance for funds used during construction ("AFUDC") of approximately $43,200 and $49,600 for the nine month period ended March 31, 1997 and for the year ended June 30, 1996. AFUDC is an accounting procedure which capitalizes the cost of funds used to finance utility construction projects as part of utility plant on the balance sheet and credits the cost as a non-cash item on the income statement. During the nine month period ended March 31, 1997 and for the year ended June 30, 1996 this amount related only to debt financing in accordance with WVPSC policies.

     Other property, equipment, pipelines and buildings are stated at cost and are depreciated using straight-line and accelerated methods over estimated useful lives ranging from three to 30 years.

     Repairs and maintenance costs are charged against income as incurred; significant renewals and betterments are capitalized. Gains or losses related to retirement of utility property, net of any salvage and cost of removal, are credited or charged to accumulated depreciation. Gains and losses on dispositions of other property, equipment, pipelines and buildings are included in operations.

     Property, plant and equipment includes the following balances (in thousands):

                                                              MARCH 31,    JUNE 30,
                                                                1997         1996
                                                              ---------    --------
Oil and gas properties......................................  $204,207     $219,683
Utility plant...............................................   158,491      151,699
Other property and equipment................................    22,874       23,925
Pipelines...................................................    16,920       16,670
Land and buildings..........................................     2,426        2,426
                                                              --------     --------
                                                               404,918      414,403
Less accumulated depreciation, depletion and amortization...   (86,072)     (74,610)
                                                              --------     --------
Net property, plant and equipment...........................  $318,846     $339,793
                                                              ========     ========

     Long-Lived Assets -- In March 1995, Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued. The standard requires all companies to assess long-lived assets and assets to be disposed of for impairment and requires rate-regulated companies to write-off regulatory assets to earnings whenever those assets no longer meet the criteria for recognition of a regulatory asset as defined by SFAS No. 7l, "Accounting for the Effects of Certain Types of Regulation." During 1997, the Company adopted this statement and determined that no impairment loss needed to be recognized for applicable assets of continuing operations.

     Gas in Storage -- Gas in storage is stated at the lower of average cost or market value.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

     Deferred Financing Costs -- Certain legal, underwriting fees and other direct expenses associated with the issuance of credit agreements, lines of credit and other financing transactions have been capitalized. These financing costs are being amortized over the term of the related revolving credit agreement.

     Foreign Currency Translation -- The translation of applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The cumulative translation adjustment is included in stockholder's equity.

     Income Taxes -- Deferred income taxes reflect the impact of "temporary differences" between assets and liabilities recognized for financial reporting purposes and such amounts as measured by tax laws. These temporary differences are determined in accordance with SFAS No. 109, "Accounting For Income Taxes."

     Gas Delivery Obligation -- Gas delivery obligation represents deferred revenues on gas sales where the Company has received an advance payment. The Company recognizes the actual gas sales revenue in the period the gas delivery takes place.

     Revenues and Purchased Gas Costs -- Utility gas sales and transportation revenues included in income are based on amounts billed to customers on a cycle basis and estimated amounts for gas delivered but unbilled at the end of each accounting period.

     Prior to November 1, 1995, Mountaineer recognized utility gas purchased based on the amount billed to customers through a purchased gas adjustment clause ("PGA"). The difference between amounts billed and actual gas costs incurred were recognized as over/underrecovered gas costs. Effective November 1, 1995, the PGA was temporarily suspended through October 31, 1998 in accordance with a Joint Stipulation and Agreement for Settlement (the "Agreement") between Mountaineer and WVPSC. Accordingly, beginning November 1, 1995, gas costs are expensed as incurred and the rates charged to customers are not adjusted to reflect changes in the cost of gas. In accordance with the Agreement, the estimated overrecovered balance at October 31, 1995 of $12,000,000 is to be amortized over a three-year period beginning November 1, 1995. For the nine-month period ended March 31, 1997 and for the year ended June 30, 1996, the Company amortized to cost of gas $3,000,000 and $2,667,000, respectively. At October 31, 1995, the actual overrecovered gas cost balance was determined to be $12,682,000. The amount in excess of $12,000,000 and certain transportation revenues, storage balancing fees and standby charges are being deferred as authorized by the WVPSC and will be addressed in Mountaineer's next general rate case proceeding (see Note 17).

     Oil and gas sales are recognized as income when the oil or gas is produced and sold.

     Stock Compensation -- In October 1995 SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. As permitted under SFAS No. 123, the Company has elected to continue to measure compensation costs for stock-based employee compensation plans as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

     Hedging Activities -- The Company periodically hedges a portion of its oil and gas production through swap agreements. The purpose of the hedges is to provide a measure of stability in the volatile environment of oil and gas prices. The Company recognizes gains and losses in the swap agreements at the time the hedged volumes are sold.

     The Company enters into interest rate swap agreements to manage exposure to changes in interest rates. The transactions generally involve the exchange of fixed and floating interest payment obligations without the exchange of underlying principal amounts. The net effect of interest

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES rate swap activity is reflected as an increase or decrease in interest expense. Any gains on termination of interest rate swap agreements that were marked to market are included in other income. In addition to the financial risk that will vary during the life of these swap agreements in relation to the maturity of the underlying debt and market interest rates, the Company is subject to credit risk exposure from nonperformance of the counterparties to the swap agreements.

     Earnings per Share of Common Stock -- Earnings per share of common stock is computed by dividing net income attributable to the shares of common stock by the weighted average number of common shares and common share equivalents outstanding during the reporting period. The number of equivalent shares was computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with proceeds from the exercise of options (which were assumed to have been made at the average market price of the common shares during the reporting period). Fully diluted earnings per share and provisions of the newly issued accounting statement (SFAS 128) regarding earnings per share are no different than primary earnings per share because of minimal stock equivalents.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company's financial statements are based on a number of significant estimates including oil and gas reserve quantities which are the basis for the calculation of depreciation, depletion, amortization and impairment of oil and gas properties. Management emphasizes that reserve estimates are inherently imprecise.

     The Company records certain utility assets and liabilities in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." If the Company were required, for any reason, to terminate application of SFAS No. 71 for its regulated operations, all regulatory assets and liabilities would be recognized in the income statement at that time. Such amounts are primarily related to future amounts recoverable for income taxes (see Note 6).

     Concentration of Credit Risk -- The Company maintains its cash accounts primarily with a single bank and invests cash in money market accounts which the Company believes to have minimal risk. As operator of jointly owned oil and gas properties, the Company sells oil and gas production to numerous U.S. oil and gas purchasers, and pays vendors on behalf of joint owners for oil and gas services. Both purchasers and joint owners are located primarily in the northeastern United States and California. The risk of nonpayment by the purchasers or joint owners is considered minimal. The Company, as owner of a utility, has receivables from both residential and commercial customers who are located in West Virginia. The risk of significant nonpayment by the utility customers is considered minimal.

     Environmental Concerns -- The Company is continually taking actions it believes necessary in its operations to ensure conformity with applicable federal, state and local environmental regulations. As of March 31, 1997, the Company has not been fined or cited for any environmental violations which would have a material adverse effect upon capital expenditures, earnings or the competitive position of the Company.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

     Supplemental Disclosures of Cash Flow Information -- Supplemental cash flow information for the nine-month period ended March 31, 1997 and for the years ended June 30, 1996 and 1995 is as follows (in thousands):

                                                        1997       1996       1995
                                                       -------    -------    ------
Cash paid for:
  Interest (net of capitalized interest of $270, $630
     and $642 in 1997, 1996 and 1995,
     respectively)...................................  $13,208    $15,207    $7,861
  Income taxes, net of amounts refunded..............   (1,600)     2,440       275

3.  ACQUISITIONS AND DISPOSITIONS

     Allegheny & Western Energy Corporation -- On June 23, 1995, the Company acquired 100% of the common stock of Allegheny & Western Energy Corporation ("A&W") and its wholly-owned subsidiary Mountaineer in a business combination accounted for as a purchase effective June 30, 1995 with all operations consolidated on a prospective basis. The business of A&W consisted of Mountaineer, a regulated public gas utility, ownership interests in oil and gas wells, undeveloped acreage, pipeline and gathering systems, well operating rights, marketing company assets and certain other assets. The total purchase price for this acquisition was approximately $95.3 million which was allocated based on estimates of relative fair value as follows (in thousands):

Working capital.............................................  $ 13,139
Property, plant, and equipment..............................   160,921
Other noncurrent assets.....................................    19,147
Noncurrent liabilities assumed..............................   (97,862)
                                                              --------
Purchase of A&W.............................................    95,345
Less:
  Accrual of acquisition costs..............................    (5,361)
  Cash acquired.............................................   (16,794)
                                                              ========
Net cash used to acquire A&W................................  $ 73,190
                                                              ========

     In connection with the acquisition, the Company recorded liabilities of approximately $2.1 million primarily related to estimated payments associated with disposing of certain nonessential net assets held for sale as well as severance payments. Approximately $164,000 and $1.6 million was charged against these liabilities in the nine months ended March 31, 1997 and in the year ended June 30, 1996, respectively.

     Eastern Producing Limited Partnership -- In November 1995, the Company sold interests in certain producing natural gas properties for total cash consideration of $17,360,000 realizing a gain on sale of $3,269,000. The Company contributed its remaining interest in these properties in exchange for a general partner interest in the partnership that acquired the properties, representing a 1% interest until "payout" (as defined in the purchase agreement), at which time the Company's interest increases to 49%.

     Westside Operating Partnerships L.P. -- In March 1997 the Company exchanged warrants held representing a 30% ownership interest of a third party for a 30% interest in a newly formed oil and gas limited liability company ("LLC"), the successor to Westside Operating Partnership LP ("WOPLP") (owned 80% by the Company). The LLC redeemed the Company's previous interest and purchased certain oil and gas properties paying the Company $11,250,000 plus a $1,500,000 variable rate note with certain conversion options and distributing certain WOPLP oil and gas

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES properties and real estate to the Company. The Company has recognized a gain of $7,800,000 and its interest in LLC ($250,000) is included in other assets at March 31, 1997.

4.  RISK MANAGEMENT

     Natural Gas Hedges -- The Company is a party to oil and natural gas swaps in the normal course of business to reduce its exposure to fluctuations in the price of oil and natural gas. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amount recognized in the consolidated balance sheets.

     As of March 31, 1997, the Company had natural gas swap agreements totalling a notional quantity of approximately 16.7 MMBTU per day through October 31, 1997 and 2.7 MMBTU per day through October 31, 1998. At March 31, 1997, the market value of these swaps is estimated to be a loss of $82,000, the net amount the Company would have to pay to terminate the swap agreements.

     For the nine months ended March 31, 1997, and the years ended June 30, 1996 and 1995 the Company recognized a net gain (loss) on its oil and natural gas hedging activities of ($251,000), ($388,000), and $694,000, respectively.

     Mountaineer is party to certain fixed price gas purchase options to mitigate Mountaineer's exposure to fluctuations in gas prices. At March 31, 1997, the face amount of fixed price call options is $4,328,000 and have a fair value of $4,314,000. Mountaineer accounts for the cost of the call options as prepaid gas expense ($743,000 at March 31, 1997) that will be charged to cost of gas when the call option is exercised and the gas is delivered or the option expires.

     Interest Rate Hedges -- Effective September 30, 1996, the Company entered into an interest rate cap agreement and an interest rate collar agreement, for purposes other than trading, to reduce the potential impact of changes in interest rates on its floating rate long-term debt. Realized gains and losses on the agreements are recognized in interest expense as settlement occurs. Amortization of the cap premium is recognized in interest expense on a straight line basis over the life of the cap. The interest rate cap and collar agreements have a notional combined principal amount of $60 million and an estimated market value, the payment the Company would receive to terminate these, of approximately $13,000 as of March 31, 1997. There were no payments made or received under these agreements for the nine months ended March 31, 1997.

     For the years ended June 30, 1996 and 1995, the Company paid $359,875 and $389,187, respectively on an interest rate swap that was in place during those periods. The swap agreement expired on June 28, 1996.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

5.  DEBT

     Long-term debt -- At March 31, 1997 and June 30, 1996 long-term debt consisted of the following (in thousands):

                                                              MARCH 31,    JUNE 30,
                                                                1997         1996
                                                              ---------    --------
Credit agreements:
  Eastern revolving credit facility.........................  $136,648     $150,000
  Westside revolving facility...............................                 19,500
ESC senior secured note, interest at 10.75% payable
  quarterly, due October 1, 2005............................    35,000       35,000
Mountaineer unsecured senior notes, interest at 7.59%
  payable semi-annually, due October 1, 2010................    60,000       60,000
Installment notes payable, collateralized by deeds of trust,
  at interest rates ranging from 7% to 8%, respectively.....       160          198
                                                              --------     --------
                                                               231,808      264,698
Less current portion........................................   (12,002)     (10,051)
                                                              --------     --------
                                                              $219,806     $254,647
                                                              ========     ========

     As of March 31, 1997, Eastern was a party to a revolving facility credit agreement (the "Eastern Credit Agreement"), most recently amended on December 1, 1996, and provides for an aggregate maximum credit amount of $145,000,000 with a borrowing base of $124,700,000. Beginning on September 30, 1998, the aggregate maximum available borrowings will be reduced by $7,250,000 quarterly through June 30, 2003, the expiration date of the Eastern Credit Agreement. The Company may request up to three one-year extensions of the initial reduction date of September 30, 1998. These extensions must be approved by the lenders at their sole discretion. All outstanding borrowings under the Eastern Credit Agreement are charged interest at the bank's base rate or LIBOR plus an applicable margin as determined by a Usage Ratio, as defined in the Eastern Credit Agreement, and the total of outstanding borrowings and letters of credit at that time. The applicable margin for base rate loans ranges from .75% to 1.00% and for LIBOR loans from 1.75% to 2.25%. The Company is required to pay a commitment fee annually of .5% of unused available borrowings under the Eastern Credit Agreement. Indebtedness under the Eastern Credit Agreement is collateralized by substantially all of Eastern's assets.

     At June 30, 1996, Westside, as a result of consolidating its previous 80% interest in WOPLP, had a revolving credit facility agreement dated April 28, 1995, most recently amended June 11, 1996. Under terms of the agreement, the partnership could borrow up to $40,000,000 through December 31, 1997, or if extended, through December 31, 2001. The borrowing rate until maturity was based on 1.5% to 2% over the LIBOR interest rate of up to .5% over the bank's prime interest rate, depending on the method of borrowing funds under the agreement.

     At June 30, 1995, ESC had a $35 million revolving facility credit agreement. Borrowings under this agreement were used in the acquisition of A&W (Note 3) and were due June 30, 1996. In October 1995, ESC paid off the agreement and replaced it with a $35 million, 10.75% senior secured note payable (as amended in April 1997) to a financial institution which is due October 1, 2005. Effective July 1, 1997 interest payments are due quarterly. ESC has pledged the stock of Mountaineer as collateral under the secured note.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

     The Company's various debt agreements contain certain restrictions and conditions among which are limitations on indebtedness, funding of certain subsidiaries, dividends and investments, and certain tangible net worth and debt and interest coverage ratio requirements.

     The scheduled maturities of the Company's long-term debt, at March 31, 1997 for each of the next five years and thereafter are as follows (in thousands):

     MARCH 31,
     ---------
      1998.......................................................  $ 12,002
      1999.......................................................    21,800
      2000.......................................................    29,048
      2001.......................................................    29,008
      2002.......................................................    29,000
      Thereafter.................................................   110,950
                                                                   --------
                                                                   $231,808
                                                                   ========

     Short-Term Debt -- Mountaineer had unsecured bank lines of credit totaling $71 million and $70 million as of March 31, 1997 and June 30, 1996. During the nine-month period ended March 31, 1997 and the year ended June 30, 1996, the maximum outstanding balance was $45,064,000 and $58,064,900, respectively, and the average daily balance was $30,309,063 and $18,176,445, respectively. The weighted average interest rate was 6.0% and 6.3% on the balance outstanding during the nine-month period ended March 31, 1997 and the year ended June 30, 1996, respectively. The outstanding borrowings on these lines of credit as of March 31, 1997 and June 30, 1996 were $26,613,900 and $8,392,000, respectively.

     Letter of Credit -- Eastern has outstanding a $12.0 million letter of credit issued by a bank in support of Eastern's obligations under a gas purchase contract with the Royalty Trust (see Note 14). The letter of credit reduces by $3 million on June 30 of each year until its expiration on June 30, 2000. As of March 31, 1997, no draws have been made under the Letter of Credit. The letter of credit agreement between Eastern and the bank requires Eastern to maintain certain financial conditions, including a minimum net worth and interest coverage ratio.

6.  INCOME TAXES

     The following table details the components of the Company's provision (benefit) for income taxes for the nine-month period ended March 31, 1997 and the years ended June 30, 1996 and 1995 (in thousands):

                                                               1997      1996      1995
                                                              ------    ------    ------
     Current:
       Federal..............................................  $2,292    $1,278    $ (727)
       State................................................     569       478
                                                              ------    ------    ------
               Total current................................   2,861     1,756      (727)
                                                              ------    ------    ------
     Deferred:
       Federal..............................................   1,280      (159)    3,111
       State................................................     819     1,677       326
                                                              ------    ------    ------
               Total deferred...............................   2,099     1,518     3,437
                                                              ------    ------    ------
               Total provision for income taxes.............  $4,960    $3,274    $2,710
                                                              ======    ======    ======

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

     A reconciliation of the provision for income taxes computed at the statutory rate to the provision for income taxes as shown in the consolidated statements of income for the nine-month period ended March 31, 1997 and for the years ended June 30, 1996 and 1995 is summarized below (in thousands):

                                                             1997       1996       1995
                                                            -------    -------    ------
     Tax expense at the federal statutory rate............  $ 5,962    $ 4,448    $2,288
     State taxes net of federal benefit...................    1,062        806       421
     Percentage depletion.................................                          (228)
     Section 29 tax credits...............................   (2,390)    (1,129)
     Increase (decrease) in valuation allowance on state
       deferred tax asset, net of federal benefit.........     (369)     1,161
     Change in estimate...................................              (1,178)
     Other, net...........................................      695       (834)      229
                                                            -------    -------    ------
     Provision for income taxes...........................  $ 4,960    $ 3,274    $2,710
                                                            =======    =======    ======

     In 1995, the Company estimated that it would carry back its 1995 tax loss and realize the tax benefit based on the alternative minimum tax rate. During fiscal year 1996, management decided to carry forward this loss, at regular tax rates, which generated a $1.2 million tax benefit in 1996.

     Components of the Company's federal and state deferred tax assets and liabilities, as of March 31, 1997 and June 30, 1996 are as follows (in thousands):

                                                     1997                           1996
                                         ----------------------------   ----------------------------
                                         FEDERAL     STATE     TOTAL    FEDERAL     STATE     TOTAL
                                         --------   --------   ------   --------   --------   ------
Deferred tax assets:
  Overrecovered gas costs..............  $  4,005   $    737            $  4,005   $    707
  Bad debt allowance...................       499         92                 660        118
  Deferred compensation and profit
    sharing............................     1,555        286               1,491        267
  Other postretirement benefit and
    pension obligation.................     2,901        534               2,773        489
  Tax credits, federal.................    13,555                         12,899
  Tax credit and carryforwards,
    state..............................               12,910                         15,238
  Other long-term obligations..........     1,177        217               1,272        234
  Other................................        41          8               1,048        416
                                         --------   --------            --------   --------
         Total deferred tax assets.....    23,733     14,784              24,148     17,469
                                         --------   --------            --------   --------
Deferred tax liabilities:
  Property, plant and equipment........   (53,619)    (9,981)            (51,905)    (9,789)
  Federal income tax on state tax
    credits............................    (3,184)                        (5,384)
  Other liabilities....................    (1,779)      (328)               (434)      (345)
                                         --------   --------            --------   --------
         Total deferred tax
           liabilities.................   (58,582)   (10,309)            (57,723)   (10,134)
                                         --------   --------            --------   --------
Valuation allowance....................               (2,397)                        (4,432)
                                         --------   --------            --------   --------
Net deferred income tax asset
  (liability)..........................   (34,849)     2,078             (33,575)     2,903
                                         --------   --------            --------   --------
Less current deferred tax asset........     4,639        960   $5,599      4,791      1,546   $6,337
                                         --------   --------   ======   --------   --------   ======
Long-term deferred tax asset
  (liability)..........................  $(39,488)  $  1,118            $(38,366)  $  1,357
                                         ========   ========            ========   ========

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

     At March 31, 1997, the Company has the following federal and state tax credits and carryforwards (in thousands):

                                                                           YEAR OF
               TAX CREDITS OR CARRYFORWARDS                  AMOUNT       EXPIRATION
               ----------------------------                  -------      ----------
AMT tax credits............................................  $11,817        None
Investment tax credits.....................................    1,738      1997-2001
                                                             -------
Total federal credits......................................  $13,555
                                                             =======
West Virginia tax credits, net.............................  $11,762      1997-2002
West Virginia net operating loss carryforwards.............    1,058        2010
                                                             -------
Total state credits and carryforwards......................  $12,820
                                                             =======

     The Company is eligible for relocation incentives taken in the form of tax credits from West Virginia. The incentive amounts are based upon investments made and jobs created in that state. Tax credits generated by the Company are used primarily to offset the payment of severance, property and state income taxes. In connection with the adoption of SFAS No. 109, the Company recorded the benefits of existing West Virginia state tax credits as a state deferred tax asset.

     Based on certain tax planning strategies, which include the utilization of the credit against taxes payable by subsidiaries, and projections of future West Virginia severance, property and state income taxes, management believes that it is more likely than not these credits are realizable in the carryforward period. The amount of deferred tax asset considered realizable, however, could be reduced in the near term if future taxable income is reduced.

     Included in other long-term assets as of March 31, 1997 and June 30, 1996, is a $11.3 million and $10.6 million, respectively, net regulatory asset recorded by Mountaineer in accordance with state utility ratemaking practices related to future amounts recoverable for income taxes.

7.  EMPLOYEE BENEFIT PLANS

     The Company and certain operating subsidiaries, have a Profit Sharing/Incentive Stock Plan (the "Plan") for the stated purpose of expanding and improving profits and prosperity and to assist the Company in attracting and retaining key personnel. The Plan is noncontributory, and its continuance from year to year is at the discretion of the Board of Directors. The annual profit sharing pool is based on calculations set forth in the Plan. One-half of the pool is generally paid to eligible employees within 120 days of the end of the fiscal year and one-half is deferred to the following year. Generally, to be eligible to participate, an employee must have been continuously employed for two or more years, however employees with less than two years of employment may participate under certain circumstances. Additionally, Eastern participants may elect to receive their profit sharing award in the form of nonvoting and nontransferable common stock of Eastern, subject to the applicable terms and conditions of the Plan document. The Company recognized $200,000 in the nine month period ended March 31, 1997 and $3.1 million of expense during the year ended June 30, 1996. No expense was recognized in the year ended June 30, 1995.

     For certain subsidiaries, the Company sponsors a Section 401(k) plan covering all full-time employees who wish to participate. The Company's contributions, which are principally based on a percentage of the employee contributions, are charged against income as incurred, totaled $101,859 for the nine-month period ended March 31, 1997 and $144,530 and $149,691 for the years ended June 30, 1996 and 1995, respectively.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

8. PENSION PLAN

     Mountaineer sponsors a Retirement Income Plan (the "Pension Plan") which covers substantially all qualified Mountaineer employees 21 years of age and over. Employees become fully vested upon completion of five years of credited service, as defined in the Pension Plan. Retirement income is based on credited years of service and the employees' level of compensation, as defined in the Pension Plan. The Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The determination of contributions is made in consultation with the Pension Plan's actuary and is based upon anticipated earnings of the Pension Plan, mortality and turnover experience, the funded status of the Pension Plan and anticipated future compensation levels. Mountaineer's funding policy is to be in compliance with ERISA guidelines and to make annual contributions to the Pension Plan to assure that all employees' benefits will be fully provided for by the time they retire.

     The following table sets forth the Pension Plan's funded status and amounts recognized in the consolidated balance sheets at the dates shown, as determined by an independent actuary (in thousands):

                                                             MARCH 31,      JUNE 30,
                                                               1997           1996
                                                             ---------      --------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
     of $25,348 and $25,198 at March 31, 1997 and June 30,
     1996, respectively....................................  $(27,120)      $(27,120)
                                                             ========       ========
Projected benefit obligations for service rendered to
  date.....................................................  $(29,489)      $(30,507)
Plan assets at fair value..................................    23,389         23,152
                                                             --------       --------
Projected benefit obligation in excess of plan assets......    (6,100)        (7,355)
Unrecognized net loss from past experience.................     1,112          2,444
                                                             --------       --------
Accrued pension cost (included in other long-term
  obligations).............................................  $ (4,988)      $ (4,911)
                                                             ========       ========

     Net pension cost for the nine month period ended March 31, 1997 and the year ended June 30, 1996 as determined by an independent actuary, included the following components (in thousands):

                                                               1997       1996
                                                              -------    -------
Service cost................................................  $   442    $   638
Interest cost...............................................    1,654      2,083
Actual return on plan assets................................   (1,602)    (2,147)
Net amortization and deferral...............................      260        366
                                                              -------    -------
Net periodic pension cost...................................      754        940
Amount capitalized as construction cost and charged to
  others....................................................     (125)      (173)
                                                              -------    -------
Amount charged to expense...................................  $   629    $   767
                                                              =======    =======

     The expected long-term rate of return used in the calculation was 8.0% for the nine month period ended March 31, 1997 and 8.25% for the year ended June 30, 1996. The weighted average discount rate used in the calculations was 7.75% for the nine month period ended March 31, 1997 and for the year ended June 30, 1996. The expected average increase in future compensation levels

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES was 4.0% for the nine month period ended March 31, 1997 and 4.5% for the year ended June 30, 1996.

9.  POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFITS

     Mountaineer provides certain medical and life insurance benefits for retired employees. Substantially all of Mountaineer's employees may become eligible for these benefits if they choose to retire after reaching age 55 while working for Mountaineer and are provided until age 65. Life insurance benefits of approximately two times annual salary are provided while an employee is active and working at Mountaineer. On the date of an employee's retirement and on the date the employee reaches age 70, life insurance benefits decrease to approximately 80% and 40% of annual salary, respectively. These benefits are provided to retirees who meet the service requirements of 10 continuous years of service prior to retirement at age 55 or 5 continuous years of service prior to retirement at age 65. The plan is unfunded.

     The following table sets forth the postretirement medical and life insurance plans' funded status and amounts recognized in the consolidated balance sheets, as determined by an independent actuary (in thousands):

                                                              MARCH 31,    JUNE 30,
                                                                1997         1996
                                                              ---------    --------
Accumulated postretirement benefit obligation:
  Retirees..................................................   $3,747       $3,198
  Fully eligible active participants........................    1,526        1,952
  Other active employees....................................    1,665        1,640
                                                               ------       ------
Total accumulated postretirement benefit obligation.........    6,938        6,790
Unrecognized actuarial gain.................................      265          274
                                                               ------       ------
Accrued postretirement benefit liability (included in other
  long-term liabilities)....................................   $7,203       $7,064
                                                               ======       ======

     Net periodic postretirement benefit cost for the nine month period ended March 31, 1997 and for the year ended June 30, 1996, as determined by an independent actuary, included the following components (in thousands):

                                                              MARCH 31,    JUNE 30,
                                                                1997         1996
                                                              ---------    --------
Service cost-benefits attributable to service during the
  period....................................................    $ 282       $ 362
Interest cost on the accumulated postretirement benefit
  obligation................................................      375         514
                                                                -----       -----
Net periodic postretirement benefit cost....................      657         876
Amount capitalized as construction cost.....................     (121)       (220)
                                                                -----       -----
Amount charged to expense...................................    $ 536       $ 656
                                                                =====       =====

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.5% in the nine month period ended March 31, 1997 and 10.0% in the year ended June 30, 1996, declining gradually to 5.5% in 2005 and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one percentage point increase in the assumed health care cost trend rate would increase the aggregate service and interest cost by $39,240 for the nine month period ended March 31, 1997 and accumulated postretirement benefit obligation as of March 31, 1997 by $231,731. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

7.75% in the nine month period ended March 31, 1997 and for the year ended June 30, 1996. The average assumed annual rate of salary increase for the life insurance benefit plan was 4.0% in 1997 and 5.0% in 1996.

     As a part of a WVPSC rate order dated October 29, 1993, the WVPSC ruled that the permitted rate recovery mechanism for other post retirement benefits would be a modified accrual method. The modified accrual method allows for the recovery of current services costs on an accrual basis and recovery of the transition obligation on a cash basis.

10.  COMMON STOCK

     Voting Common Stock -- In May 1995, the Company was reincorporated in the State of West Virginia. As part of this reincorporation, each outstanding share of then existing no-par value common stock was converted automatically to one share of $1 par value common stock.

     The Company has an agreement with a stockholder covering the sale or disposition of stock that provides the stockholder cannot sell stock without first offering such shares to the Company. Under certain circumstances, the Company would be required to purchase the related stock if not previously tendered to the Company or otherwise sold or disposed of in accordance with the provisions of the agreement.

     Treasury Stock -- The Company has 40,188 and 20,438 shares of treasury stock, which are carried at cost, at March 31, 1997 and June 30, 1996, respectively.

     Stock Options -- In 1994, the Company created an incentive stock option plan (the "Stock Option Plan"). Under the Stock Option Plan, options vest annually in 25% increments from January 1, 1994 to December 31, 1997, and are exercisable at $40 per share. However, if any of the optionees' employment with the Company is terminated within four years, the optionee must resell any exercised options back to the Company at $40 per share.

     A summary of the Company's Option Plan as of March 31, 1997, June 30, 1996 and June 30, 1995, and the changes during the periods then ended is presented below:

                                                   1997                1996                1995
                                             -----------------   -----------------   -----------------
                                                      EXERCISE            EXERCISE            EXERCISE
                                             SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                             ------   --------   ------   --------   ------   --------
Outstanding at beginning of year...........  6,400     $40.00    9,600     $40.00    12,800    $40.00
Exercised..................................  3,200      40.00    3,200      40.00     3,200     40.00
                                             -----     ------    -----     ------    ------    ------
Outstanding at end of year.................  3,200     $40.00    6,400     $40.00     9,600    $40.00
                                             =====     ======    =====     ======    ======    ======
Options exercisable at year end............  3,200               3,200                3,200
                                             =====               =====               ======

     The option exercises above were paid for in the form of notes which have been charged against equity until collected.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

11.  UNCONSOLIDATED AFFILIATE

     The Company's investment in LLC at March 31, 1997 (previously consolidated) is accounted for under the equity method (see Note 3). Summarized financial information for the LLC at March 31, 1997 is as follows (in thousands):

Current assets....................  $ 3,024       Long-term debt....................  $19,700
Oil and gas properties............   20,703       Other liabilities.................    2,363
Other assets......................    1,462       Equity............................    3,126
                                    -------                                           -------
          Total assets............  $25,189       Total liabilities and equity......  $25,189
                                    =======                                           =======

12.  OPERATING LEASES

     The Company has noncancelable operating lease agreements for the rental of office space, computer and other equipment. Certain of these leases contain purchase options or renewal clauses. Rental expense for operating leases was approximately $931,000, $1.2 million and $1.4 million for the nine-month period ended March 31, 1997 and for the years ended June 30, 1996 and 1995, respectively.

     At March 31, 1997 future minimum lease payments for each of the next five years ending March 31 and thereafter are as follows (in thousands):

1998........................................................  $1,073
1999........................................................     888
2000........................................................     876
2001........................................................     844
2002........................................................     713
Thereafter..................................................     975
                                                              ------
                                                              $5,369
                                                              ======

13.  RELATED PARTY TRANSACTIONS

     Certain officers, directors, employees and affiliates regularly participate in Company-sponsored drilling programs on a cost basis for which the Company advances funds on behalf of these participants. Notes receivable at March 31, 1997 and June 30, 1996 in connection with these programs total $944,000 and $1 million, respectively.

     Eastern has entered into a rental arrangement for the building used as its headquarters from a partnership in which certain officers are partners. Rent payments totaled approximately $250,000 for the nine-month period ended March 31, 1997 and $300,000 and $415,000 for the years ended June 30, 1996 and 1995, respectively.

     Mountaineer purchases a portion of its gas supply requirements from its subsidiary and Eastern. The price paid for such purchases has been approved by the WVPSC. During 1997 and 1996, Mountaineer purchased approximately $3,936,000 and $5,342,000, respectively, from its subsidiary and $14,628,000 and $15,258,000, respectively from Eastern. The related revenues and expenses between Mountaineer and its subsidiary and Eastern have not been eliminated in these financial statements due to the regulated nature of Mountaineer. At March 31, 1997, Mountaineer has $22,429,000 of outstanding gas purchase commitments with Eastern.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

     The Company advanced funds to certain officers in 1991 and 1994, which bear interest at 8% and are secured by non-voting common shares of Eastern. Balances totaled $570,000 at March 31, 1997 and June 30, 1996 and are due in 2001.

     The Company also advanced funds in 1988 to certain officers and directors which bear interest at 8%, are secured by interests in oil and gas properties and are repayable out of net proceeds from the oil and gas production on these properties. Balances outstanding at March 31, 1997 and June 30, 1996 totalled $898,000 and $1,012,000, respectively.

14.  COMMITMENTS AND CONTINGENCIES

     In 1992, Eastern entered into a 15-year gas sale and purchase agreement with an independent power project whereby Eastern will deliver approximately 12,000 MCF per day to the project at a fixed price per MCF. The terms of the agreement provide for annual price escalations.

     In 1993, the Company sold working interests in certain Appalachian gas properties in connection with the formation of a royalty trust (the "Trust"). A portion of the proceeds from the sale of these interests, representing a term net profits interest, was accounted for as a production payment. As a result, at March 31, 1997 and June 30, 1996, such proceeds totaling $15,565,412 and $17,243,931, respectively, have been classified as deferred trust revenue.

     Certain gas production attributable to the Trust is purchased by a wholly-owned subsidiary of the Company pursuant to a gas purchase contract which expires in 2013. The purchase price under the contract is based on escalating fixed price and spot market components. To hedge the Company's position on this contract, the Company dedicated the fixed price sales contract with the independent power project discussed above, which has similar prices and volumes as the fixed price component of the contract, and purchased a floor price futures contract to cover the variable component. The fixed price component expires on January 1, 2000. The obligation of the subsidiary to make payments under the contract is partially supported by a standby letter of credit with a face amount of $12,000,000. The letter of credit is subject to annual reductions of $3,000,000 beginning June 30, 1996, and fully expires on June 30, 2000.

     The Company has entered into an agreement whereby it will fund a specified monthly amount, through December 31, 1996, to assist in the development of oil and gas projects by a third party. No remaining commitment exists as of March 31, 1997 and as of June 30, 1996, the remaining commitment was $450,000. Amounts funded are accounted for as an advance and all outstanding amounts are due on January 1, 1999. As of March 31, 1997 and June 30, 1996, the Company has $2.5 million and $2.4 million, respectively, in long-term notes receivable relating to this agreement. In addition to the commitment, the Company has certain other rights and options regarding the acquisition, exploration and development of the oil and gas projects that may be acquired as a result of this agreement.

     In connection with an existing gas delivery obligation agreement, whereby Eastern received an advance payment, its subsidiary entered into a credit line deed of trust which has an available balance of $11 million as of March 31, 1997 and June 30, 1996 to collateralize the performance under the gas delivery obligation. This credit line deed of trust declines at a rate of 7.5% per year.

     FERC Matters -- On November 22, 1996, Mountaineer entered into a settlement agreement with Columbia Gas and other Columbia Gas customers in a rate proceeding initiated by Columbia Gas in 1995. Among the material provisions of the settlement affecting Mountaineer include (i) the receipt by Mountaineer of approximately $7.1 million annually, through 2004, in demand charge credits, and
(ii) a rate moratorium on Columbia Gas until the year 2000. On April 17, 1997 the FERC approved the settlement agreement. As of March 31, 1997, Mountaineer is due refunds under the settlement

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES agreement of $6 million including zone credits earned and transportation charges paid in excess of settled rates. As a result of the previous settlement and FERC order, Mountaineer recorded a receivable and associated reduction in gas costs of $6 million for the nine months ended March 31, 1997.

     Legal Matters -- The Company is involved in various legal actions and claims arising in the ordinary course of business. In addition, Columbia Gas filed a suit in March 1997 against Eastern alleging that Eastern's wells are producing storage gas from a Columbia Gas storage field in West Virginia. Columbia Gas estimates its alleged damages to be in excess of $5 million. Eastern purchased the wells in question from Great Western Onshore Inc. and Great Western Drilling Inc. (collectively "Great Western") pursuant to an Asset Purchase and Sale Agreement dated January 28, 1992. Pursuant to the terms of the Asset Purchase and Sale Agreement, Eastern believes that it is entitled to indemnification from Forcenergy, Inc., successor in interest to Great Western as a result of Forcenergy's breach of certain representations and warranties contained therein. While the outcome of this lawsuit and other proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the Company's financial position.

15.  FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments have been determined using appropriate market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus, the estimates provided below are not necessarily indicative of the amount that the Company could realize upon the sale or refinancing of such financial instruments (in thousands):

                                                    MARCH 31, 1997       JUNE 30, 1996
                                                  ------------------   ------------------
                                                  CARRYING    FAIR     CARRYING    FAIR
                                                   VALUE      VALUE     VALUE      VALUE
                                                  --------   -------   --------   -------
  Assets:
     Cash and cash equivalents..................  $ 14,331   $14,331   $ 14,197   $14,197
     Accounts receivable........................    66,730    66,730     43,802    43,802
     Notes receivable...........................     7,328     5,634      5,803     4,012
  Liabilities:
     Accounts payable and accrued expenses......    34,947    34,947     39,798    39,798
     Current portion of long-term debt..........    12,002    12,002     10,051    10,051
     Short-term debt............................    26,614    26,614      8,392     8,392
     Long-term debt.............................   219,806   224,718    254,647   261,196
     Other long-term obligations................    14,118    14,118     14,849    14,849
     Interest rate hedge contracts..............                  13                   13
     Oil and gas hedge contracts................                  96                  455

     The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

     Cash and Cash Equivalents, Accounts Receivable and Accounts Payable and Accrued Expenses -- Due to the short-term nature of these instruments, the carrying value approximates the fair value.

     Notes Receivable -- The notes receivable accrue interest at a fixed rate. Fair value was estimated using discounted cash flows based on current interest rates for notes with similar maturities.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

     Short-Term Debt and Line of Credit -- The short-term debt is borrowed on a revolving basis at a variable interest rate; as a result, the carrying value approximates the fair value of the outstanding debt. Due to the short-term nature of the line of credit, the carrying value approximates the fair value of the outstanding debt.

     Long-Term Debt -- A portion of long-term debt was borrowed under a revolving credit facility which accrues interest at variable rates; as a result, carrying value approximates fair value. The remaining portion of the Company's long-term debt is comprised of fixed rate facilities; for this portion, fair value was estimated using discounted cash flows based upon the Company's current borrowing rates for debt with similar maturities.

     Other Long-Term Obligations -- The other long-term obligations were borrowed under agreements which accrue interest at variable rates; as a result, carrying value approximates fair value.

16.  CONTRACT SETTLEMENT

     In 1991, Columbia Transmission and Columbia Gas Systems, Inc. ("Columbia") filed for protection under Chapter 11 of the Bankruptcy Code. The settlement relates to damages paid by Columbia Gas as a result of its rejection in bankruptcy of certain gas purchase contracts. As part of Columbia's amended plan of reorganization, the Company has recorded revenue of $8.8 million in 1995.

17.  RATE MATTERS

     In June 1995, Mountaineer agreed to a Joint Stipulation and Agreement for Settlement (the "Agreement") with various parties, regarding a January 1995 base rate filing, as well as Mountaineer's upcoming PGA filing and a tariff filing concerning primarily telemetering requirements for transportation customers. The Agreement allowed for a $4 million increase in base rates, with the portion of the increase allocable to sales customers to be offset by the amortization of the PGA overrecovered balance existing as of October 31, 1995 over a three-year moratorium period beginning November 1, 1995. A final order was issued on January 10, 1996.

     The Agreement stipulates that during the three-year moratorium, Mountaineer's annual PGA filing with the WVPSC will be temporarily suspended and the deferred accounting for purchased gas costs will not be in effect. During this period Mountaineer can utilize its expertise in entering into gas supply and service contracts benefiting from its successes while assuming the risks and costs of its actions. Consequently, Mountaineer has assumed the risk of any changes in interstate pipeline rates and charges during the moratorium period. It is the intent of the Agreement that Mountaineer be permitted to keep the benefit of, and absorb the costs of, its decisions during the moratorium period without review of its actions. The parties believe the Agreement provides benefits for both Mountaineer and its customers and is in the public's best interest. Mountaineer expects that natural gas distribution operations will continue to be regulated following the moratorium period in a manner which will allow Mountaineer to recover its costs of operations and earn a reasonable return on its equity.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

18.  INDUSTRY SEGMENTS

     The following table sets forth the Company's principal industry segments and their contributions to its revenues, operating profits, capital expenditures and depletion, depreciation and amortization for the periods. Also shown are the identifiable assets associated with each segment as of the end of each period indicated:

                                                 NINE-MONTHS ENDED MARCH 31, 1997
                                      ------------------------------------------------------
                                                    REGULATED    ADJUSTMENTS
                                      OIL AND GAS    UTILITY         AND
                                      OPERATIONS    OPERATIONS   ELIMINATIONS   CONSOLIDATED
                                      -----------   ----------   ------------   ------------
                                                          (IN THOUSANDS)
Sales to unaffiliated customers.....   $139,624      $146,965                     $286,589
Intersegment........................     18,564                                     18,564
                                       --------      --------        -----        --------
Total revenue.......................    158,188       146,965                      305,153
                                       --------      --------        -----        --------
Operating profit....................      7,786        18,536        $(540)         25,782
Other income (expense)..............     (1,101)       (7,687)         540          (8,248)
                                       --------      --------        -----        --------
Income before income taxes..........      6,685        10,849                       17,534
                                       ========      ========        =====        ========
Depletion, depreciation and
  amortization (including reduction
  in the carrying amount of oil and
  gas properties)...................      8,978         6,002                       14,980
Capital expenditures................     13,862         7,693                       21,555
                                       --------      --------        -----        --------
Identifiable assets.................    204,608       216,861                      421,469
Corporate assets....................     14,350        18,627                       32,977
                                       --------      --------        -----        --------
Total assets........................   $218,958      $235,488                     $454,446
                                       ========      ========        =====        ========

                                                     YEAR ENDED JUNE 30, 1996
                                      ------------------------------------------------------
                                                    REGULATED    ADJUSTMENTS
                                      OIL AND GAS    UTILITY         AND
                                      OPERATIONS    OPERATIONS   ELIMINATIONS   CONSOLIDATED
                                      -----------   ----------   ------------   ------------
                                                          (IN THOUSANDS)
Sales to unaffiliated customers.....   $172,265      $182,929                     $355,194
Intersegment........................     20,600                                     20,600
                                       --------      --------      --------       --------
Total revenue.......................    192,865       182,929                      375,794
Operating profit....................      4,805        26,423                       31,228
Other income (expense)..............     (8,957)      (10,984)                     (19,941)
Income (loss) before income taxes...     (4,152)       15,439                       11,287
Depletion, depreciation and
  amortization including reduction
  in the carrying amount of oil and
  gas properties)...................     12,053         6,764                       18,817
Capital expenditures................     25,968        13,477                       39,445
Identifiable assets.................    236,367       194,565                      430,932
Corporate assets....................     14,219        16,353                       30,572
                                       --------      --------      --------       --------
Total assets........................   $250,586      $210,918                     $461,504
                                       ========      ========      ========       ========

     The Company operates in two industry segments, oil and gas operations including exploration and development, production, aggregation and marketing of Company owned as well as third party

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES oil and gas. In addition, the Company operates a regulated local gas distribution company. Operating profit represents revenues less costs which are directly associated with such operations. Revenues are priced and accounted for consistently for both unaffiliated and intersegment sales. Intersegment sales have not been eliminated in consolidation because of the regulated nature of the gas distribution segment.

     Identifiable assets by industry segment are those assets that are used in the Company's operations in each segment. Corporate assets are primarily cash, cash equivalents and deferred charges.

19.  SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
     (UNAUDITED)

     Costs -- The following tables set forth capitalized costs at March 31, 1997 and June 30, 1996, and costs incurred, including capitalized overhead, for oil and gas producing activities for the nine-month period ended March 31, 1997 and for the years ended June 30, 1996 and 1995 (in thousands):

                                                      1997        1996       1995
                                                    --------    --------    -------
Capitalized costs:
  Proved properties...............................  $195,732    $211,309
  Unproved properties.............................     8,476       8,209
                                                    --------    --------
  Total...........................................   204,208     219,518
  Less accumulated depletion......................   (54,839)    (52,186)
                                                    --------    --------
  Net capitalized costs...........................  $149,369    $167,332
                                                    ========    ========
Costs incurred:
  Acquisition of properties:
  Proved..........................................  $      0    $  4,318    $14,190
  Development costs...............................     9,684      13,470     14,345
  Exploration costs...............................     3,703       6,141      2,240
                                                    --------    --------    -------
  Total costs incurred............................  $ 13,387    $ 23,929    $30,775
                                                    ========    ========    =======

     Results of Operations -- The results of operations for oil and gas producing activities, excluding corporate overhead and interest costs for the nine-month period ended March 31, 1997 and for the years ended June 30, 1996 and 1995 are as follows (in thousands):

                                                       1997       1996       1995
                                                      -------    -------    -------
Revenues from sale of oil and gas:
     Sales..........................................  $27,002    $31,940    $29,277
Production costs....................................    4,462      7,793      7,555
Production taxes....................................    1,417      1,407      1,560
Exploration and impairment..........................    3,613      6,756        281
Depreciation, depletion and amortization............    6,509      9,204      9,763
Other...............................................      339        193        435
Income tax expense..................................    2,665      1,647      2,421
                                                      -------    -------    -------
Results of operations...............................  $ 7,997    $ 4,940    $ 7,262
                                                      =======    =======    =======

     Production costs include those costs incurred to operate and maintain productive wells and related equipment and include costs such as labor, repairs and maintenance, materials, supplies,

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES fuel consumed, insurance and production taxes. In addition, production costs are net of well tending fees which are included in well operations revenues in the accompanying consolidated income statements.

     Exploration and impairment expense include the costs of geological and geophysical activity, unsuccessful exploratory wells and leasehold impairment allowances.

     Depletion, depreciation and amortization include costs associated with capitalized acquisition, exploration, and development costs, but does not include depreciation applicable to support equipment.

     The provision for income taxes is computed at the statutory federal income tax rate and is reduced to the extent of permanent differences which have been recognized in the Company's tax provision, such as investment tax credits, statutory depletion allowed for income tax purposes and the utilization of Federal tax credits permitted for fuel produced from a non-conventional source.

     Reserve Quantity Information -- Reserve estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Reserve estimates, by their nature, are generally less precise than other financial statement disclosures.

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

     The following table sets forth information for the nine-month period ended March 31, 1997 and for the years ended June 30, 1996 and 1995 with respect to changes in the Company's proved reserves, all of which are in the United States. The Company has no significant undeveloped reserves.

                                                              NATURAL
                                                                GAS      CRUDE OIL
                                                              (MMCF)      (MBBLS)
                                                              -------    ---------
     PROVED RESERVES:
       June 30, 1994........................................  170,311      7,003
       Revisions of previous estimates......................  (23,726)      (429)
       Extensions and discoveries...........................    4,908        974
       Purchases of reserves in place.......................   29,309          7
       Production...........................................   (8,984)      (535)
                                                              -------     ------
       June 30, 1995........................................  171,818      7,020
       Revisions of previous estimates......................    3,693        170
       Purchases of reserves in place.......................    7,500
       Extensions and discoveries...........................    5,950
       Sales of reserves in place...........................  (19,700)
       Production...........................................   (9,812)      (522)
                                                              -------     ------
       June 30, 1996........................................  159,449      6,668
       Revision of previous estimates.......................   (3,146)      (268)
       Extensions and discoveries...........................   19,000        598
       Sales of reserves in place(1)........................   (3,614)    (5,181)
       Production...........................................   (7,115)      (426)
                                                              -------     ------
       March 31, 1997.......................................  164,574      1,391
                                                              =======     ======
     PROVED DEVELOPED:
       June 30, 1995........................................  167,428      6,886
                                                              =======     ======
       June 30, 1996........................................  153,232      6,668
                                                              =======     ======
       March 31, 1997.......................................  148,358      1,146
                                                              =======     ======

---------------

(1) Includes 1,084 MMcf of proved gas reserves and 1,554 MBbls of proved crude oil reserves otherwise retained as a result of the Company's 30% equity investment in LLC.

     Standardized Measure of Discounted Future Net Cash Flows -- Estimated discounted future net cash flows and changes therein were determined in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities." Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented.

     Future cash inflows are computed by applying period-end prices of oil and gas relating to the Company's proved reserves to the period-end quantities of those reserves. Future price changes are considered only to the extent provided by contractual arrangements, including futures contracts, in existence at period-end.

     The assumptions used to compute estimated future net revenues do not necessarily reflect the Company's expectations of actual revenues or costs, nor their present worth. In addition, variations from the expected production rates also could result directly or indirectly from factors outside of the

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

Company's control, such as unintentional delays in development, changes in prices or regulatory controls. The reserve valuation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized.

     Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of year, based on period-end costs and assuming continuation of existing economic conditions.

     Future income tax expenses are computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the Company's proved oil and gas reserves.

     An annual discount rate of 10% was used to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

     Information with respect to the Company's estimated discounted future cash flows from its oil and gas properties as of March 31, 1997, June 30, 1996 and June 30, 1995 is as follows (in thousands):

                                                 1997         1996         1995
                                               ---------    ---------    ---------
Future cash in flows.........................  $ 508,306    $ 500,839    $ 474,249
Future production costs and development
  costs......................................   (175,033)    (196,602)    (199,598)
Future income tax expense....................    (85,345)     (48,860)     (37,054)
                                               ---------    ---------    ---------
Future net cash flows before discount........    247,928      255,377      237,597
10% discount to present value................   (154,734)    (145,436)    (126,858)
                                               ---------    ---------    ---------
Standardized measure of discounted future net
  cash flows related to proved oil and gas
  reserves...................................  $  93,194    $ 109,941    $ 110,739
                                               =========    =========    =========

     The following amounts represent the Company's share of the reserve quantities and values of its equity investee Breitburn LLC at March 31, 1997. Costs incurred and results of operations are included in the previous tables.

                                                          GAS       OIL
                                                         (MMCF)    (MBBL)
                                                         ------    ------
Proved oil and gas reserve quantities..................   1,084     1,554
                                                         ======    ======
Standardized measure of discounted future net cash
  flows................................................                      $7,277
                                                                             ======

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

     Principal changes in the standardized measure of discounted future net cash flows for the nine-month period ended March 31, 1997 and for the years ended June 30, 1996 and 1995 are as follows (in thousands):

                                                    1997        1996        1995
                                                  --------    --------    --------
Standardized measure of discounted future net
  cash flows at beginning of period.............  $109,941    $110,739    $126,247
Sales of oil and gas produced, net of production
  costs.........................................   (15,333)    (16,528)    (16,242)
Net changes in prices and production costs......    22,099      21,717     (36,142)
Extensions, discoveries and other additions, net
  of future production and development costs....    17,160       3,944       6,466
Changes in estimated future development costs...   (14,953)     (9,071)     (6,007)
Development costs incurred......................     6,898       8,856       9,899
Revisions of previous quantity estimates........    (3,637)      3,120     (15,689)
Purchases of reserves in place..................         0       4,918      18,653
Sales of reserves in place......................   (24,256)    (12,919)          0
Accretion of discount...........................    10,994      11,074      12,625
Net change in income taxes......................   (13,398)     (4,852)     23,444
Changes in production rates and other...........    (2,321)    (11,057)    (12,515)
                                                  --------    --------    --------
Standardized measure of discounted future net
  cash flows at end of period...................  $ 93,194    $109,941    $110,739
                                                  ========    ========    ========

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Allegheny & Western Energy Corporation and Subsidiaries:

     We have audited the accompanying consolidated statement of income of Allegheny & Western Energy Corporation and Subsidiaries for the year ended June 30, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statement of income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statement of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of income presentation. We believe that our audit of the consolidated statement of income provides a reasonable basis for our opinion.

     In our opinion, such consolidated statement of income presents fairly, in all material respects, the consolidated results of operations of Allegheny & Western Energy Corporation and Subsidiaries for the year ended June 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Denver, Colorado
April 21, 1997

            ALLEGHENY & WESTERN ENERGY CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

REVENUES:
  Utility gas sales and transportation......................    $156,754
  Gas marketing and pipeline sales..........................      17,965
  Oil and gas sales.........................................       7,081
  Well operation and service revenues.......................       8,784
  Investment and other income...............................         623
                                                                --------
                                                                 191,207
COSTS AND EXPENSES:
  Utility gas purchased.....................................      95,999
  Gas marketing and pipeline................................      16,845
  Utility operations and maintenance........................      21,086
  Field operating expenses..................................      26,959
  General and administrative................................      15,830
  Depletion, depreciation and amortization..................       8,635
  Interest..................................................       4,453
                                                                --------
                                                                 189,807
                                                                --------
INCOME BEFORE INCOME TAXES..................................       1,400
INCOME TAX BENEFIT..........................................         900
                                                                --------
NET INCOME..................................................    $  2,300
                                                                ========
NET INCOME PER SHARE........................................    $   0.30
                                                                ========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING...............................................       7,786
                                                                ========

                 See notes to consolidated statement of income

            ALLEGHENY & WESTERN ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1995

1.  NATURE OF ORGANIZATION

     Allegheny & Western Energy Corporation (Allegheny or the Company) and its wholly-owned subsidiaries (collectively, "Mountaineer") are engaged in the exploration, production, distribution and marketing of natural gas. The exploration and production of natural gas is performed in the Appalachian Basin of West Virginia.

     Mountaineer Gas Company ("MGC") is a regulated gas distribution utility serving approximately 200,000 residential, commercial, industrial and wholesale customers in the State of West Virginia. During fiscal year 1993, MGC formed a wholly-owned subsidiary, Mountaineer Gas Services, Inc. ("MGS"), for the purpose of owning and operating the producing properties and transmission plant assets.

     The Company markets natural gas directly to industrial, commercial and municipal customers through its non-regulated subsidiary, G.A.S.

     Effective June 30, 1995, 100% of the common stock of Allegheny was acquired by Energy Corporation of America ("ECA").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies followed by the Company and its subsidiaries. The accounting principles are in accordance with generally accepted accounting principles.

     Principles of Consolidation -- The consolidated statement of income includes the accounts of Allegheny and its subsidiaries. All significant intercompany items have been eliminated except those relating to sales of natural gas to MGC by Allegheny and MGS. During 1995, MGC purchased $288,000 and $4,874,000 from Allegheny and MGS, respectively. Prices at which natural gas is sold by affiliates to MGC is regulated and approved by the West Virginia Public Service Commission ("WVPSC").

     Basis of Accounts -- MGC and MGS maintain their accounts in conformity with generally accepted accounting principles for regulated entities which is in accordance with the accounting requirements and ratemaking practices prescribed by the WVPSC.

     Revenue Recognition -- Oil and gas production, including royalties and overrides, is recognized as income as it is extracted and sold. Income from field services is recognized as the related services are performed.

     Utility revenues are based on amounts billed to customers on a cycle basis and estimated amounts for gas delivered but unbilled at the end of each accounting period. MGC is subject to a purchased gas adjustment clause and records gas cost as an expense as it is recovered through billings to customers.

     The differences between actual gas costs and those recovered are deferred. WVPSC regulations provide for annual proceedings concerning gas purchases and cost recovery.

     Revenues of G.A.S. are based on volumes delivered at the end of each month. Gas purchases are accrued at prices negotiated with vendors and matched with the corresponding gas sales.

     Property, Plant and Equipment -- Oil and gas properties are accounted for using the successful efforts method of accounting. Under this method, certain expenditures such as exploratory geological and geophysical costs, exploratory dry hole costs, delay rentals and other costs related to

            ALLEGHENY & WESTERN ENERGY CORPORATION AND SUBSIDIARIES exploration are recognized currently as expenses. All direct and certain indirect costs relating to property acquisition, successful exploratory wells, development costs, and support equipment and facilities are capitalized. The Company computes depletion, depreciation and amortization of capitalized oil and gas property costs on the units-of-production method using proved developed reserves. Direct production costs, production overhead and other costs are charged against income as incurred. Gains and losses on the sale of oil and gas property interests are generally included in operations.

     Other property, equipment, pipelines and buildings are stated at cost and are depreciated using straight-line and accelerated methods over estimated useful lives ranging from three to 30 years.

     The provision for depreciation of Mountaineer utility plant is based on a composite straight-line method. The average composite depreciation rate was 3.67% for 1995. Depreciation on a majority of transmission plant is computed on a straight-line basis over periods of five to 30 years. Mountaineer's property, plant and equipment includes overheads for payroll related costs, administrative and general expenses, as well as an allowance for funds used during construction ("AFUDC") of approximately $50,600 for the year ended June 30, 1995. AFUDC is an accounting procedure which capitalizes the cost of funds used to finance utility construction projects as part of utility plant on the balance sheet and crediting the cost as a non-cash item on the income statement. During the year ended June 30, 1995 this amount related to debt financing in accordance with WVPSC policies.

     Oil and gas lease acquisition costs are capitalized when incurred. Unproved properties are assessed on a property-by-property basis and any impairment in value is recognized. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and gas properties. Lease rentals are expensed as incurred.

     Repairs and maintenance costs are charged against income as incurred; significant renewals and betterments are capitalized. Gains and losses on dispositions of other property, equipment, pipelines and buildings are included in operations. Utility plant retirements are credited to property, plant and equipment at cost and charged to accumulated depreciation, net of cost of removal and salvage. No gain or loss is recognized on utility plant retirements.

     Income Taxes -- Deferred income taxes reflect the impact of "temporary differences" between assets and liabilities recognized for financial reporting purposes and such amounts as measured by tax laws. These temporary differences are determined in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting For Income Taxes."

     Operating Leases -- Mountaineer has noncancelable operating lease agreements for the rental of office space, computer and other equipment. Rental expense for operating leases was $638,283 for the year ended June 30, 1995.

     Earnings per Share of Common Stock -- Earnings per share of common stock is computed by dividing net income attributable to the shares of common stock by the weighted average number of common and common equivalent shares outstanding during the reporting period. The number of equivalent shares was computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with proceeds from the exercise of options (which were assumed to have been made at the average market price of the common shares during the reporting period). The computation of fully diluted earnings per share of common stock for the year ended June 30, 1995 was not dilutive; therefore, only primary earnings per share of common stock is presented.

     Use of Estimates -- The preparation of the consolidated statement of income in conformity with generally accepted accounting principles requires management to make estimates and assumptions

            ALLEGHENY & WESTERN ENERGY CORPORATION AND SUBSIDIARIES that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Allegheny's consolidated statement of income is based on a number of significant estimates including oil and gas reserve quantities which are the basis for the calculation of depreciation, depletion, amortization and impairment of oil and gas properties. Allegheny's reserve quantities are determined by petroleum engineers. Management emphasizes that reserve estimates are inherently imprecise.

3. INCOME TAXES

     A reconciliation of the provision for income taxes computed at the statutory rate to the benefit for income taxes as shown in the consolidated statement of income for the year ended June 30, 1995 is summarized below (in thousands):

Tax expense at the federal statutory rate...................  $ 476
State taxes, net of federal benefit.........................     46
Tax credits.................................................   (980)
Other, net..................................................   (442)
                                                              -----
Total benefit for income taxes..............................  $(900)
                                                              =====

4. PENSION PLAN

     MGC sponsors a Retirement Plan (the "Pension Plan") which covers substantially all qualified employees 21 years of age and over. Employees become fully vested upon completion of five years of credited service, as defined in the Pension Plan. Retirement income is based on credited years of service and the employees' level of compensation, as defined in the Pension Plan. The Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The determination of contributions is made in consultation with the Pension Plan's actuary and is based upon anticipated earnings of the Pension Plan, mortality and turnover experience, the funded status of the Pension Plan and anticipated future compensation levels. MGC's funding policy is to be in compliance with ERISA guidelines and to make annual contributions to the Pension Plan to assure that all employees' benefits will be fully provided for by the time they retire.

     Net pension cost for the year ended June 30, 1995, as determined by an independent actuary, included the following components (in thousands):

Service cost................................................  $   615
Interest cost...............................................    2,124
Actual return on plan assets................................   (2,633)
Net amortization and deferral...............................    1,223
                                                              -------
Net periodic pension cost...................................    1,329
Less amount capitalized as construction cost and charged to
  others....................................................     (255)
                                                              -------
Amount charged to expense...................................  $ 1,074
                                                              =======

5. POSTRETIREMENT MEDICAL AND LIFE INSURANCE BENEFITS

     MGC provides certain medical and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits if they choose to retire after reaching age 55 while working for MGC and are provided until age 65. Life insurance benefits of approximately two

            ALLEGHENY & WESTERN ENERGY CORPORATION AND SUBSIDIARIES times annual salary are provided while an employee is active and working at MGC. On the date of an employee's retirement and on the date the employee reaches age 70, life insurance benefits decrease to approximately 80% and 40% of annual salary, respectively. These benefits are provided to retirees who meet the service requirements of 10 continuous years of service prior to retirement at age 55 or 5 continuous years of service prior to retirement at age 65. The plan is unfunded.

     Net periodic postretirement benefit cost for the year ended June 30, 1995, as determined by an independent actuary, included the following components (in thousands):

     Service cost-benefits attributable to service during the
       period....................................................  $  333
     Amortization of the transition obligation...................     310
     Interest cost on the accumulated postretirement benefit
       obligation................................................     501
                                                                   ------
     Net periodic postretirement benefit cost....................   1,144
     Less amount capitalized as construction cost................    (184)
                                                                   ------
     Amount charged to expense...................................  $  960
                                                                   ======

     As part of a WVPSC rate order dated October 29, 1993, the WVPSC ruled that the permitted rate recovery mechanism for other post retirement benefits ("OPEB") will be a modified accrual method. The modified accrual method allows for the recovery of current services costs on an accrual basis and recovery of the transition obligation on a cash basis.

6. RELATED PARTY TRANSACTIONS

     The Company's field services revenue includes revenue from partnerships and joint ventures in which the Company is the general partner or operator. Certain officers and directors of the Company and their relatives and other related parties participate as limited partners in certain partnerships in which the Company is the general partner.

7. REGULATORY MATTERS

     In January 1995, MGC filed for a base rate increase with the WVPSC. In June 1995, the Company agreed to a Joint Stipulation and Agreement for Settlement (the "Agreement") with various parties, including the staff of WVPSC and the Consumer Advocate Division, regarding the base rate filing as well as the Company's upcoming PGA filing and a tariff filing concerning, inter alia, telemetering requirements for transportation customers. The Agreement allows for a $4 million increase in base rates, with the portion of the increase allocable to sales customers to be offset by the amortization of the PGA overrecovered balance existing as of October 31, 1995 over a three-year moratorium period beginning November 1, 1995.

            ALLEGHENY & WESTERN ENERGY CORPORATION AND SUBSIDIARIES

8. OIL AND GAS PRODUCING ACTIVITIES

     The results of oil and gas producing activities for 1995 are as follows:

     Revenue from sale of oil and gas:
       Sales to unaffiliated parties.............................  $   --
       Sales to affiliates.......................................   6,022
                                                                   ------
               Total.............................................   6,022
                                                                   ------
       Production costs..........................................   2,923
       Exploration costs.........................................     137
       Depletion, depreciation and amortization..................   1,823
       Income tax (benefit)......................................    (729)
                                                                   ------
     Results of operations.......................................  $1,868
                                                                   ======

ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                           By Mail or Hand Delivery:
                              The Bank of New York
                             Reorganization Section
                            101 Barclay Street -- 7E
                            New York, New York 10286
                            Attention: Walter Gitlin

                           By Facsimile Transmission:
                        (for Eligible Institutions only)
                                 (212) 571-3080
                            Attention: Walter Gitlin
                              Confirm by Telephone
                                 (212) 815-3687

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight delivery, or registered or certified mail.)
             ------------------------------------------------------
NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

$200,000,000

EXCHANGE OFFER

ENERGY CORPORATION OF
AMERICA

9 1/2% SENIOR SUBORDINATED NOTES
DUE 2007, SERIES A

                                   [ECA LOGO]

TABLE OF CONTENTS

Other Information......................  iii
Summary................................    1
Risk Factors...........................   14
The Exchange Offer.....................   24
Use of Proceeds........................   33
Capitalization.........................   34
Selected Consolidated Financial Data...   35
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   37
Business and Properties................   46
Management.............................   66
Principal Stockholders and Share
  Ownership of Management..............   73
Certain Relationships and Related
  Transactions.........................   74
Description of the Notes...............   76
Description of Other Indebtedness......  109
Book Entry; Delivery and Form..........  110
Plan of Distribution...................  113
Legal Matters..........................  113
Experts................................  113
Change of Accountants..................  114
Glossary...............................  115
Index to Consolidated Financial
  Statements...........................  F-1

                                August   , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The West Virginia Corporation Act (the "Act") provides that a corporation may indemnify any person who was or is a party or may be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for actions brought by or in the right of the corporation. The indemnity covers all expenses, including legal expenses, fines, judgments and amount paid in settlement actually and reasonably incurred. Such parties are only eligible if their actions were made in good faith, not in opposition to the corporation and without cause to believe any action was unlawful. This indemnity provision is limited to those persons that are or may be parties based on the fact that the person was or is a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another business entity.

     The Act also allows a corporation to indemnify any person who was or is threatened to be made party to any action or suit brought by or in the right of the corporation against all expenses, fines, judgments and payments made in settlement, including legal fees. The person must have acted in good faith with no reason to believe the actions taken were in opposition to the corporation. Indemnification is not permitted in situations where the party seeking the indemnity was adjudged liable for negligence or misconduct regarding tax matters.

     The Act also provides that corporations may purchase and maintain insurance to cover possible indemnities, regardless of whether the corporation is otherwise allowed to indemnify the party under its provisions.

     Article XI of the Company's Certificate of Incorporation provides that no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 9 of the Act or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following is a complete list of Exhibits filed as part of, or incorporated by reference into, this Amendment No. 2 to the Registration Statement (except as otherwise indicated, all exhibits have been previously filed):

        EXHIBIT                                  DESCRIPTION
         NUMBER                                   OF EXHIBIT
        -------                                  -----------
           3.1           -- Articles of Incorporation of Energy Corporation of
                            America.
           3.2           -- Bylaws of Energy Corporation of America.

           4.1           -- Credit Agreement among Energy Corporation of America,
                            General Electric Capital Corporation as Agent, and the
                            lenders named therein, dated as of May 20, 1997.
           4.2           -- Note Purchase Agreement between Mountaineer Gas Company and The John Hancock Mutual Life Insurance Company dated
                            as of October 12, 1995.
           4.3           -- Indenture, dated as of May 23, 1997, between Energy
                            Corporation of America and The Bank of New York, as
                            Trustee, with respect to the 9 1/2% Senior Subordinated
                            Notes Due 2007 (including form of 9 1/2% Senior
                            Subordinated Note Due 2007).
           4.4           -- Form of 9 1/2% Senior Subordinated Note due 2007, Series
                            A.

      EXHIBIT                                      DESCRIPTION
       NUMBER                                       OF EXHIBIT
-------------------- ------------------------------------------------------------------------

     Inc.5.1         -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
         5.2         -- Opinion of Goodwin & Goodwin LLP as to the legality of the securities being offered.
        10.1         -- Eastern American Energy Corporation Profit Sharing/Incentive Stock
                        Plan dated as of June 4, 1997.
        10.2         -- Buy-Sell Stock Option Agreement dated as of May 19, 1997 among Energy
                        Corporation of America, F.H. McCullough, II and Kathy L. McCullough.
        10.3         -- Buy-Sell Stock Option Agreement dated as of July 8, 1996 between
                        Energy Corporation of America and Kenneth W. Brill.
        10.4         -- Incentive Stock Option Agreement dated as of December 21, 1994 between Energy Corporation of America and Donald C. Supcoe.
        10.5         -- First Amendment to Incentive Stock Option Agreement dated as of
                        August 28, 1995 between Energy Corporation of America and Donald C.
                        Supcoe.
        10.6         -- Incentive Stock Option Agreement dated as of December 19, 1994 between Energy Corporation of America and Richard E. Heffelfinger.
        10.7         -- First Amendment to Incentive Stock Option Agreement dated as of
                        August 28, 1995 between Energy Corporation of America and Richard G.
                        Heffelfinger.
        10.8         -- Incentive Stock Option Agreement dated as of December 9, 1994 between
                        Energy Corporation of America and J. Michael Forbes.
        10.9         -- First Amendment to Incentive Stock Option Agreement dated as of
                        August 28, 1995 between Energy Corporation of America and J. Michael
                        Forbes.
        10.10        -- Gas Purchase Agreement dated as of August 29, 1995 among Eastern
                        American Energy Corporation, Eastern Pipeline Corporation and Hope
                        Gas, Inc.
        10.11        -- Gas Sale and Purchase Agreement dated as of March 27, 1991 between
                        Eastern American Energy Corporation and Seneca Power Partners, L.P.
        10.12        -- Gas Purchase Contract dated as of September 13, 1995 among Eastern
                        American Energy Corporation, Eastern Marketing Corporation and
                        Mountaineer Gas Company.
        10.13        -- Gas Purchase Contract dated as of January 1, 1993 between Eastern
                        American Energy Corporation and Eastern Marketing Corporation.
        10.14        -- FTSI Service Agreement No. 37994 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gulf Transmission Company.
        10.15        -- Service Agreement No. 42794 dated as of November 1, 1994 between
                        Mountaineer Gas Company and Columbia Gulf Transmission Company.
        10.16        -- SST Service Agreement No. 38087 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.17        -- FTS Service Agreement No. 38037 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.18        -- Supplement No. 1 to Transportation Service Agreement No. 38137 dated as of May 6, 1994 between Mountaineer Gas Company and Columbia Gas
                        Transmission Corporation.

      EXHIBIT                                      DESCRIPTION
       NUMBER                                       OF EXHIBIT
-------------------- ------------------------------------------------------------------------

        10.19        -- FSS Service Agreement No. 38077 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.20        -- NTS Service Agreement No. 39272 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.21        -- SIT Service Agreement No. 40251 dated as of December 13, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.22        -- FTS Service Agreement No. 38113 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.23        -- Supplement No. 1 to Transportation Service Agreement No. 38113 dated as of May 6, 1994 between Mountaineer Gas Company and Columbia Gas
                        Transmission Corporation.
        10.24        -- Gas Transportation Agreement dated as of October 1, 1994 between
                        Mountaineer Gas Company and Tennessee Gas Pipeline Company.
        10.25        -- Amendment No. 1 to Gas Transportation Agreement dated as of May 5,
                        1995 between Mountaineer Gas Company and Tennessee Gas Pipeline
                        Company.
        12.1         -- Computation of ratio of earnings to fixed charges.
        16.1         -- Letter from Coopers & Lybrand regarding change of accountants.
        21.1         -- Subsidiaries of Energy Corporation of America.
        23.1         -- Independent Auditors' Consent and Report on Schedules.
        23.2         -- Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).
        23.3         -- Consent of Ryder Scott Company
        23.4         -- Consent of Joseph J. Mendoza.
        24.1         -- Power of Attorney set forth on the signature page contained in Part
                        II of this Registration Statement.
        25.1         -- Statement of Eligibility and Qualification of Form T-1 of The Bank of
                        New York.
        27.1         -- Financial Data Schedule.
        99.1         -- Form of Letter of Transmittal.
        99.2         -- Form of Notice of Guaranteed Delivery.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 11th day of August, 1997.


                                        ENERGY CORPORATION OF AMERICA

                                        By:          /s/ JOHN MORK
                                           -------------------------------------
                                                         John Mork
                                            President, Chief Executive Officer
                                                        and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed on the 11th day of August, 1997, by the following persons in the capacities indicated.


                  SIGNATURE                                        TITLE
---------------------------------------------  ----------------------------------------------

              KENNETH W. BRILL*                Chairman of the Board of Directors
---------------------------------------------
              Kenneth W. Brill

                /s/ JOHN MORK                  President, Chief Executive Officer and
---------------------------------------------    Director (principal executive officer)
                  John Mork

             JOSEPH E. CASABONA*               Executive Vice President (principal accounting
---------------------------------------------    officer)
             Joseph E. Casabona

             J. MICHAEL FORBES*                Vice President and Treasurer
---------------------------------------------    (principal financial officer)
              J. Michael Forbes

          RICHARD E. HEFFELFINGER*             Director
---------------------------------------------
           Richard E. Heffelfinger

           F. H. MCCULLOUGH, III*              Director
---------------------------------------------
            F. H. McCullough III

               PETER H. COORS*                 Director
---------------------------------------------
               Peter H. Coors

                L.B. CURTIS*                   Director
---------------------------------------------
                 L.B. Curtis

               JOHN J. DORGAN*                 Director
---------------------------------------------
               John J. Dorgan

                 JULIE MORK*                   Director
---------------------------------------------
                 Julie Mork

           ARTHUR C. NIELSEN, JR.*             Director
---------------------------------------------
           Arthur C. Nielsen, Jr.

* By          /s/ JOHN MORK
---------------------------------------------
                  John Mork
            by Power of Attorney

                                                                      SCHEDULE I

                         ENERGY CORPORATION OF AMERICA
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                      CONDENSED BALANCE SHEET INFORMATION
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                              MARCH 31,    JUNE 30,
                                                                1997         1996
                                                              ---------    --------
CURRENT ASSETS:
  Cash......................................................   $   753     $ 3,454
  Accounts receivable, other................................       139         313
  Accounts receivable, affiliates...........................    13,219       8,709
  Other current assets......................................        46         207
                                                               -------     -------
          Total current assets..............................    14,157      12,683
PROPERTY, PLANT AND EQUIPMENT -- Net........................       210          99
INVESTMENT IN SUBSIDIARIES..................................    41,819      30,849
OTHER ASSETS................................................        69
                                                               -------     -------
          TOTAL.............................................   $56,255     $43,631
                                                               =======     =======
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................   $ 1,083     $   601
  Income taxes..............................................     4,080       2,198
                                                               -------     -------
          Total current liabilities.........................     5,163       2,799
LONG-TERM LIABILITIES.......................................     3,209       3,307
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY........................................    47,883      37,525
                                                               -------     -------
          TOTAL.............................................   $56,255     $43,631
                                                               =======     =======

                 See notes to condensed financial information.

                         ENERGY CORPORATION OF AMERICA
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                 CONDENSED STATEMENTS OF OPERATIONS INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                          NINE MONTHS
                                                             ENDED         YEAR ENDED JUNE 30,
                                                         --------------    --------------------
                                                         MARCH 31, 1997      1996        1995
                                                         --------------    --------    --------
COSTS AND EXPENSES:
  General and administrative...........................     $ 2,014         $ 2,352     $ 1,278
  Depreciation of property, plant and equipment........          29              24         107
                                                            -------         -------     -------
LOSS FROM OPERATIONS...................................      (2,043)         (2,376)     (1,385)
OTHER (INCOME) EXPENSE.................................        (914)          1,931        (794)
                                                            -------         -------     -------
LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF
  SUBSIDIARIES.........................................      (1,129)         (4,307)       (591)
BENEFIT FROM INCOME TAXES..............................        (316)         (1,142)       (356)
                                                            -------         -------     -------
LOSS BEFORE EQUITY IN EARNINGS OF SUBSIDIARIES.........        (813)         (3,165)       (235)
EQUITY IN EARNINGS OF SUBSIDIARIES.....................      13,048          10,985       1,420
                                                            -------         -------     -------
NET INCOME.............................................     $12,235         $ 7,820     $ 1,185
                                                            =======         =======     =======

                 See notes to condensed financial information.

                         ENERGY CORPORATION OF AMERICA
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                 CONDENSED STATEMENTS OF CASH FLOWS INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                            NINE MONTHS         YEAR ENDED
                                                               ENDED             JUNE 30,
                                                           --------------    -----------------
                                                           MARCH 31, 1997     1996       1995
                                                           --------------    -------    ------
CASH FLOWS FROM OPERATIONS:
  Net income.............................................     $ 12,235       $ 7,820    $1,185
  Adjustments to reconcile net income to cash provided by
     (used in) operations:
     Equity in undistributed earnings of subsidiaries....      (10,970)       (3,429)    1,558
     Depreciation........................................           29            24       107
     Changes in operating assets and liabilities.........       (1,811)       (5,824)    1,539
     Other...............................................          (45)          801     1,918
                                                              --------       -------    ------
     Net cash provided by (used in) operating
       activities........................................         (562)         (608)    6,307
                                                              --------       -------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property..............................         (140)         (113)      (65)
                                                              --------       -------    ------
     Net cash provided by investing activities...........         (140)         (113)      (65)
                                                              --------       -------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid.........................................         (506)       (1,457)     (457)
  Proceeds from exercise of stock options................                        128
  Repurchase of common stock.............................       (1,493)         (632)     (450)
                                                              --------       -------    ------
     Net cash used in financing activities...............       (1,999)       (1,961)     (907)
                                                              --------       -------    ------
INCREASE (DECREASE) IN CASH..............................       (2,701)       (2,682)    5,335
CASH AT BEGINNING OF PERIOD..............................        3,454         6,136       801
                                                              --------       -------    ------
CASH AT END OF PERIOD....................................     $    753       $ 3,454    $6,136
                                                              ========       =======    ======

                 See notes to condensed financial information.

                         ENERGY CORPORATION OF AMERICA
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                    NOTES TO CONDENSED FINANCIAL INFORMATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Investments in Subsidiaries -- The financial statements of Energy Corporation of America (The "Company") reflect investments in Eastern American Energy Corporation, Eastern Systems Corporation, Westech Energy Corporation, Westech Energy New Zealand, and Westside Acquisition Corporation ("the subsidiaries"), majority or wholly-owned subsidiaries, using the equity method.

     Income Taxes -- The benefit for income taxes is based on losses recognized for financial statement purposes determined on a separate company basis. Deferred income taxes are recognized for the tax effects of temporary differences between such losses and those recognized for income tax purposes. The Company files a consolidated U.S. income tax return with its subsidiaries.

2. CONSOLIDATED FINANCIAL STATEMENTS

     Reference is made to the Consolidated Financial Statements and related Notes of Energy Corporation of America and Subsidiaries enclosed elsewhere herein for additional information.

3. LONG-TERM DEBT

     Information concerning debt of the Company on a consolidated basis is disclosed in Note 5 of the Notes to the Consolidated Financial Statements of Energy Corporation of America and Subsidiaries included elsewhere herein. All maturities of long-term debt during the next five years were prepaid with proceeds from the Company's issuance of $200,000,000 million in 9 1/2% senior subordinated notes due 2007.

4. DIVIDENDS RECEIVED

     The Company has received cash dividends from its subsidiaries of $2,079,000 for the nine months ended March 31, 1997 and $7,556,000 and $2,978,000 for the years ended June 30, 1996 and 1995, respectively.

                                   * * * * *

                                                                     SCHEDULE II

                 ENERGY CORPORATION OF AMERICA AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND
                     THE YEARS ENDED JUNE 30, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                          FOR THE NINE        FOR THE YEAR
                                                          MONTH PERIOD       ENDED JUNE 30,
                                                         ENDED MARCH 31,    -----------------
                                                              1997           1996       1995
                                                         ---------------    -------    ------
Balance at beginning of period.........................      $ 1,744        $ 1,141    $  297
Charged to costs and expenses..........................        1,153          1,800
Charged to other accounts(1)...........................                                   844(2)
Deductions(3)..........................................       (1,529)        (1,197)
                                                             -------        -------    ------
Balance at end of period...............................      $ 1,368        $ 1,744    $1,141
                                                             =======        =======    ======

---------------

(1) Recoveries of accounts previously written off.

(2) Includes the beginning balance ($756) of the allowance for doubtful accounts of Mountaineer Gas Company acquired by ECA at 6/30/95.

(3) Accounts written off.

                               INDEX TO EXHIBITS


      EXHIBIT                                      DESCRIPTION
       NUMBER                                       OF EXHIBIT
-------------------- ------------------------------------------------------------------------
         3.1         -- Articles of Incorporation of Energy Corporation of America.
         3.2         -- Bylaws of Energy Corporation of America.
         4.1         -- Credit Agreement among Energy Corporation of America, General
                        Electric Capital Corporation as Agent, and the lenders named therein, dated as of May 20, 1997.
         4.2         -- Note Purchase Agreement between Mountaineer Gas Company and The John
                        Hancock Mutual Life Insurance Company dated as of October 12, 1995.
         4.3         -- Indenture, dated as of May 23, 1997, between Energy Corporation of
                        America and The Bank of New York, as Trustee, with respect to the
                        9 1/2% Senior Subordinated Notes Due 2007 (including form of 9 1/2%
                        Senior Subordinated Note Due 2007).
         4.4         -- Form of 9 1/2% Senior Subordinated Note due 2007, Series A.
         4.5         -- Registration Rights Agreement, dated as of May 20, 1997, among Energy
                        Corporation of America, as issuer, and Chase Securities Inc. and
                        Prudential Securities Inc.
         5.1         -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
         5.2         -- Opinion of Goodwin & Goodwin LLP as to the legality of the securities being registered.
        10.1         -- Eastern American Energy Corporation Profit Sharing/Incentive Stock
                        Plan dated as of June 4, 1997.
        10.2         -- Buy-Sell Stock Option Agreement dated as of May 19, 1997 among Energy
                        Corporation of America, F.H. McCullough, II and Kathy L. McCullough.
        10.3         -- Buy-Sell Stock Option Agreement dated as of July 8, 1996 between
                        Energy Corporation of America and Kenneth W. Brill.
        10.4         -- Incentive Stock Option Agreement dated as of December 21, 1994 between Energy Corporation of America and Donald C. Supcoe.
        10.5         -- First Amendment to Incentive Stock Option Agreement dated as of
                        August 28, 1995 between Energy Corporation of America and Donald C.
                        Supcoe.
        10.6         -- Incentive Stock Option Agreement dated as of December 19, 1994 between Energy Corporation of America and Richard E. Heffelfinger.
        10.7         -- First Amendment to Incentive Stock Option Agreement dated as of
                        August 28, 1995 between Energy Corporation of America and Richard G.
                        Heffelfinger.
        10.8         -- Incentive Stock Option Agreement dated as of December 9, 1994 between
                        Energy Corporation of America and J. Michael Forbes.
        10.9         -- First Amendment to Incentive Stock Option Agreement dated as of
                        August 28, 1995 between Energy Corporation of America and J. Michael
                        Forbes.
        10.10        -- Gas Purchase Agreement dated as of August 29, 1995 among Eastern
                        American Energy Corporation, Eastern Pipeline Corporation and Hope
                        Gas, Inc.
        10.11        -- Gas Sale and Purchase Agreement dated as of March 27, 1991 between
                        Eastern American Energy Corporation and Seneca Power Partners, L.P.
        10.12        -- Gas Purchase Contract dated as of September 13, 1995 among Eastern
                        American Energy Corporation, Eastern Marketing Corporation and
                        Mountaineer Gas Company.
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


      EXHIBIT                                      DESCRIPTION
       NUMBER                                       OF EXHIBIT
-------------------- ------------------------------------------------------------------------
        10.13        -- Gas Purchase Contract dated as of January 1, 1993 between Eastern
                        American Energy Corporation and Eastern Marketing Corporation.
        10.14        -- FTS1 Service Agreement No. 37994 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gulf Transmission Company.
        10.15        -- FTS2 Service Agreement No. 42794 dated as of November 1, 1994 between
                        Mountaineer Gas Company and Columbia Gulf Transmission Company.
        10.16        -- SST Service Agreement No. 38087 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.17        -- FTS Service Agreement No. 38137 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.18        -- Supplement No. 1 to Transportation Service Agreement No. 38137 dated as of May 6, 1994 between Mountaineer Gas Company and Columbia Gas
                        Transmission Corporation.
        10.19        -- FSS Service Agreement No. 38077 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.20        -- NTS Service Agreement No. 39272 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.21        -- SIT Service Agreement No. 40251 dated as of December 13, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.22        -- FTS Service Agreement No. 38113 dated as of November 1, 1993 between
                        Mountaineer Gas Company and Columbia Gas Transmission Corporation.
        10.23        -- Supplement No. 1 to Transportation Service Agreement No. 38113 dated as of May 6, 1994 between Mountaineer Gas Company and Columbia Gas
                        Transmission Corporation.
        10.24        -- Gas Transportation Agreement No. 8396 dated as of October 1, 1994 between Mountaineer Gas Company and Tennessee Gas Pipeline Company.
        10.25        -- Amendment No. 1 to Gas Transportation Agreement dated as of May 5,
                        1995 between Mountaineer Gas Company and Tennessee Gas Pipeline
                        Company.
        12.1         -- Computation of ratio of earnings to fixed charges.
        16.1         -- Letter from Coopers & Lybrand regarding change of accountants.
        21.1         -- Subsidiaries of Energy Corporation of America.
        23.1         -- Independent Auditors' Consent and Report on Schedules.
        23.2         -- Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).
        23.3         -- Consent of Ryder Scott Company
        23.4         -- Consent of Joseph J. Mendoza.
        24.1         -- Power of Attorney set forth on the signature page contained in Part
                        II of this Registration Statement.
        25.1         -- Statement of Eligibility and Qualification of Form T-1 of The Bank of
                        New York.
        27.1         -- Financial Data Schedule.
        99.1         -- Form of Letter of Transmittal.
        99.2         -- Form of Notice of Guaranteed Delivery.